Exhibit 10.31

EXECUTION COPY

Second Amended and Restated Credit Agreement

Dated as of December 30, 2011

MRC ENERGY COMPANY,

As Borrower,

The Lending Entities From Time to Time Parties Hereto,

as Lenders,

and

Comerica Bank,

As Administrative Agent and Lead Arranger

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(Continued)

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(Continued)

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EXHIBITS

A	Form of Request for Revolving Credit Advance
B	Form of Revolving Credit Note
C	Form of Swing Line Note
D	Form of Request for Swing Line Advance
E	Form of Notice of Letters of Credit
F	Form of Assignment Agreement
G	Form of Guaranty
H	Form of Compliance Certificate

SCHEDULES

1.1	Applicable Margin Grid
1.2	Percentages and Allocations
1.4	Existing Letters of Credit
1.5	Existing Mortgages
5.1(b)(iii)	Qualification Jurisdictions
6.3	Good Title; Leases; Assets; No Liens
6.4	Taxes
6.9	Litigation
6.12	ERISA
6.14	Environmental and Safety Matters
6.15	Subsidiaries
6.16	Capital Structure
6.21	Gas Balancing Agreements and Advance Payment Contracts
6.22	Commodity Hedging Agreements
6.23	Compliance Information
7.17(d)	ORCA Properties
8.1	Existing Debt
8.2	Existing Liens
8.6	Existing Investments
8.7	Transactions with Affiliates
13.6	Notices

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SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This Second Amended and Restated Revolving Credit Agreement (“Agreement”) is made as of December 30, 2011, by and among the lending entities from time to time party hereto (individually a “Lender,” and collectively “Lenders”), Comerica Bank, as administrative agent for Lenders (in such capacity, “Administrative Agent”), Arranger, Syndication Administrative Agent and Documentation Administrative Agent, and MRC Energy Company, formerly known as Matador Resources Company (“Borrower”).

RECITALS

A. Borrower, the Administrative Agent and the lenders party thereto executed that certain Credit Agreement dated as of March 20, 2008, as amended and restated by that certain Amended and Restated Credit Agreement dated as of May 19, 2011 (as has been amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), whereby the lenders thereto made certain loans to and extensions of credit on behalf of the Borrower.

B. Pursuant to Section 12(h) of the Existing Credit Agreement, the Borrower was permitted to reorganize into a holding company structure by merging with and into a wholly-owned Subsidiary of the Borrower (the “Borrower Reorganization”). To effectuate the Borrower Reorganization, the Borrower (then named Matador Resources Company) formed a wholly-owned Subsidiary named Matador Holdco, Inc. and a wholly-owned Subsidiary of Matador Holdco, Inc. named Matador Merger Co. On or about August 9, 2011, the Borrower merged with Matador Merger Co. with the Borrower being the surviving entity and becoming the wholly-owned Subsidiary of Matador Holdco, Inc. which changed its name to Matador Resources Company.

C. The Borrower has requested that the Lenders amend and restate the Existing Credit Agreement and provide certain loans to and extensions of credit on behalf of the Borrower, and the Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

D. This Agreement is an amendment and restatement of, and is made in extension and renewal, and not in extinguishment or novation, of the outstanding indebtedness under the Existing Credit Agreement, it being acknowledged and agreed by the Borrower that the Indebtedness under this Agreement constitutes an extension, renewal, increase and ratification of the outstanding indebtedness under the Existing Credit Agreement.

NOW THEREFORE, in consideration of the covenants contained herein, Borrower, Lenders, and Administrative Agent agree as follows:

ARTICLE 1. DEFINITIONS.

1.1	Certain Defined Terms. For the purposes of this Agreement the following terms will have the following meanings:

“Administrative Agent” has the meaning set forth in the preamble, and includes any Successor Administrative Agent appointed in accordance with Section 12.4.

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“Administrative Agent’s Correspondent” means for Eurodollar-based Advances, Administrative Agent’s Grand Cayman Branch (or for the account of said branch office, at Administrative Agent’s main office in Detroit, Michigan, United States).

“Advance(s)” means, as the context may indicate, a borrowing requested by Borrower, and made by the Revolving Credit Lenders under Section 2.1 or the Swing Line Lender under Section 2.5, including without limitation any readvance, continuation, refunding or conversion of such borrowing pursuant to Sections 2.3 or 2.5, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(c), and shall include, as applicable, a Eurodollar-based Advance, a Base Rate Advance and a Quoted Rate Advance.

“Advance Payment Contract” means any contract whereby any Credit Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Oil and Gas Properties owned by any Credit Party and which Advance Payment is paid or to be paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard “take or pay” provision in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affected Lender” shall have the meaning set forth in Section 13.11(a).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 30% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Credit Exposure” means, as of any date of determination, the sum of the Credit Exposure of all of the Lenders as of such date.

“Applicable Fee Percentage” means, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in the Applicable Margin Grid attached to this Agreement as Schedule 1.1.

“Applicable Interest Rate” means, (i) with respect to each Revolving Credit Advance, the Eurodollar-based Rate or the Base Rate, and (ii) with respect to each Swing Line Advance, the Base Rate or, if made available to Borrower by the Swing Line Lender at its option, the Quoted Rate, in each case as selected by Borrower from time to time subject to the terms and conditions of this Agreement.

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“Applicable Margin” means, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Applicable Margin Grid, such Applicable Margin to be adjusted solely as specified in Section 11.8.

“Applicable Margin Grid” means that certain pricing grid attached to this Agreement as Schedule 1.1.

“ASC 815” means the Accounting Standards Codification No. 815 (Derivatives and Hedging), as issued by the Financial Accounting Standards Board.

“Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit F hereto.

“Bankruptcy Code” means Title 11 of the United States Code and the rules promulgated thereunder.

“Base Rate” means for any day, that rate of interest which is equal to the sum of the Applicable Margin plus the greatest of (a) the Prime Rate for such day, (b) the Federal Funds Effective Rate in effect on such day, plus one percent (1.0%) and (c) the Daily Adjusting LIBOR Rate plus one percent (1.0%); provided, however, for purposes of determining the Base Rate during any period that the LIBOR Rate is unavailable as determined under Sections 11.3 or 11.4, the Base Rate shall be determined using, for clause (c) hereof, the Daily Adjusting LIBOR Rate in effect on the Business Day immediately prior to the LIBOR Rate becoming unavailable pursuant to Sections 11.3 or 11.4.

“Base Rate Advances” means Advances the rate of interest applicable to which is based upon the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Materials” has the meaning set forth in the last paragraph of Section 7.1.

“Borrowing Base” has the meaning specified in Section 4.1.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which the Aggregate Credit Exposure on such date exceeds the Borrowing Base in effect on such date; provided, that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, Letter of Credit Obligations will not be deemed to be outstanding to the extent such obligations are secured by cash in the manner contemplated by this Agreement or any other Loan Document.

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“Borrowing Base Equalization Date” means the earliest of (a) December 31, 2012, (b) the second Business Day immediately following the date of receipt by Parent of Net Cash Proceeds from the closing of the IPO, or (c) the date on which the Borrowing Base is equal to the Conforming Borrowing Base and the Borrower voluntarily informs the Administrative Agent in writing that the Conforming Borrowing Base and the Borrowing Base are and will be the same.

“Borrowing Base Properties” means, at any time, all Oil and Gas Properties of Borrower and the Restricted Subsidiaries evaluated by the Lenders for purposes of establishing the Borrowing Base. Borrowing Base Properties do not include any Oil and Gas Properties owned by a Foreign Subsidiary.

“Borrowing Base Utilization” means, as of any date of determination, the quotient, expressed as a percentage, of (a) the Aggregate Credit Exposure as of such date, divided by (b) the Borrowing Base in effect on such date.

“Business Day” means any day other than a Saturday or a Sunday or other day on which commercial banks in Detroit, Michigan or New York, New York are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar-based Advances, such day is also a day for trading by and between banks in Dollar deposits in the Interbank Eurodollar Market.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A 1 by S&P or P 1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in

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assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a 7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events whereby any of the following occurs:

(a) the Parent controls, directly or indirectly, less than 100% on a fully diluted basis of the aggregate issued and outstanding voting stock (or comparable voting interests) of Borrower, or

(b) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of a majority or more of each class of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided, however, such “group” shall not consist of any existing “group” of shareholders (or the members thereof) that may be deemed to beneficially own more than a majority of any class of voting equity securities of the Parent pursuant to existing voting agreements or otherwise, or

(c) Parent shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of the Borrower (determined on a fully diluted basis).

“CIP Regulations” has the meaning ascribed to such term in Section 12.15.

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“Collateral” means all property of the Credit Parties, now owned or hereafter acquired, upon which a Lien is created by any Collateral Document to secure the Indebtedness, including, without limitation, (a) all Mortgaged Properties, (b) 100% of the Equity Interests of each Restricted Subsidiary that is a Domestic Subsidiary, (c) 65% of the Equity Interests of each Restricted Subsidiary that is a Foreign Subsidiary, and (d) all other tangible and intangible personal property now owned or hereafter acquired by the Credit Parties that is located on, or relates to, any of the Mortgaged Properties including accounts, notes, contracts receivable, inventory, machinery, equipment, general intangibles, provided, however, that notwithstanding the foregoing, the Collateral shall not include any Excluded Assets.

“Collateral Documents” means the Pledge Agreements, the Mortgages and all other security documents and pledge documents (and any joinders thereto) executed by any Credit Party in favor of Administrative Agent on behalf of the Secured Parties.

“Comerica Bank” means Comerica Bank, and its successors or assigns in accordance with the terms of this Agreement.

“Commitments” means the Revolving Credit Aggregate Commitment.

“Commodity Hedging Agreement” means any commodity hedging or purchase agreement or similar arrangement entered into with the intent of protecting against fluctuations in commodity prices or the exchange of notional commodity obligations, either generally or under specific contingencies, including, without limitation, commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities.

“Compliance Certificate” means a certificate substantially in the form of Exhibit H, or in such other form acceptable to the Administrative Agent.

“Conforming Borrowing Base” means, at any time prior to the Borrowing Base Equalization Date, an amount equal to the amount determined in accordance with Section 4.1, as the “Conforming Borrowing Base”, as the same may be redetermined, adjusted or reduced from time to time pursuant to Section 4.2 or Section 4.4.

“Consolidated” (or “consolidated”) means, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP, applied on a consistent basis.

“Consolidated Current Assets” means, as of any date of determination, the total current assets of Parent and its Subsidiaries determined in accordance with GAAP (except as provided herein with respect to ASC 815 and any subsequent amendments thereto, on the date of any determination thereof, plus the Unused Revolving Credit Availability on such date (after giving effect to all borrowings and repayments on such date). For purposes of this definition, “Consolidated Current Assets” shall not include any non-cash items resulting from the application of ASC 815 or the fair value of any Commodity Hedging Agreement or any non-hedge derivative contract (whether deemed effective or non-effective).

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“Consolidated Current Liabilities” means, as of any date of determination, the total current liabilities of Parent and its Subsidiaries determined in accordance with GAAP (except as provided herein with respect to ASC 815), at the time of any determination thereof, less current maturities under this Agreement at such time. For purposes of this definition, “Consolidated Current Liabilities” shall not include any non-cash items resulting from the requirements of ASC 815 or the fair value of any Commodity Hedging Agreement or any non-hedge derivative contract (whether deemed effective or non-effective), or any liability resulting from the accounting for stock option expense.

“Consolidated EBITDA” means for any Test Period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, taxes, depreciation, depletion, amortization, and accretion of asset retirement obligations. The term “Consolidated EBITDA” shall exclude (a) any non-cash revenue or expense associated with hedging contracts resulting from ASC 815 and (b) any non-cash income, gain, loss or expense arising from the issuance of stock options or restricted stock, to the extent such items are included in Consolidated Net Income.

“Consolidated Net Income” means with respect to Parent and its Subsidiaries, for any period, the aggregate of the net income (or loss) of Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which Parent or any Subsidiary has an interest which interest does not cause the net income of such other Person to be consolidated with the net income of Parent and its Subsidiaries in accordance with GAAP, except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to Parent or to a Subsidiary, as the case may be; (b) any extraordinary gains or losses, including gains or losses attributable to property sales not in the ordinary course of business; and (c) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or write downs of assets

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Exposure” means, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Advances held by such Lender then outstanding, (b) such Lender’s Revolving Credit Percentage of the Letter of Credit Obligations then outstanding and (c) such Lender’s Revolving Credit Percentage of the aggregate principal amount of Swing Line Advances then outstanding.

“Credit Parties” means Borrower and its Restricted Subsidiaries, and “Credit Party” means any one of them, as the context indicates or otherwise requires.

“Current Ratio” means, as of any date of determination, the ratio of (a) Consolidated Current Assets as of such date to (b) Consolidated Current Liabilities as of such date.

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“Daily Adjusting LIBOR Rate” means for any day a per annum interest rate which is equal to the quotient of the following:

(a) the LIBOR Rate;

divided by

(b) a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate on such date at which Administrative Agent is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Administrative Agent is required to maintain reserves against a category of liabilities which includes Eurodollar deposits or includes a category of assets which includes Eurodollar loans, the rate at which such reserves are required to be maintained on such category;

such sum to be rounded upward, if necessary, in the discretion of Administrative Agent, to the seventh decimal place.

“Debt” means, for any Person the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, but excluding interest, fees and charges); (b) all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services (other than for borrowed money and other than accounts payable (for the deferred purchase price of property or services) from time to time incurred in the ordinary course of business which, if greater than ninety (90) days past the invoice or billing date, are being contested in good faith by appropriate proceedings if reserves adequate under GAAP shall have been established therefor); (d) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise including principal but excluding interest, fees and charges); (e) all obligations under operating leases which require such Person or its Affiliate to make payments over the term of such lease, including payments at termination, based on the purchase price or appraisal value of the property subject to such lease plus a marginal interest rate, and used primarily as a financing vehicle for, or to monetize, such property; (f) all Debt (as described in the other clauses of this definition) of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as described in the other clauses of this definition) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or obligations of others; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or property of others; (i) all obligations to deliver or sell Hydrocarbons in consideration of advance payments, as disclosed by Section 7.15(c); (j) any Disqualified Equity Interests; and (k) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; provided, however, the items described in clauses (b), (c), (d), (e), (f), (g), (h), (i), (j) and (k) shall only constitute part of Debt if and to the extent the aggregate amount of obligations described in such clauses exceeds $1,000,000.

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“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event that with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

“Defaulting Lender” means a Lender that, as determined by Administrative Agent (with notice to Borrower of such determination), (a) has failed to perform any of its funding obligations hereunder, including, without limitation, in respect of its Revolving Credit Percentage of any Advances or participations in Letters of Credit or Swing Line Advances, within one Business Day of the date required to be funded by it hereunder, (b) has notified Borrower, Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within one Business Day after request by Administrative Agent, to confirm in a manner satisfactory to Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or other governmental or regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority unless deemed so by Administrative Agent in its sole discretion.

“Deficiency Payment Commencement Date” has the meaning specified in Section 4.6.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Determination Date” has the meaning specified in Section 4.2.

“Disposition” or “Dispose” means the sale, transfer, license, lease, exchange or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for an Equity Interest which would not otherwise be a Disqualified Equity Interest), pursuant to a sinking fund obligation, other provision for payment or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for an Equity Interest

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which would not otherwise be a Disqualified Equity Interest), in whole or in part, (iii) provides for any scheduled payments or dividends to be made in cash, or (iv) is or becomes convertible into, or exchangeable for, Debt or any other Equity Interest that would constitute a Disqualified Equity Interest under any other provision of this definition, in each case, prior to the date that is 91 days after the Revolving Credit Maturity Date at the time of issuance, except, in the case of clauses (i) and (ii), if as a result of a change of control event or asset sale or other Disposition or casualty event, so long as any rights of the holders thereof to require the redemption thereof upon the occurrence of such a change of control event or asset sale or other Disposition or casualty event are subject to the prior payment in full of the Indebtedness (other than Lender Hedging Obligations); provided that if such Equity Interest is issued pursuant to a plan for the benefit of employees of Parent, Borrower or any of their respective Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Parent, Borrower or the Restricted Subsidiaries.

“Distribution” has the meaning specified in Section 8.5.

“Dollars” and the sign “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Borrower organized under the laws of any jurisdiction within the United States of America.

“Effective Date” means the date on which all the conditions precedent set forth in Sections 5.1 and 5.2 (with respect to the initial Advance) have been satisfied.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; or (c) any other Person (other than a natural person) approved by the (i) Administrative Agent (and in the case of an assignment of a commitment under the Revolving Credit, Issuing Lender and Swing Line Lender), and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that (x) notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower, or any of Borrower’s Affiliates or Subsidiaries; (y) no assignment shall be made to a Defaulting Lender (or any Person who would be a Defaulting Lender if such Person was a Lender hereunder) without the prior written consent of Administrative Agent and Borrower, and in the case of an assignment of a commitment under the Revolving Credit, Issuing Lender and the Swing Line Lender; and (z) any assignment to a hedge fund, loan fund, investment fund, trust or other similar investment vehicle or entity shall require the prior written approval of Borrower.

“Equity Interest” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or

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limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

“E-System” means any electronic system and any other Internet or extranet-based site, whether such electronic system is owned, operated, hosted or utilized by Administrative Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Eurodollar-based Advance” means any Advance which bears interest at the Eurodollar-based Rate.

“Eurodollar-based Rate” means a per annum interest rate which is equal to the sum of the Applicable Margin, plus the quotient of:

(i) the LIBOR Rate, divided by

(ii) a percentage equal to 100% minus the maximum rate on such date at which Administrative Agent is required to maintain reserves on ‘Eurocurrency Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Administrative Agent is required to maintain reserves against a category of liabilities which includes Eurocurrency deposits or includes a category of assets which includes Eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, in the discretion of Administrative Agent, to the seventh decimal place.

“Eurodollar-Interest Period” means, for any Eurodollar-based Advance, an Interest Period of one, two, three or six months (or any shorter or longer periods agreed to in advance by Borrower, Administrative Agent and Revolving Credit Lenders) as selected by Borrower, for such Eurodollar-based Advance pursuant to Section 2.3.

“Eurodollar Lending Office” means, (a) with respect to Administrative Agent, Administrative Agent’s office located at its Grand Caymans Branch or such other branch of Administrative Agent, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by written notice to Borrower and Lenders and (b) as to each of Lenders, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurodollar Lending Office), or at such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurodollar Lending Office by written notice to Borrower and Administrative Agent.

Second Amended and Restated Credit Agreement

“Event of Default” means each of the Events of Default specified in Section 9.1 hereof.

“Excluded Assets” means the collective reference to:

(a) any interest in leased real property that is not an Oil and Gas Property (including, without limitation, any leasehold interests in real property) (except to the extent a security interest in any such interest can be perfected solely by filing a UCC financing statement);

(b) any fee interest in real property that is not an Oil and Gas Property;

(c) any licenses, franchises, charters and authorizations of a Governmental Authority to the extent a security interest therein under the Loan Documents is prohibited or would require the consent, license or approval of any Governmental Authority (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code or other applicable law);

(d) any asset if the granting of a security interest under the Loan Documents in such asset would be prohibited by any Requirement of Law;

(e) any lease, license or other agreement to the extent that a grant of a security interest therein under the Loan Documents would violate, create a default under or invalidate such lease, license or agreement;

(f) any Equity Interests issued by, or assets of, any Unrestricted Subsidiary;

(g) any Equity Interests issued by Borrower;

(h) any assets subject to a Lien permitted by Section 8.2(b); and

(i) any motor vehicles and any other assets subject to a certificate of title (other than proceeds thereof), to the extent a security interest on such motor vehicles or other assets cannot be perfected solely by filing a UCC financing statement;

provided that (A) in the case of clause (e) above, such exclusion shall not apply (i) to the extent the prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code or other applicable law or (ii) to proceeds of the assets referred to in such clause, the assignment of which is expressly deemed effective under Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code or other applicable law and (B) assets described above shall no longer be “Excluded Assets” upon termination of the applicable prohibition or restriction described above that caused such assets to be treated as “Excluded Assets”.

“Excluded Hedges” means, collectively, Commodity Hedging Agreements that (a) are basis differential only swaps for volumes of natural gas included under other Commodity Hedging Agreements permitted by Section 8.11 or (b) are a hedge of volumes of crude oil or natural gas by means of a price “floor” for which there exists no deferred obligation to pay the related premium or other purchase price or the only deferred obligation is to either pay the premium or other purchase price on each settlement date, or pay the financing for such premium or other purchase price.

Second Amended and Restated Credit Agreement

“Existing Commodity Hedging Agreements” means any Commodity Hedging Agreements entered into between Parent or any Credit Party and any Lender or Affiliate of a Lender prior to the Effective Date and in effect on the Effective Date.

“Existing Letters of Credit” means the letters of credit issued under the Existing Credit Agreement and set forth on the attached Schedule 1.4.

“Existing Mortgages” means the Mortgages listed on Schedule 1.5 hereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version that is substantively comparable) and any current or future regulations or official interpretations thereof.

“Facility Fee” means the fee payable to Administrative Agent for distribution to the Revolving Credit Lenders in accordance with Section 2.9.

“Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent, all as conclusively determined by Administrative Agent, such sum to be rounded upward, if necessary, in the discretion of Administrative Agent, to the nearest whole multiple of 1/100th of 1%.

“Fee Letter” means the fee letter by and between Borrower and Comerica Bank executed on or about November 23, 2011, relating to the Indebtedness hereunder, as amended, restated, replaced or otherwise modified from time to time.

“Fees” means the Facility Fee, the Letter of Credit Fees and the other fees and charges (including any agency fees) payable by Borrower to Lenders, Issuing Lender or Administrative Agent hereunder or under the Fee Letter.

“Fiscal Quarter” means any of the four quarters of any Fiscal Year.

“Fiscal Year” means the twelve-month period ending on each December 31.

“Foreign Subsidiary” means any Subsidiary, other than a Domestic Subsidiary, and “Foreign Subsidiaries” means any or all of them.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

Second Amended and Restated Credit Agreement

“Fronting Exposure” means, at any time there is an Defaulting Lender, (a) with respect to Issuing Lender, such Defaulting Lender’s Revolving Credit Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Revolving Credit Percentage of outstanding Swing Line Advances made by the Swing Line Lender.

“GAAP” means, generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereof so as to properly reflect the financial conditions, and the results of operations and changes in financial position, of the Parent and the Borrower, except that any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee or such Boards) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Gas Balancing Agreement” means any agreement or arrangement whereby any Credit Party, or any other party having an interest in any Hydrocarbons to be produced from Oil and Gas Properties in which any Credit Party owns an interest, has a right to take more than its proportionate share of production therefrom.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including without limitation any supranational bodies such as the European Union or the European Central Bank).

“Guarantor(s)” means the Parent and each Restricted Subsidiary of Borrower.

“Guaranty” means, collectively, the Amended, Restated and Consolidated Unconditional Guaranty to be executed and delivered by the Guarantors on the Effective Date in the form attached hereto as Exhibit G and those guaranty agreements executed and delivered from time to time after the Effective Date pursuant to the terms hereof or any of the other Loan Documents (and “Guaranty” will include all joinders to the Guaranty).

“Hazardous Material” means any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.

“Hazardous Material Laws” means all laws, codes, ordinances, rules, regulations and other governmental restrictions and requirements issued by any federal, state, local or other Governmental Authority or quasi-Governmental Authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by any Credit Party, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called

Second Amended and Restated Credit Agreement

“superfund” or “superlien” law; and any other United States federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous Hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Title Deficiencies” means, with respect to Hydrocarbon Interests, defects or clouds on title, discrepancies in reported net revenue or working interest ownership interests and other defects, discrepancies, Liens and similar matters which do not, individually or in the aggregate, affect Oil and Gas Properties with a value greater than five percent (5%) of the value of all such properties included in the Borrowing Base.

“Increased Costs” has the meaning ascribed to such term in Section 11.6.

“Indebtedness” means (a) all indebtedness, obligations and liabilities of every nature, contingent or otherwise, of the Borrower or any Guarantor to any of the Lenders, any of the Lenders’ Affiliates, the Administrative Agent, or the Issuing Lender, individually or collectively, under any Loan Document, whether for principal, interest, reimbursement of amounts drawn under any Letter of Credit, funding indemnification amounts, fees, expenses, indemnification or otherwise, (b) Lender Hedging Obligations, and (c) Lender Product Obligations, in each case whether existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, including interest accruing subsequent to the filing of a petition or other action concerning bankruptcy or other similar proceedings, and all renewals, extensions, refinancings and replacements for the foregoing.

“Information” has the meaning specified in Section 13.10.

“Interest Period” means (a) with respect to a Eurodollar-based Advance, a Eurodollar-Interest Period, commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 2.3, and (b) with respect to a Swing Line Advance carried at the Quoted Rate, an interest period of 30 days (or any lesser number of days agreed to in advance by Borrower, Administrative Agent and the Swing Line Lender); provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a Eurodollar-based Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period in respect of a Eurodollar-based Advance begins on a day

Second Amended and Restated Credit Agreement

which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect Borrower or any of its Restricted Subsidiaries against fluctuations in interest rates.

“Internal Revenue Code” means the Internal Revenue Code of 1986 of the United States of America, as amended from time to time, and the regulations promulgated thereunder.

“Investment” has the meaning specified in Section 8.6.

“IPO” means the first underwritten public offering by Parent of its Equity Interests after the Effective Date pursuant to a registration statement that has been declared effective by the United States Securities and Exchange Commission.

“Issuing Lender” means Comerica Bank in its capacity as issuer of one or more Letters of Credit hereunder, or its successor designated by Borrower and the Revolving Credit Lenders.

“Issuing Office” means such office as Issuing Lender shall designate as its Issuing Office.

“L/C Indemnified Amounts” has the meaning ascribed to such term in Section 3.9.

“L/C Indemnified Person” has the meaning ascribed to such term in Section 3.9.

“Lender Counterparty” means any Lender or any Affiliate of a Lender counterparty to a Commodity Hedging Agreement or Interest Rate Agreement with the Parent or any Credit Party.

“Lender Hedging Obligations” means all obligations arising from time to time under Commodity Hedging Agreements and Interest Rate Agreements permitted hereunder and entered into from time to time between any Credit Party or Parent, on the one hand and a Lender Counterparty on the other hand (including any such obligations under any Existing Commodity Hedging Agreements); provided, however, that if a Lender Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, then all Commodity Hedging Agreements and Interest Rate Agreements between a Credit Party or Parent and such Lender Counterparty shall not constitute Lender Hedging Obligations and shall not be secured by the Collateral Documents or guaranteed pursuant to the Guaranty.

“Lender Product Obligations” means all obligations arising from time to time under Lender Products (including any such obligations existing on the Effective Date); provided, however, that if a Lender or an Affiliate of a Lender ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, then all Lender Products between a Credit Party or Parent and such Lender or Affiliate of a Lender shall not constitute Lender Product Obligations and shall not be secured by the Collateral Documents or guaranteed pursuant to the Guaranty.

Second Amended and Restated Credit Agreement

“Lender Products” means any one or more of the following types of services or facilities extended to the Parent or Credit Parties by any Lender or Affiliate of a Lender: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.

“Lenders” shall have the meaning set forth in the preamble, and shall include the Revolving Credit Lenders, the Swing Line Lender and any Eligible Assignee which becomes a Lender pursuant to Section 13.7.

“Letter of Credit Agreement” means, collectively, the letter of credit application and related documentation executed and/or delivered by Borrower in respect of each Letter of Credit, in each case reasonably satisfactory to Issuing Lender.

“Letter of Credit Documents” shall have the meaning ascribed to such term in Section 3.7(a).

“Letter of Credit Fees” means the fees payable in connection with Letters of Credit pursuant to Section 3.4(a) and (b).

“Letter of Credit Maximum Amount” means, on any date of determination, the greater of (a) 10% of the Conforming Borrowing Base on such date (or, if the Borrowing Base Equalization Date has occurred, 10% of the Borrowing Base on such date) or (b) Ten Million Dollars ($10,000,000).

“Letter of Credit Obligations” means at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, and (b) the aggregate amount of Reimbursement Obligations which remain unpaid as of such date.

“Letter of Credit Payment” means any amount paid or required to be paid by Issuing Lender in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

“Letter of Credit” means each Existing Letter of Credit and each standby letter of credit issued by Issuing Lender at the request of or for the account of Borrower pursuant to Article 3.

“LIBOR Rate” means,

(i) with respect the principal amount of any Eurodollar-based Advance outstanding hereunder, the per annum rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to the relevant Eurodollar-Interest Period, commencing on the first day of such Eurodollar-Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Eurodollar-Interest Period. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying LIBOR rates as may

Second Amended and Restated Credit Agreement

be agreed upon by Administrative Agent and Borrower, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average (rounded upward, if necessary, to the nearest 1/100% of the rate at which Administrative Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Eurodollar-Interest Period in the interbank LIBOR market in an amount comparable to the principal amount of the relevant Eurodollar-based Advance which is to bear interest at such Eurodollar-based Rate and for a period equal to the relevant Eurodollar-Interest Period; and

(ii) for purposes of determining the Daily Adjusting LIBOR Rate in connection with a Base Rate Advance, the per annum rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying Eurodollar rates as may be agreed upon by Administrative Agent and Borrower, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average of the rate at which Administrative Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day in the interbank Eurodollar market in an amount comparable to the principal amount of the Indebtedness hereunder which is to bear interest at such “LIBOR Rate” and for a period equal to one (1) month.

“Lien” means any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.

“Loan Documents” means, collectively, this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Guaranty, the Collateral Documents, and any other agreements, instruments and documents executed by the Parent or a Credit Party pursuant to this Agreement, but excluding Commodity Hedge Agreements, Interest Protection Agreements and Lender Products documents.

“Majority Lenders” means at any time, the Revolving Credit Lenders holding at least 51.0% of the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Revolving Credit); provided that, for purposes of determining Majority Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based

Second Amended and Restated Credit Agreement

on their respective Revolving Credit Percentages. The Revolving Credit Commitment Amount of, and portion of the Aggregate Credit Exposure attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Lenders”.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties or financial condition of the Parent and the Credit Parties taken as a whole, (b) the ability of the Parent, the Borrower or any other Credit Party to perform its obligations under this Agreement or any other Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of Administrative Agent or Lenders hereunder or thereunder.

“Material Domestic Subsidiary” means a wholly-owned Domestic Subsidiary of the Borrower having 10% or more of the book value of the consolidated assets of the Parent, the Borrower and the Subsidiaries as of the end of the most recent Fiscal Quarter for which the Borrower has delivered financial statements pursuant to Section 7.1(a) or (b), provided, however, the aggregate of all wholly-owned Subsidiaries that are Domestic Subsidiaries of Borrower not considered Material Domestic Subsidiaries herein shall not exceed at any time 20% or more of the book value of the consolidated assets of the Parent, the Borrower and its Subsidiaries as of the end of the most recent Fiscal Quarter for which the Borrower has delivered financial statements pursuant to Section 7.1(a) or (b).

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which any Credit Party is a party or by which any Oil and Gas Property owned by any Credit Party is bound, a net gas imbalance to Borrower or any other Credit Party, individually or taken as a whole in excess of $1,000,000. Gas imbalances will be determined based on written agreements, if any, specifying the method of calculation thereof, or, alternatively, if no such agreements are in existence, gas imbalances will be calculated by multiplying (x) the volume of gas imbalance as of the date of calculation (expressed in thousand cubic feet) by (y) the heating value in Btu’s per thousand cubic feet, times the Henry Hub average daily spot price for the month immediately preceding the date of calculation.

“Maximum Facility Amount” means, as of the Effective Date, $400,000,000, as such amount may be adjusted from time to time thereafter in accordance with Section 2.11.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means all of the right, title and interest of the Borrower and the other Credit Parties in and to those Oil and Gas Properties, whether now owned or hereafter acquired, in which a Lien is created by any Collateral Document in favor of the Administrative Agent for the benefit of the Secured Parties, whether executed prior to, contemporaneous with or after the execution of this Agreement.

“Mortgages” means (a) the Existing Mortgages, and (b) all other mortgages, deeds of trust, amendments to mortgages or deeds of trust, assignments of production, pledge agreements, collateral mortgages, collateral chattel mortgages, collateral assignments, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing Liens in favor of the Administrative Agent for the benefit of the Secured Parties and securing the Indebtedness pursuant to Section 4.6, Section 5.1, or Section 7.12 or otherwise.

Second Amended and Restated Credit Agreement

“Multiemployer Plan” means a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means the aggregate cash payments received by any Credit Party from any Disposition of property, the issuance of Equity Interests or the issuance of Debt, as the case may be, net of all costs and expenses incurred in connection with any such sale or issuance, as the case may be, including, without limitation, legal, accounting and investment banking fees, underwriting discounts, sales commissions, and other third party charges, and net of property taxes, transfer taxes and all other taxes paid or payable by such Credit Party in respect of any such sale or issuance, and, in the case of a Disposition of property, net of all amounts required to be applied to the repayment of Debt secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition (other than any Lien pursuant to a Collateral Document).

“Non-Compliant Lender” shall have the meaning set forth in Section 13.11(b).

“Non-Defaulting Lender” means any Lender that is not, as of the date of relevance, a Defaulting Lender.

“Notes” means the Revolving Credit Notes and the Swing Line Note.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Oil and Gas Properties” means the Hydrocarbon Interests; the properties now or hereafter pooled or unitized with the Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, the lands covered thereby and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank

Second Amended and Restated Credit Agreement

batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“ORCA Properties” is defined in Section 7.17(d).

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Parent” means Matador Resources Company, a Texas corporation, formerly known as Matador Holdco, Inc.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any plan established and maintained by the Parent or a Credit Party, or contributed to by the Parent or a Credit Party, which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.

“Permitted Encumbrances” means with respect to any Person:

(a) Liens imposed by law for taxes, assessments or other governmental charges or levies which are not yet delinquent or which (i) are being contested in good faith by appropriate proceedings, (ii) the relevant Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) the failure to make payment pending such contest would not have a Material Adverse Effect;

(b) vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, and contractual Liens granted to operators and non-operators under oil and gas operating agreements, in each case, arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties and securing obligations that are not overdue by more than 60 days or which (i) are being contested in good faith by appropriate proceedings, (ii) the relevant Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) the failure to make payment pending such contest would not have a Material Adverse Effect;

(c) contractual Liens which arise in the ordinary course of business under operating agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty

Second Amended and Restated Credit Agreement

agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business;

(d) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age, pension or public liability obligations;

(e) Liens on cash, Cash Equivalents, securities and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(f) bankers liens and rights of set-off with respect to customary depositary arrangements entered into in the ordinary course of business of the Credit Parties;

(g) judgment liens in respect of judgments that do not constitute an Event of Default under Section 9.1(h);

(h) easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that, in the aggregate, do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Credit Parties;

(i) royalties, overriding royalties, reversionary interests, calls on production, preferential purchase rights, net profits interests, production payments and other similar burdens with respect to the Oil and Gas Properties owned by the Credit Parties if the net cumulative effect of such burdens does not operate to deprive any Credit Party of any material right in respect of its assets or properties (except for rights customarily granted with respect to such interests);

(j) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business covering the property under the lease and not securing any Debt;

(k) unperfected Liens reserved in leases (other than oil and gas leases) or arising by operation of law for rent or compliance with the lease in the case of leasehold estates;

(l) environmental Liens which are being contested in good faith by appropriate proceedings and which do not and cannot rank in priority above the Liens created under the Collateral Documents; and

(m) Immaterial Title Deficiencies.

Notwithstanding the foregoing, regardless of the language set forth in this definition, no Lien over the Equity Interests of any Restricted Subsidiary granted to any Person other than to Administrative Agent for the benefit of the Secured Parties shall be deemed a “Permitted Encumbrance” under the terms of this Agreement.

Second Amended and Restated Credit Agreement

“Person” means a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, firm or association or a government or any agency or political subdivision thereof or other entity of any kind.

“Platform” has the meaning set forth in the last paragraph of Section 7.1.

“Pledge Agreement” means any pledge agreement executed and delivered by the Credit Parties pledging the Equity Interests of the Restricted Subsidiaries pursuant to Section 7.12 or otherwise, in each case in form and substance reasonably satisfactory to Administrative Agent.

“Prime Rate” means the per annum rate of interest announced by Administrative Agent, at its main office from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by Administrative Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

“Purchasing Lender” shall have the meaning set forth in Section 13.11(a).

“Quoted Rate” means the rate of interest per annum offered by the Swing Line Lender in its sole discretion with respect to a Swing Line Advance and accepted by Borrower.

“Quoted Rate Advance” means any Swing Line Advance which bears interest at the Quoted Rate.

“Rating Agency” means Moody’s, S&P, their respective successors or any other nationally recognized statistical rating organization which is acceptable to Administrative Agent.

“Refunded Swing Line Advance” has the meaning ascribed to such term in Section 2.5(e)(i).

“Register” is defined in Section 13.7(g).

“Reimbursement Obligation(s)” means the aggregate amount of all unreimbursed drawings under all Letters of Credit (excluding for the avoidance of doubt, reimbursement obligations that are deemed satisfied pursuant to a deemed disbursement under Section 3.6(c)).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reported Month” is defined in Section 7.2(e).

“Request for Advance” means a Request for Revolving Credit Advance or a Request for Swing Line Advance, as the context may indicate or otherwise require.

Second Amended and Restated Credit Agreement

“Request for Revolving Credit Advance” means a request for a Revolving Credit Advance issued by Borrower under Section 2.3 of this Agreement in the form attached hereto as Exhibit A, or in such other form acceptable to the Administrative Agent.

“Request for Swing Line Advance” means a request for a Swing Line Advance issued by Borrower under Section 2.5 of this Agreement in the form attached hereto as Exhibit D, or in such other form acceptable to the Administrative Agent.

“Requirement of Law” means as to any Person, any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Report” means a report in form reasonably satisfactory to Administrative Agent evaluating the oil and gas reserves attributable to Hydrocarbon Interests of the Credit Parties in all of their Oil and Gas Properties and which shall, among other things, (a) identify the wells covered thereby, (b) specify such engineers’ opinions with respect to the total volume of proved reserves of Hydrocarbons (using the terms or categories “proved developed producing reserves,” “proved developed nonproducing reserves” and “proved undeveloped reserves”) which Borrower has advised such engineers that the Credit Parties have the right to produce for their own account, (c) set forth such engineers’ opinions with respect to the projected future cash proceeds from the proved reserves, discounted for present value at a rate reasonably acceptable to Administrative Agent, for each calendar year or portion thereof after the date of such findings and data, (d) set forth such engineers’ opinions with respect to the projected future rate of production from the proved reserves, (e) contain such other information as may be reasonably requested by Administrative Agent with respect to the projected rate of production, gross revenues, operating expenses, taxes, capital costs, net revenues and present value of future net revenues attributable to such proved reserves and production therefrom, and (f) contain a statement of the price and escalation parameters, procedures and assumptions upon which such determinations were based.

“Responsible Officer” means the chief executive officer, president, chief financial officer or any executive vice president of the Borrower.

“Restricted Subsidiary” means, on any date of determination, any Subsidiary that is either or both a Material Domestic Subsidiary or a Subsidiary owning Oil and Gas Properties evaluated in the Borrowing Base.

“Revolving Credit” means the Revolving Credit Advances to be advanced to Borrower by the applicable Revolving Credit Lenders, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

“Revolving Credit Advance” means a borrowing requested by Borrower and made by the Revolving Credit Lenders under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 and any deemed disbursement of an Advance in respect of a Letter of Credit under Section 3.6(c), and may include, subject to the terms hereof, Eurodollar-based Advances and Base Rate Advances.

Second Amended and Restated Credit Agreement

“Revolving Credit Aggregate Commitment” means, on any date of determination, the lesser of the Maximum Facility Amount and the Borrowing Base on such date, subject to reduction or termination under Section 2.10, 2.11 or 9.2 and redetermination under Article 4.

“Revolving Credit Commitment Amount” means with respect to any Revolving Credit Lender, (i) if the Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Allocations” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Revolving Credit Percentage of the Aggregate Credit Exposure.

“Revolving Credit Lenders” means the financial institutions from time to time parties hereto as lenders of the Revolving Credit.

“Revolving Credit Maturity Date” means December 29, 2016.

“Revolving Credit Notes” means the revolving credit notes described in Section 2.2, made by Borrower to each of the Revolving Credit Lenders in the form attached hereto as Exhibit B, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Revolving Credit Percentage” means, with respect to any Revolving Credit Lender, the percentage specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“S&P” means Standard & Poor’s Rating Services.

“Secured Party” means each of the Administrative Agent, any Lender, any Lender Counterparty, or any Affiliate of any Lender to which any Indebtedness is owed, including any Lender Hedging Obligations and Lender Product Obligations, provided, however, that a Lender Counterparty and Lenders and Affiliates of Lenders to whom Lender Product Obligations or Lender Hedging Obligations are owed shall be a Secured Party only while such Person (or, in the case of an Affiliate of a Lender, such Lender) is a Lender under this Agreement.

“Subsidiary” means any other corporation, association, joint stock company, business trust, limited liability company, partnership or any other business entity of which more than 50% of the outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary shall refer to a Subsidiary of Borrower.

Second Amended and Restated Credit Agreement

“Successor Administrative Agent” has the meaning ascribed to such term in Section 12.4.

“Supermajority Lenders” means at any time, the Revolving Credit Lenders holding at least 66-2/3% of the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Revolving Credit); provided that, for purposes of determining Supermajority Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages. The Revolving Credit Commitment Amount of, and portion of the Aggregate Credit Exposure attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Supermajority Lenders”.

“Sweep Agreement” means any agreement relating to the “Sweep to Loan” automated system of Administrative Agent or any other cash management arrangement which Borrower and Administrative Agent have executed for purposes of effecting the borrowing and repayment of Swing Line Advances.

“Swing Line” means the revolving credit loans to be advanced to Borrower by the Swing Line Lender pursuant to Section 2.5, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

“Swing Line Advance” means a borrowing requested by Borrower and made by Swing Line Lender pursuant to Section 2.5 and may include, subject to the terms hereof, Quoted Rate-Advances and Base Rate Advances.

“Swing Line Lender” means Comerica Bank in its capacity as lender of the Swing Line under Section 2.5 of this Agreement, or its successor as subsequently designated hereunder.

“Swing Line Maximum Amount” means Ten Million Dollars ($10,000,000).

“Swing Line Note” means the swing line note which may be issued by Borrower to Swing Line Lender pursuant to Section 2.5(b)(ii) in the form attached hereto as Exhibit C, as such note may be amended or supplemented from time to time, and any note or notes issued in substitution, replacement or renewal thereof from time to time.

“Test Period” means, at any time, the four consecutive Fiscal Quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to this Agreement.

“Threshold Amount” means an amount equal to 2% of (i) the Conforming Borrowing Base at any time prior to the Borrowing Base Equalization Date and (ii) the Borrowing Base at any time on or after the Borrowing Base Equalization Date.

“Total Debt to Consolidated EBITDA Ratio” means, for any Test Period, the ratio of (a) total Debt of the Parent and its Subsidiaries as of the last day of such Test Period to (b) Consolidated EBITDA of the Parent and its Subsidiaries for such Test Period.

Second Amended and Restated Credit Agreement

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in any applicable state; provided that, unless specified otherwise or the context otherwise requires, such terms shall refer to the Uniform Commercial Code as in effect in the State of Texas.

“Unrestricted Subsidiary” means any Subsidiary that at the time of the determination shall be designated an Unrestricted Subsidiary of the Borrower in a manner provided below and is not a Material Domestic Subsidiary. The Borrower may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary is a Material Domestic Subsidiary or a Subsidiary owning Oil and Gas Properties included in the Borrowing Base Properties.

“Unused Revolving Credit Availability” means, on any date of determination, the amount equal to the positive difference (if any) between (a) the Revolving Credit Aggregate Commitment minus (b) the Aggregate Credit Exposure.

“USA Patriot Act” means the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2 Terms, Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Oil and Gas Definitions. For purposes of this Agreement, the terms “proved reserves,” “proved developed reserves,” “proved undeveloped reserves,” “proved developed nonproducing reserves” and “proved developed producing reserves,” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

Second Amended and Restated Credit Agreement

ARTICLE 2. REVOLVING CREDIT.

2.1 Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3), each Revolving Credit Lender severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, not to exceed at any one time outstanding such Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.

2.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a) Borrower hereby unconditionally promises to pay to Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Revolving Credit Lender to Borrower on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Revolving Credit Advance shall, from time to time from and after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(b) Each Revolving Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to the appropriate lending office of such Revolving Credit Lender resulting from each Revolving Credit Advance made by such lending office of such Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Lender from time to time under this Agreement.

(c) The Register shall be maintained pursuant to Section 13.7(g), and a subaccount therein for each Revolving Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Revolving Credit Lender hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by Administrative Agent hereunder from Borrower in respect of the Revolving Credit Advances and each Revolving Credit Lender’s share thereof.

(d) The entries made in the Register maintained pursuant to paragraph (c) of this Section 2.2 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of any Revolving Credit Lender or Administrative Agent to maintain the Register or any account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrower to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to Borrower by the Revolving Credit Lenders in accordance with the terms of this Agreement.

Second Amended and Restated Credit Agreement

(e) Borrower agrees that, upon written request to Administrative Agent by any Revolving Credit Lender, Borrower will execute and deliver, to such Revolving Credit Lender, at Borrower’s own expense, a Revolving Credit Note evidencing the outstanding Revolving Credit Advances owing to such Revolving Credit Lender, with appropriate insertions as to date and principal amount.

2.3 Requests for Continuations and Conversions of Advances. Borrower may request an Advance of the Revolving Credit, a continuation of any Revolving Credit Advance in the same type of Advance or to convert any Revolving Credit Advance to any other type of Revolving Credit Advance only by delivery to Administrative Agent of a Request for Revolving Credit Advance executed by a Responsible Officer for Borrower, subject to the following:

(a) each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance, including without limitation:

(i) the proposed date of such Revolving Credit Advance (or the continuation or conversion of an outstanding Revolving Credit Advance), which must be a Business Day;

(ii) whether such Advance is a new Revolving Credit Advance or a continuation or conversion of an outstanding Revolving Credit Advance; and

(iii) whether such Revolving Credit Advance is to be a Base Rate Advance or a Eurodollar-based Advance, and, except in the case of a Base Rate Advance, the first Eurodollar-Interest Period applicable thereto.

(b) each such Request for Revolving Credit Advance (including without limitation any request for Advances to be made on the Effective Date) shall be delivered to Administrative Agent by 12:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of the Revolving Credit Advance, except in the case of a Base Rate Advance, for which the Request for Revolving Credit Advance must be delivered by 12:00 p.m. (Detroit time) on the proposed date for such Revolving Credit Advance;

(c) on the proposed date of the borrowing of such Revolving Credit Advance, after giving effect to all borrowings and repayments on such date, the Aggregate Credit Exposure shall not exceed the Revolving Credit Aggregate Commitment;

(d) in the case of a Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any continuation or conversion thereof, shall be at least $1,000,000 or the remainder available under the Revolving Credit Aggregate Commitment if less than $1,000,000;

(e) in the case of a Eurodollar-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Revolving Credit Advance to be then combined therewith having the same Eurodollar-Interest Period, if any, shall be at least $1,500,000 (or a larger integral multiple of $100,000) or the remainder available under the Revolving Credit Aggregate Commitment if less than $1,500,000 and at any one time there shall not be in effect more than ten (10) different Eurodollar-Interest Periods;

Second Amended and Restated Credit Agreement

(f) each such Request for Revolving Credit Advance, once delivered to Administrative Agent, shall not be revocable by Borrower and shall constitute a certification by Borrower that as of the date of borrowing of the requested Advance, each of the conditions set forth in Section 5.2 will be satisfied.

(g) each request for a Eurodollar-based Advance to be drawn on the Effective Date or within the first two days after the Effective Date must be accompanied by an indemnity agreement in form and substance acceptable to the Administrative Agent giving the Administrative Agent and the Lenders the protection of Section 11.1 for the period prior to the Effective Date;

Administrative Agent, acting on behalf of the Revolving Credit Lenders, may also, at its option, lend under this Section 5.2 upon the telephone or email request of a Responsible Officer of Borrower and, in the event Administrative Agent, acting on behalf of the Revolving Credit Lenders, makes any such Advance upon a telephone or email request, a Responsible Officer shall fax or deliver by electronic file to Administrative Agent, on the same day as such telephone or email request, an executed Request for Revolving Credit Advance. Borrower hereby authorizes Administrative Agent to disburse Advances under this Section 2.3 pursuant to the telephone or email instructions of any person purporting to be a Responsible Officer. Notwithstanding the foregoing, Borrower acknowledges that Borrower shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance from a Responsible Officer shall constitute a certification of the matters set forth in Section 5.2.

2.4 Disbursement of Advances.

(a) Upon receiving any Request for Revolving Credit Advance in accordance with the terms of Section 2.3, Administrative Agent shall promptly notify each Revolving Credit Lender by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance being requested and the date such Revolving Credit Advance is to be made by each Revolving Credit Lender in an amount equal to its Revolving Credit Percentage of such Advance. Unless such Revolving Credit Lender’s commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Lender shall make available the amount of its Revolving Credit Percentage of each Revolving Credit Advance in immediately available funds to Administrative Agent, as follows:

(i) for Base Rate Advances, at the office of Administrative Agent located at One Detroit Center, Detroit, Michigan 48226, not later than 1:00 p.m. (Detroit time) on the date of such Advance; and

(ii) for Eurodollar-based Advances, at Administrative Agent’s Correspondent for the account of the Eurodollar Lending Office of Administrative Agent, not later than 12:00 p.m. (the time of Administrative Agent’s Correspondent) on the date of such Advance.

Second Amended and Restated Credit Agreement

(b) Subject to receipt by the Administrative Agent of an executed Request for Revolving Credit Advance from a Responsible Officer, Administrative Agent shall make available to Borrower the aggregate of the amounts so received by it from the Revolving Credit Lenders in like funds and currencies:

(i) for Base Rate Advances, not later than 4:00 p.m. (Detroit time) on the date of such Revolving Credit Advance, by credit to an account of Borrower maintained with Administrative Agent or to such other account or third party as Borrower may reasonably direct in writing, provided that such direction is timely given; and

(ii) for Eurodollar-based Advances, not later than 4:00 p.m. (the time at the office location of Administrative Agent’s Correspondent) on the date of such Revolving Credit Advance, by credit to an account of Borrower maintained with Administrative Agent’s Correspondent or to such other account or third party as Borrower may direct, provided such direction is timely given.

(c) Unless Administrative Agent shall have been notified by any Revolving Credit Lender prior to the date of any proposed Revolving Credit Advance that such Revolving Credit Lender does not intend to make available to Administrative Agent such Revolving Credit Lender’s Revolving Credit Percentage of such Advance, Administrative Agent may assume that such Revolving Credit Lender has made such amount available to Administrative Agent on such date, as aforesaid. Administrative Agent may, but shall not be obligated to, make available to Borrower the amount of such payment in reliance on such assumption. If such amount is not in fact made available to Administrative Agent by such Revolving Credit Lender, as aforesaid, Administrative Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender. If such Revolving Credit Lender does not pay such amount forthwith upon Administrative Agent’s demand therefor and Administrative Agent has in fact made a corresponding amount available to Borrower, Administrative Agent shall promptly notify Borrower and Borrower shall pay such amount to Administrative Agent, if such notice is delivered to Borrower prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, and such amount paid by Borrower shall be applied as a prepayment of the Revolving Credit (without any corresponding reduction in the Revolving Credit Aggregate Commitment), reimbursing Administrative Agent for having funded said amounts on behalf of such Revolving Credit Lender. Borrower shall retain without prejudice its claim against such Revolving Credit Lender with respect to the amounts repaid by it to Administrative Agent and, if such Revolving Credit Lender subsequently makes such amounts available to Administrative Agent, Administrative Agent shall promptly make such amounts available to Borrower as a Revolving Credit Advance. Administrative Agent shall also be entitled to recover from such Revolving Credit Lender or Borrower, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Administrative Agent to Borrower, to the date such amount is recovered by Administrative Agent, at a rate per annum equal to:

Second Amended and Restated Credit Agreement

(i) in the case of such Revolving Credit Lender, for the first two (2) Business Days such amount remains unpaid, the Federal Funds Effective Rate, and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and

(ii) in the case of Borrower, the rate of interest then applicable to such Advance of the Revolving Credit.

Until such Revolving Credit Lender has paid Administrative Agent such amount, such Revolving Credit Lender shall have no interest in or rights with respect to such Advance for any purpose whatsoever. The obligation of any Revolving Credit Lender to make any Revolving Credit Advance hereunder shall not be affected by the failure of any other Revolving Credit Lender to make any Advance hereunder, and no Revolving Credit Lender shall have any liability to Borrower, the Parent or any of its Subsidiaries, Administrative Agent, any other Revolving Credit Lender, or any other party for another Revolving Credit Lender’s failure to make any loan or Advance hereunder.

2.5	Swing Line.

(a) Swing Line Advances. The Swing Line Lender may, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c)), but shall not be required to, make one or more Advances (each such advance being a “Swing Line Advance”) to Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding the Swing Line Maximum Amount. Subject to the terms set forth herein, advances, repayments and readvances may be made under the Swing Line.

(b) Accrual of Interest and Maturity; Evidence of Indebtedness.

(i) Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to Swing Line Lender resulting from each Swing Line Advance from time to time, including the amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment made on any Swing Line Advance from time to time. The entries made in such account or accounts of Swing Line Lender shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrower to repay the Swing Line Advances (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.

Second Amended and Restated Credit Agreement

(ii) Borrower agrees that, upon the written request of Swing Line Lender, Borrower will execute and deliver to Swing Line Lender a Swing Line Note.

(iii) Borrower unconditionally promises to pay to the Swing Line Lender the then unpaid principal amount of such Swing Line Advance (plus all accrued and unpaid interest) on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Swing Line Advance shall, from time to time after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(c) Requests for Swing Line Advances. Borrower may request a Swing Line Advance by the delivery to Swing Line Lender of a Request for Swing Line Advance executed by a Responsible Officer for Borrower, subject to the following:

(i) each such Request for Swing Line Advance shall set forth the information required on the Request for Advance, including without limitation, (A) the proposed date of such Swing Line Advance, which must be a Business Day, (B) whether such Swing Line Advance is to be a Base Rate Advance or a Quoted Rate Advance, and (C) in the case of a Quoted Rate Advance, the Interest Period of 30 days applicable thereto (or such other period agreed to by the Swing Line Lender and the Borrower in writing);

(ii) on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Swing Line Advances made by Borrower as of the date of determination, the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount;

(iii) on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and Letters of Credit requested by Borrower on such date of determination (including, without duplication, Advances that are deemed disbursed pursuant to Section 3.6(e) in respect of Borrower’s Reimbursement Obligations hereunder), the Aggregate Credit Exposure shall not exceed the Revolving Credit Aggregate Commitment;

(iv)(A) in the case of a Swing Line Advance that is a Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding, continuation or conversion thereof, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or such lesser amount as may be agreed to by the Swing Line Lender, and (B) in the case of a Swing Line Advance that is a Quoted Rate Advance, the principal amount of such Advance, plus any other outstanding Swing Line Advances to be then combined therewith having the same Interest Period, if any, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or such lesser amount as may be agreed to by the Swing Line Lender;

Second Amended and Restated Credit Agreement

(v) each such Request for Swing Line Advance shall be delivered to the Swing Line Lender by 3:00 p.m. (Detroit time) on the proposed date of the Swing Line Advance;

(vi) each such Request for Swing Line Advance, once delivered to Administrative Agent, shall not be revocable by Borrower and shall constitute a certification by Borrower that as of the date of borrowing of the requested Advance, each of the conditions set forth in Section 5.2 will be satisfied.

(vii) At the option of the Administrative Agent, subject to revocation by Administrative Agent at any time and from time to time and so long as the Administrative Agent is the Swing Line Lender, Borrower may utilize the Administrative Agent’s “Sweep to Loan” automated system for obtaining Swing Line Advances and making periodic repayments. At any time during which the “Sweep to Loan” system is in effect, Swing Line Advances shall be advanced to fund borrowing needs pursuant to the terms of the Sweep Agreement. Each time a Swing Line Advance is made using the “Sweep to Loan” system, Borrower shall be deemed to have certified to the Administrative Agent and Lenders each of the matters set forth in Section 5.2. Principal and interest on Swing Line Advances requested, or deemed requested, pursuant to this Section shall be paid pursuant to the terms and conditions of the Sweep Agreement without any deduction, setoff or counterclaim whatsoever. Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Agreement, the principal amount of the Swing Line Advances shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date. Administrative Agent may suspend or revoke Borrower’s privilege to use the “Sweep to Loan” system at any time and from time to time for any reason and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to Borrower for the funding of Swing Line Advances hereunder (or otherwise), and the regular procedures set forth in this Section 2.5 for the making of Swing Line Advances shall be deemed immediately to apply. Administrative Agent may, at its option, also elect to make Swing Line Advances upon Borrower’s telephone requests on the basis set forth in the last paragraph of Section 2.3, provided that Borrower complies with the provisions set forth in this Section 2.5.

(d) Disbursement of Swing Line Advances. Upon receiving any executed Request for Swing Line Advance from Borrower and the satisfaction of the conditions set forth in Section 2.5(c), Swing Line Lender may, at its option, make available to Borrower the amount so requested in Dollars not later than 4:00 p.m. (Detroit time) on the date of such Advance, by credit to an account of Borrower maintained with Administrative Agent or to such other account or third party as Borrower may reasonably direct in writing, subject to applicable law, provided that such direction is timely given. Swing Line Lender shall promptly notify Administrative Agent of any Swing Line Advance by telephone, telex or telecopier.

Second Amended and Restated Credit Agreement

(e) Refunding of or Participation Interest in Swing Line Advances.

(i) The Swing Line Lender, at any time in its sole and absolute discretion, may, in each case on behalf of Borrower (which hereby irrevocably directs the Administrative Agent to act on its behalf) request each of the Revolving Credit Lenders (including the Swing Line Lender in its capacity as a Revolving Credit Lender) to make an Advance of the Revolving Credit to Borrower, in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate principal amount of the Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”); provided however that the Swing Line Advances carried at the Quoted Rate which are refunded with Revolving Credit Advances at the request of the Swing Line Lender at a time when no Default or Event of Default has occurred and is continuing shall not be subject to Section 11.1 and no losses, costs or expenses may be assessed by the Swing Line Lender against Borrower or the Revolving Credit Lenders as a consequence of such refunding. The applicable Revolving Credit Advances used to refund any Swing Line Advances shall be Base Rate Advances. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(e)(ii), the Swing Line Lender shall retain its claim against Borrower for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 9.1(j) hereof shall have occurred (in which event the procedures of Section 2.5(e)(ii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied (but subject to Section 2.5(e)(iii)), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Advance available to the Administrative Agent for the benefit of the Swing Line Lender at the office of the Administrative Agent specified in Section 2.4(a) prior to 11:00 a.m. Detroit time on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Revolving Credit Advances shall be immediately applied to repay the Refunded Swing Line Advances, subject to Section 11.1.

(ii) If, prior to the making of an Advance of the Revolving Credit pursuant to Section 2.5(e)(i), one of the events described in Section 9.1(j) shall have occurred, each Revolving Credit Lender will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Lender an undivided participating interest in each Swing Line Advance that was to have been refunded in an amount equal to its Revolving Credit Percentage of such Swing Line Advance. Each Revolving Credit Lender within the time periods specified in Section 2.5(e)(i), as applicable, shall immediately transfer to the Administrative Agent, for the benefit of the Swing Line Lender, in immediately available funds, an amount equal to its Revolving Credit Percentage of the aggregate principal amount of all Swing Line Advances outstanding as of such date.

Second Amended and Restated Credit Agreement

(iii) Each Revolving Credit Lender’s obligation to make Revolving Credit Advances to refund Swing Line Advances, and to purchase participation interests, in accordance with Section 2.5(e)(i) and (ii), respectively, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of Borrower or any other Person; (D) any breach of this Agreement or any other Loan Document by Borrower or any other Person; (E) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Advance is to be made or such participating interest is to be purchased; (F) the termination of the Revolving Credit Aggregate Commitment hereunder; or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Lender does not make available to the Administrative Agent the amount required pursuant to Section 2.5(e)(i) or (ii), as the case may be, the Administrative Agent on behalf of the Swing Line Lender, shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Credit Lender to make available its pro rata portion of the amounts required pursuant to Section 2.5(e)(i) or (ii) shall not be affected by the failure of any other Revolving Credit Lender to make such amounts available, and no Revolving Credit Lender shall have any liability to the Parent or any Credit Party, the Administrative Agent, the Swing Line Lender, or any other Revolving Credit Lender or any other party for another Revolving Credit Lender’s failure to make available the amounts required under Section 2.5(e)(i) or (ii).

(iv) Notwithstanding the foregoing, no Revolving Credit Lender shall be required to make any Revolving Credit Advance to refund a Swing Line Advance or to purchase a participation in a Swing Line Advance if at least two (2) Business Days prior to the making of such Swing Line Advance by the Swing Line Lender, the officers of the Swing Line Lender immediately responsible for matters concerning this Agreement shall have received written notice from Administrative Agent or any Lender that Swing Line Advances should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the obligation of the Revolving Credit Lenders to make or refund such Swing Line Advance (or purchase a participation in such Swing Line Advance) shall be reinstated upon the date on which such Default or Event of Default has been waived by the requisite Lenders.

Second Amended and Restated Credit Agreement

2.6 Interest Payments; Default Interest.

(a) Interest on the unpaid balance of all Base Rate Advances of the Revolving Credit and the Swing Line from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Base Rate, and shall be payable in immediately available funds quarterly in arrears commencing on February 1, 2012, and on the first day of each February, May, August and November thereafter. Whenever any payment under this Section 2.6(a) shall become due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Interest accruing at the Base Rate shall be computed on the basis of a 365 or 366, as the case may be, day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.

(b) Interest on each Eurodollar-based Advance of the Revolving Credit shall accrue at its Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto (and, if any Eurodollar-Interest Period shall exceed three months, then on the last Business Day of the third month of such Eurodollar-Interest Period, and at three month intervals thereafter). Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to but not including the last day thereof.

(c) Interest on each Quoted Rate Advance of the Swing Line shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

(d) Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Revolving Credit Advance continued or converted pursuant to Section 2.3 and any Swing Line Advance refunded pursuant to Section 2.5(e), shall be due and payable in full on the date such Advance is continued, refunded or converted.

(e) In the case of any Event of Default under Section 9.1(j), immediately upon the occurrence thereof (and for so long as such Event of Default is continuing), and in the case of any other Event of Default (and for so long as such Event of Default is continuing), immediately upon receipt by Administrative Agent of notice from the Majority Lenders, interest shall be payable on demand on all Revolving Credit Advances and Swing Line Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus, in the case of Eurodollar-based Advances, and Quoted Rate Advances, two percent (2%) for the remainder of the then existing Interest Period, if any, and at all other such times, and for all Base Rate Advances from time to time outstanding, at a per annum rate equal to the Base Rate plus two percent (2%).

Second Amended and Restated Credit Agreement

2.7	Optional Prepayments.

(a) (i) Borrower may prepay all or part of the outstanding principal of any Base Rate Advance(s) of the Revolving Credit at any time, provided that, unless the “Sweep to Loan” system shall be in effect in respect of the Revolving Credit, after giving effect to any partial prepayment, the aggregate balance of Base Rate Advance(s) of the Revolving Credit remaining outstanding shall be at least $250,000 and (ii) subject to Section 2.10(e), Borrower may prepay all or part of the outstanding principal of any Eurodollar-based Advance of the Revolving Credit at any time (subject to not less than three (3) Business Days’ notice to Administrative Agent) provided that, after giving effect to any partial prepayment, the unpaid portion of such Advance which is to be continued or converted under Section 2.3 shall be at least $250,000.

(b) (i) Borrower may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Base Rate at any time, provided that after giving effect to any partial prepayment, the aggregate balance of such Base Rate Advances remaining outstanding shall be at least $250,000 and (ii) subject to Section 2.10(e), Borrower may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Quoted Rate at any time (subject to not less than one (1) day’s notice to the Swing Line Lender) provided that after giving effect to any partial prepayment, the aggregate balance of such Quoted Rate Swing Line Advances remaining outstanding shall be at least $250,000.

(c) Any prepayment of a Base Rate Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 11.1, but otherwise without premium or penalty.

2.8 Base Rate Advance in Absence of Election or Upon Default. If, (a) as to any outstanding Eurodollar-based Advance of the Revolving Credit or any outstanding Quoted Rate Advance, Administrative Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.3 or 2.5 with respect to the continuation, refunding or conversion of such Advance, or (b) if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the principal amount of any Eurodollar-based Advance or Quoted Rate Advance, as the case may be, which has not been prepaid shall, absent a contrary election of the Majority Lenders, be converted automatically to a Base Rate Advance and Administrative Agent shall thereafter promptly notify Borrower of said action. All accrued and unpaid interest on any Advance converted to a Base Rate Advance under this Section 2.8 shall be due and payable in full on the date such Advance is converted.

2.9 Facility Fee. Except as otherwise provided in Section 10.4(c), from the Effective Date to the Revolving Credit Maturity Date, Borrower shall pay to Administrative Agent for distribution to the Revolving Credit Lenders pro-rata in accordance with their respective Revolving Credit Percentages, a Facility Fee in arrears with payments with payments commencing February 1, 2012, and on the first day of each February, May, August and

Second Amended and Restated Credit Agreement

November thereafter (in respect of the prior three months or any portion thereof) and the Revolving Credit Maturity Date. The Facility Fee payable to each Revolving Credit Lender shall be determined by multiplying the Applicable Fee Percentage times the daily actual amount of such Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment then in effect or if the Revolving Credit Aggregate Commitment has been terminated, then such Lender’s Revolving Credit Percentage of the Aggregate Credit Exposure. If there is a change in any Lender’s Revolving Credit Commitment Amount during any such three month period, the amount of such Lender’s Facility Fee shall be calculated separately for each amount then in effect during period. The Facility Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Administrative Agent shall make prompt payment to each Revolving Credit Lender of its share of the Facility Fee based upon its respective Revolving Credit Percentage. It is expressly understood that the Facility Fee described in this Section is not refundable.

2.10 Mandatory Prepayment of Advances.

(a) If at any time and for any reason the Aggregate Credit Exposure exceeds the Revolving Credit Aggregate Commitment, then the Borrower shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter as a result of the funding of such Revolving Credit Advance, the Borrower shall prepay any Revolving Credit Advances and Swing Line Advances in an amount equal to the lesser of the outstanding amount of such Advances and the amount of such remaining excess, with such amounts to be applied between the Revolving Credit Advances and Swing Line Advances as determined by Administrative Agent and then, to the extent that any excess remains after payment in full of all Revolving Credit Advances and Swing Line Advances, to provide cash collateral in support of any Letter of Credit Obligations in an amount equal to the lesser of (x) 100% of the amount of such Letter of Credit Obligations and (y) the amount of such remaining excess, with such cash collateral to be provided on the basis set forth in Section 9.2. Borrower acknowledges that, in connection with any prepayment required under this Section 2.10(a), it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 11.1. Any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate and then to Eurodollar-based Advances of the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate.

(b) If at any time and for any reason a Borrowing Base Deficiency exists, then Borrower shall comply with Section 4.6.

(c) Prior to the Borrowing Base Equalization Date,

Second Amended and Restated Credit Agreement

(i) Subject to clauses (e) and (f) below, no later than the second Business Day following receipt by (x) any Credit Party of Net Cash Proceeds from the issuance of any Equity Interests by any Credit Party (other than Equity Interests issued (A) under any stock option or employee incentive plans or (B) to a Credit Party) (y) the Parent of Net Cash Proceeds from the issuance of any Equity Interests of the Parent in an IPO or (z) any Credit Party of Net Cash Proceeds of any Debt issuance in excess of $2,500,000 under Section 8.1(r), Borrower shall prepay the Revolving Credit by an amount equal to 100% of such Net Cash Proceeds, but only to the extent that the Aggregate Credit Exposure exceeds the Conforming Borrowing Base.

(d) On the Borrowing Base Equalization Date, the Borrower shall prepay the Revolving Credit by the amounts required by Section 2.10(c) above but such obligation to prepay shall be limited to the amount by which the Aggregate Credit Exposure exceeds the Revolving Credit Aggregate Commitment on such date.

(e) Subject to Section 10.2, any prepayment required pursuant to this Section 2.10 or Section 8.4(k) shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate, next to Eurodollar-based Advances under the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate. If any amounts remain thereafter, a portion of such prepayment equivalent to the undrawn amount of any outstanding Letters of Credit shall be held by Administrative Agent as cash collateral for the Reimbursement Obligations, with any additional prepayment monies being applied to any Fees, costs or expenses due and outstanding under this Agreement, and with the remainder of such prepayment thereafter being returned to Borrower.

(f) To the extent that, on the date any mandatory prepayment of the Revolving Credit Advances under this Section 2.10 or payment pursuant to the terms of any of the Loan Documents is due, the Advances under the Revolving Credit to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate or the Quoted Rate and no Default or Event of Default has occurred and is continuing, Borrower may, at Borrower’s election, deposit the amount of such mandatory prepayment in a cash collateral account to be held by Administrative Agent, for and on behalf of the Revolving Credit Lenders, on such terms and conditions as are reasonably acceptable to Administrative Agent and upon such deposit the obligation of Borrower to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Eurodollar-Interest Period attributable to the Eurodollar-based Advances or the last day of each Interest Period applicable to the Swing Line Advances carried at the Quoted Rate, thereby avoiding breakage costs under Section 11.1; provided, however, that if a Default or Event of Default shall have occurred at any time while sums are on deposit in the cash collateral account, Administrative Agent may, in its sole discretion, elect to apply such sums to reduce the principal balance of such Eurodollar-based Advances and Swing Line Advances carried at the Quoted Rate prior to the last day of the applicable Eurodollar-Interest Period or Interest Period applicable to such Swing Line Advances, and Borrower will be obligated to pay any resulting breakage costs under Section 11.1.

Second Amended and Restated Credit Agreement

2.11 Optional Reduction or Termination of Commitments. Borrower may, upon at least three (3) Business Days’ prior written notice to Administrative Agent, at any time terminate, or from time to time permanently reduce, the Maximum Facility Amount or the Borrowing Base in whole or in part, without premium or penalty, provided that: (i) each partial reduction of the Maximum Facility Amount or the Borrowing Base, as applicable, shall be in an aggregate amount equal to at least One Million Dollars ($1,000,000); (ii) Borrower shall prepay in accordance with the terms hereof the amount, if any, by which the Aggregate Credit Exposure exceeds either or both (A) the Maximum Facility Amount and/or (B) the Borrowing Base, in each case after such reduction, together with interest thereon to the date of prepayment; (iii) no reduction shall reduce the Maximum Facility Amount or the Borrowing Base to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time; and (iv) no such reduction shall reduce the Swing Line Maximum Amount unless Borrower so elects, provided that the Swing Line Maximum Amount shall at no time be greater than the lesser of the Maximum Facility Amount and the Borrowing Base; provided, however that if the termination or reduction of the Maximum Facility Amount or the Borrowing Base requires the prepayment of a Eurodollar-based Advance or a Quoted Rate Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurodollar-based Advance or such Quoted Rate Advance, then Borrower shall compensate the Revolving Credit Lenders and/or the Swing Line Lender, as applicable, in accordance with Section 11.1 or, so long as no Default or Event of Default has occurred and is continuing, Borrower may deposit the amount of such prepayment in a collateral account as provided in Section 2.10(g). Any reductions of the Maximum Facility Amount or the Borrowing Base pursuant to this Section 2.11 shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate and then to Eurodollar-based Advances of the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate.

2.12 Use of Proceeds of Advances. Advances shall be used for acquisition financing and general corporate purposes, including capital expenditures, development and operational activities, ongoing working capital, and payment of fees and expenses incurred in connection with this Agreement and the other Loan Documents.

ARTICLE 3. LETTERS OF CREDIT.

3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Issuing Lender may through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of Borrower accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as Issuing Lender may reasonably require, issue Letters of Credit in Dollars for the account of Borrower, in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of Ten Thousand Dollars ($10,000) (or such lesser amount as may be agreed to by Issuing Lender) and each Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of (i) thirteen (13) months after the date of issuance thereof and (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof; provided,

Second Amended and Restated Credit Agreement

however, in connection with the request for the initial issuance of a Letter of Credit, Borrower may request that the Letter of Credit will be automatically renewed for similar successive periods of time unless and until Borrower provided a notice no late than 10 days prior to its expiration to the Issuing Lender that the Letter of Credit should not be renewed. Notwithstanding anything to the contrary contained herein, no Letter of Credit shall be renewed for a similar successive period of time if its expiration is later than five days before the Revolving Credit Maturity Date. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to such industry rules and governing laws as are acceptable to Issuing Lender. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.

3.2 Conditions to Issuance. No Letter of Credit shall be issued (including the renewal or extension of any Letter of Credit previously issued) at the request and for the account of Borrower unless, as of the date of issuance (or renewal or extension) of such Letter of Credit:

(a) after giving effect to the Letter of Credit requested, (i) the Letter of Credit Obligations do not exceed the Letter of Credit Maximum Amount; and (ii) the Aggregate Credit Exposure does not exceed the Revolving Credit Aggregate Commitment;

(b) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of date of the issuance of such Letter of Credit (both before and immediately after the issuance of such Letter of Credit), other than any representation or warranty that expressly speaks only as of a different date;

(c) there is no Default or Event of Default in existence, and none will exist upon the issuance of such Letter of Credit;

(d) Borrower shall have delivered to Issuing Lender at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as Issuing Lender, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be reasonably required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Lender;

(e) no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain Issuing Lender from issuing the Letter of Credit requested, or any Revolving Credit Lender from taking its participation interest therein in accordance with the terms of Section 3.6, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit Issuing Lender from issuing, or any Revolving Credit Lender from acquiring a participation in, the Letter of Credit requested or letters of credit generally;

Second Amended and Restated Credit Agreement

(f) after the Effective Date, there shall have been (i) no introduction of or change in the interpretation of any law or regulation, (ii) no declaration of a general banking moratorium by banking authorities in the United States, Texas or the respective jurisdictions in which the Revolving Credit Lenders, Borrower and the beneficiary of the requested Letter of Credit are located, and (iii) no establishment of any new restrictions by any central bank or other Governmental Authority on transactions involving letters of credit or on banks generally that, in any case described in this clause (f), would make it unlawful for Issuing Lender to issue or any Revolving Credit Lender to acquire its participation interest in accordance with the terms of Section 3.6 in the requested Letter of Credit or letters of credit generally;

(g) if any Revolving Credit Lender is a Defaulting Lender, Issuing Lender has entered into arrangements satisfactory to it to eliminate the Fronting Exposure with respect to the participation in the Letter of Credit Obligations by such Defaulting Lender, including creation by such Defaulting Lender of a cash collateral account on terms reasonably satisfactory to Administrative Agent or delivery of other security by such Defaulting Lender to assure payment of such Defaulting Lender’s Revolving Credit Percentage of all outstanding Letter of Credit Obligations; and

(h) Issuing Lender shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4.

Each Letter of Credit Agreement submitted to Issuing Lender pursuant hereto shall constitute the certification by Borrower of the matters set forth in Section 5.2. Administrative Agent shall be entitled to rely on such certification without any duty of inquiry.

3.3 Notice. Issuing Lender shall deliver to Administrative Agent, concurrently with or promptly following its issuance of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, Administrative Agent shall give notice, substantially in the form attached as Exhibit E, to each Revolving Credit Lender of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Revolving Credit Lender’s Revolving Credit Percentage thereof.

3.4 Letter of Credit Fees; Increased Costs.

(a) Borrower shall pay letter of credit fees as follows:

(i) A per annum letter of credit fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit) in the amount of the Applicable Fee Percentage (determined with reference to Schedule 1.1 to this Agreement) shall be paid to Administrative Agent for distribution to the Revolving Credit Lenders in accordance with their Revolving Credit Percentages.

(ii) A letter of credit facing fee on the face amount of each Letter of Credit shall be paid to Administrative Agent for distribution to Issuing Lender for its own account, in accordance with the terms of the Fee Letter.

Second Amended and Restated Credit Agreement

(b) All payments by Borrower to Administrative Agent for distribution to Issuing Lender or the Revolving Credit Lenders under this Section 3.4 shall be made in Dollars in immediately available funds at the Issuing Office or such other office of Administrative Agent as may be designated from time to time by written notice to Borrower by Administrative Agent. The fees described in clauses (a)(i) and (ii) above (i) shall be nonrefundable under all circumstances, (ii) in the case of fees due under clause (a)(i) above, shall be payable quarterly in arrears on the first day of each February, May, August and November and (iii) in the case of fees due under clause (a)(ii) above, shall be payable upon the issuance of such Letter of Credit and quarterly in arrears thereafter. The fees due under clause (a)(i) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof. The parties hereto acknowledge that, unless Issuing Lender otherwise agrees, any material amendment and any extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the letter of credit facing fee.

(c) If any Change in Law shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Lender or any Revolving Credit Lender or (ii) impose on Issuing Lender or any Revolving Credit Lender any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Lender or such Revolving Credit Lender of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by Issuing Lender’s or such Revolving Credit Lender’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by Issuing Lender or such Revolving Credit Lender, as the case may be, Borrower shall, within thirty (30) days following demand for payment, pay to Issuing Lender or such Revolving Credit Lender, as the case may be, from time to time as specified by Issuing Lender or such Revolving Credit Lender, additional amounts which shall be sufficient to compensate Issuing Lender or such Revolving Credit Lender for such increased cost and expense (together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the Base Rate), provided that if Issuing Lender or such Revolving Credit Lender could take any reasonable action, without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or expense, it agrees to do so within a reasonable time after becoming aware of the foregoing matters. Each demand for payment under this Section 3.4(c) shall be accompanied by a certificate of Issuing Lender or the applicable Revolving Credit Lender setting forth the amount of such increased cost or expense incurred by Issuing Lender or such Revolving Credit Lender, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent manifest error, as to the amount thereof.

Second Amended and Restated Credit Agreement

(d) Notwithstanding anything to the contrary contained in Section 3.4(c), the Borrower shall not be required to reimburse or pay any costs or expenses to Issuing Lender or any Revolving Credit Lender as required by Section 3.4(c) which have accrued more than 180 days prior to such Lender’s giving notice to the Borrower that such Lender has suffered or incurred such costs or expenses. None of the Lenders shall be permitted to pass through to the Borrower costs and expenses under Section 3.4(c) which are not also passed through by such Lender to other customers of such Lender similarly situated when such customer is subject to documents containing substantively similar provisions as those contained in this Section.

3.5 Other Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, Borrower shall pay, for the sole account of Issuing Lender, standard documentation, administration, payment and cancellation charges assessed by Issuing Lender or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time.

3.6 Participation Interests in and Drawings and Demands for Payment Under Letters of Credit.

(a) Upon issuance by Issuing Lender of each Letter of Credit hereunder, each Revolving Credit Lender shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Revolving Credit Percentage.

(b) If Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, Borrower agrees to pay to Issuing Lender an amount equal to the amount paid by Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by Administrative Agent relative thereto not later than 1:00 p.m. (Detroit time), in Dollars, on (i) the Business Day that Borrower received notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Detroit time) or (ii) the Business Day immediately following the day that Borrower received such notice, if such notice is received after 11:00 a.m. (Detroit time).

(c) If Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but Borrower does not reimburse Issuing Lender as required under clause (b) above and the Revolving Credit Aggregate Commitment has not been terminated (whether by maturity, acceleration or otherwise), Borrower shall be deemed to have immediately requested that the Revolving Credit Lenders make a Base Rate Advance of the Revolving Credit (which Advance may be subsequently converted at any time into a Eurodollar-based Advance pursuant to Section 2.3) in the principal amount equal to the amount paid by Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by Administrative Agent relative thereto. Administrative Agent will promptly notify the Revolving Credit Lenders of such deemed request, and each such Lender shall make available to Administrative Agent an amount equal to its pro rata share (based on its Revolving Credit Percentage) of the amount of such Advance.

Second Amended and Restated Credit Agreement

(d) If Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but Borrower does not reimburse Issuing Lender as required under clause (b) above, and (i) the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), or (ii) any reimbursement received by Issuing Lender from Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, then Administrative Agent shall notify each Revolving Credit Lender, and each Revolving Credit Lender will be obligated to pay Administrative Agent for the account of Issuing Lender its pro rata share (based on its Revolving Credit Percentage) of the amount paid by Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by Administrative Agent relative thereto (but no such payment shall diminish the obligations of Borrower hereunder). To the extent that a Revolving Credit Lender fails to make such amount available to Administrative Agent by 11:00 am Detroit time on the Business Day next succeeding the date such notice is given, such Revolving Credit Lender shall pay interest on such amount in respect of each day from the date such amount was required to be paid, to the date paid to Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate. The failure of any Revolving Credit Lender to make its pro rata portion of any such amount available under to Administrative Agent shall not relieve any other Revolving Credit Lender of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Lender shall be responsible for failure of any other Revolving Credit Lender to make such pro rata portion available to Administrative Agent.

(e) In the case of any Advance made under this Section 3.6, each such Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Article 2 or Article 5, and, to the extent of the Advance so disbursed, the Reimbursement Obligation of Borrower to Administrative Agent under this Section 3.6 shall be deemed satisfied (unless, in each case, taking into account any such deemed Advances, the Aggregate Credit Exposure exceeds the then applicable Revolving Credit Aggregate Commitment).

(f) If Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, Issuing Lender shall provide notice thereof to Borrower on the date such draft or demand is honored, and to each Revolving Credit Lender on such date unless Borrower shall have satisfied its reimbursement obligations by payment to Administrative Agent (for the benefit of Issuing Lender) as required under this Section 3.6. Issuing Lender shall further use reasonable efforts to provide notice to Borrower prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of Issuing Lender with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of Borrower under this Section 3.6.

(g) Nothing in this Agreement shall be construed to require or authorize any Revolving Credit Lender to issue any Letter of Credit, it being recognized that Issuing Lender shall be the sole issuer of Letters of Credit under this Agreement.

Second Amended and Restated Credit Agreement

(h) In the event that any Revolving Credit Lender becomes a Defaulting Lender, and the reallocation of Fronting Exposure pursuant to Section 10.4 cannot be achieved, Issuing Lender may, at its option, require that Borrower enter into arrangements satisfactory to Issuing Lender to eliminate the Fronting Exposure with respect to the participation in the Letter of Credit Obligations by such Defaulting Lender, including creation of a cash collateral account on terms reasonably satisfactory to Administrative Agent or delivery of other security to assure payment of such Defaulting Lender’s Revolving Credit Percentage of all outstanding Letter of Credit Obligations.

3.7 Obligations Irrevocable and Absolute. The obligations of Borrower to make payments to Administrative Agent for the account of Issuing Lender or the Revolving Credit Lenders with respect to Letter of Credit Obligations under Section 3.6, shall be unconditional, irrevocable and absolute and not subject to any qualification or exception whatsoever, including, without limitation:

(a) Any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement, any other documentation relating to any Letter of Credit, this Agreement or any of the other Loan Documents (the “Letter of Credit Documents”);

(b) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any Letter of Credit Document;

(c) The existence of any claim, setoff, defense or other right which Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), Administrative Agent, Issuing Lender or any Revolving Credit Lender or any other Person, whether in connection with this Agreement, any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(d) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e) Payment by Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(f) Any failure, omission, delay or lack on the part of Administrative Agent, Issuing Lender or any Revolving Credit Lender or any party to any of the Letter of Credit Documents or any other Loan Document to enforce, assert or exercise any right, power or remedy conferred upon Administrative Agent, Issuing Lender, any Revolving Credit Lender or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of Administrative Agent, Issuing Lender, any Revolving Credit Lender or any such party; or

Second Amended and Restated Credit Agreement

(g) Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of Borrower from the performance or observance of any obligation, covenant or agreement contained in Section 3.6 (other than the defense of payment or performance).

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which Borrower has or may have against the beneficiary of any Letter of Credit shall be available hereunder to Borrower against Administrative Agent, Issuing Lender or any Revolving Credit Lender. With respect to any Letter of Credit, nothing contained in this Section 3.7 shall be deemed to prevent Borrower, after satisfaction in full of the absolute and unconditional obligations of Borrower hereunder with respect to such Letter of Credit, from asserting in a separate action any claim, defense, set off or other right which it may have against Administrative Agent, Issuing Lender or any Revolving Credit Lender in connection with such Letter of Credit.

3.8 Risk Under Letters of Credit.

(a) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Lender shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

(b) Subject to other terms and conditions of this Agreement, Issuing Lender shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Lender’s regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Lender shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Lender with due care and Issuing Lender may rely upon any notice, communication, certificate or other statement from Borrower, beneficiaries of Letters of Credit, or any other Person which Issuing Lender believes to be authentic. Issuing Lender will, upon request, furnish the Revolving Credit Lenders with copies of Letter of Credit Documents related thereto.

(c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Lender makes no representation and shall have no responsibility with respect to (i) the obligations of Borrower or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of Borrower or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Lender in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Revolving Credit Lenders expressly acknowledges that it has made and will continue to make its own evaluations of Borrower’s creditworthiness without reliance on any representation of Issuing Lender or Issuing Lender’s officers, agents and employees.

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(d) If at any time Issuing Lender shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Administrative Agent or Issuing Lender, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and shall promptly deliver to each Revolving Credit Lender its share thereof, less such Revolving Credit Lender’s pro rata share of the costs of such recovery, including court costs and attorney’s fees. If at any time any Revolving Credit Lender shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Lender’s Revolving Credit Percentage of such payment, such Revolving Credit Lender will promptly pay over such excess to Administrative Agent, for redistribution in accordance with this Agreement.

3.9 Indemnification. Borrower hereby indemnifies and agrees to hold harmless the Revolving Credit Lenders, Issuing Lender and Administrative Agent and their respective Affiliates, and the respective officers, directors, employees and agents of such Persons (each an “L/C Indemnified Person”), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Revolving Credit Lenders, Issuing Lender or Administrative Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit (collectively, the “L/C Indemnified Amounts”), and none of the L/C Indemnified Persons shall be liable or responsible for:

(a) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

(b) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(c) payment by Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of Issuing Lender), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(d) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit (except for errors and omissions resulting from gross negligence or willful misconduct of the Issuing Lender); or

(e) any other event or circumstance whatsoever arising in connection with any Letter of Credit.

It is understood that in making any payment under a Letter of Credit Issuing Lender will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

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With respect to subparagraphs (a) through (e) hereof, (i) Borrower shall not be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from (x) the gross negligence or willful misconduct of such L/C Indemnified Person or any officer, director, employee or agent of such L/C Indemnified Person or (y) matters arising solely by reason of claims between Lenders or any Lender or Administrative Agent or a Lender’s shareholders against Administrative Agent or a Lender, and (ii) Administrative Agent and Issuing Lender shall be liable to Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by Borrower which were caused by the gross negligence or willful misconduct of any L/C Indemnified Person or by Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

3.10 Right of Reimbursement. Each Revolving Credit Lender agrees to reimburse Issuing Lender on demand, pro rata in accordance with its respective Revolving Credit Percentage, for (i) the reasonable out-of-pocket costs and expenses of Issuing Lender to be reimbursed by Borrower pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by Borrower or any other Credit Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Lender in any way relating to or arising out of this Agreement (including Section 3.6(c)), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by Borrower, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Lender as a result of Issuing Lender’s gross negligence or willful misconduct or by Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

ARTICLE 4. BORROWING BASE.

4.1 Borrowing Base. The term “Conforming Borrowing Base” means, as of the date of determination thereof prior to the Borrowing Base Equalization Date, the designated loan value as calculated by Lenders in their sole discretion assigned to the discounted present value of future net income accruing to the Borrowing Base Properties, based upon Lenders’ in-house evaluation of Borrowing Base Properties. Before the Borrowing Base Equalization Date the term “Borrowing Base” has the meaning set forth below, and will be determined in relation to the Conforming Borrowing Base. On and after the Borrowing Base Equalization Date, the term “Borrowing Base” means, as of the date of determination thereof, the designated loan value as calculated by Lenders in their sole discretion assigned to the discounted present value of future net income accruing to the Borrowing Base Properties, based upon Lenders’ in-house evaluation of Borrowing Base Properties. The Lenders’ determination of the Conforming Borrowing Base and Borrowing Base will be made in accordance with then-current practices, economic and pricing parameters, methodology, assumptions, and customary procedures and standards established by each Lender from time to time for its petroleum industry customers including without limitation (a) an analysis of such reserves and production data with respect to the Hydrocarbon Interests of the Credit Parties in all of their Oil and Gas Properties, including the

Second Amended and Restated Credit Agreement

Mortgaged Properties, as is provided to Lenders in accordance herewith, (b) an analysis of the assets, liabilities, cash flow, business, properties, prospects, management and ownership of each Credit Party, and (c) such other credit factors as each Lender customarily considers in evaluating similar oil and gas credits. Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (collateral value in excess of loan amount) which Borrower acknowledges to be essential for the adequate protection of Lenders. The Borrowing Base shall initially be $125,000,000 and the Conforming Borrowing Base shall initially be $100,000,000. Until the Borrowing Base Equalization Date, the Borrowing Base shall exceed the Conforming Borrowing Base by $25,000,000 minus any prepayments made pursuant to Section 2.10. Prior to the Borrowing Base Equalization Date, any increase in the Conforming Borrowing Base as a result of the most recent redetermination thereof shall result in an equal increase in the Borrowing Base. On and after the Borrowing Base Equalization Date, the Borrowing Base shall equal the Conforming Borrowing Base then in effect and all references to Conforming Borrowing Base and Borrowing Base shall mean the Borrowing Base then in effect.

4.2 Periodic Determinations of Borrowing Base. Until the Borrowing Base Equalization Date, the Conforming Borrowing Base, and after the Borrowing Base Equalization Date, the Borrowing Base shall be redetermined by Lenders as of May 1 and November 1 of each year (each a “Determination Date”) until maturity, commencing May 1, 2012. The Conforming Borrowing Base or Borrowing Base, as applicable, as redetermined, shall remain in effect until the next Determination Date, provided the Borrowing Base may be redetermined between Determination Dates in accordance with Section 4.4.

4.3 Engineering Data to be Provided Prior to Scheduled Determination Dates. On or before March 1 of each year for the Determination Date of May 1, Borrower shall deliver to Administrative Agent a Reserve Report and the other data specified in Section 7.15. Lenders shall then determine the Conforming Borrowing Base or the Borrowing Base, as applicable, for the six (6) month period commencing May 1, which determination shall be made in accordance with the standards specified in Section 4.1 and the procedures set forth in Section 4.5. On or before September 1 of each year for the Determination Date of November 1, Borrower shall deliver to Administrative Agent a Reserve Report and the other data specified in Section 7.16. Lenders shall then determine the Conforming Borrowing Base or the Borrowing Base, as applicable, for the six (6) month period commencing November 1, which determination shall be made in accordance with the standards specified in Section 4.1 and the procedures set forth in Section 4.5.

4.4 Special Determinations of Borrowing Base. Special determinations of the Conforming Borrowing Base prior to the Borrowing Base Equalization Date, and the Borrowing Base on and after the Borrowing Base Equalization Date, may be requested by the Administrative Agent or Borrower (a) twice at any time during the first year after the Effective Date and (b) once between scheduled determination dates thereafter. If any special determination is requested by Administrative Agent or Borrower, Borrower will provide Administrative Agent with engineering data for the oil and gas reserves included in the most recent Reserve Report furnished Administrative Agent and the other data specified in Section 7.15 and within the time period specified therein. The determination whether to increase or decrease the Conforming Borrowing Base or the Borrowing Base, as applicable, shall then be made by Lenders in their sole discretion in accordance with the standards set forth in Section 4.1 and the procedures set forth in Section 4.5.

Second Amended and Restated Credit Agreement

4.5 General Procedures With Respect to Determination of Borrowing Base. Administrative Agent shall propose a redetermined Conforming Borrowing Base or Borrowing Base, as applicable, within thirty (30) days following receipt by Administrative Agent and Lenders of a Reserve Report and other applicable information. After having received notice of such proposal from Administrative Agent, the Supermajority Lenders (or all Lenders in the event of a proposed increase in the Conforming Borrowing Base or the Borrowing Base, as applicable) shall have fifteen (15) days to agree or disagree with such proposal. If, at the end of such fifteen (15) day period, the Supermajority Lenders (or all Lenders, in the event of a proposed increase of the Conforming Borrowing Base or the Borrowing Base, as applicable) shall not have communicated their approval or disapproval, such silence shall be deemed an approval, and Administrative Agent’s proposal shall be the new Conforming Borrowing Base or the new Borrowing Base, as applicable. If, however, the Supermajority Lenders (or any Lender, in the event of a proposed increase of the Conforming Borrowing Base or the Borrowing Base, as applicable) notify Administrative Agent within such fifteen (15) days of their disapproval, the Supermajority Lenders (or all Lenders, in the event of a proposed increase of the Conforming Borrowing Base or the Borrowing Base, as applicable) shall, within a reasonable period of time, agree on a new Conforming Borrowing Base or a new Borrowing Base, as applicable. Lenders may exclude any oil and gas reserves or portion of production therefrom or any income from any other property from the Conforming Borrowing Base or the Borrowing Base, as applicable, at any time, because title information is not satisfactory. After a redetermined Borrowing Base is approved or deemed approved by all of the Lenders or the Supermajority Lenders, as applicable, Administrative Agent shall promptly provide Borrower with written notice of the redetermined Borrowing Base, and the redetermined Borrowing Base shall become effective on the date of Borrower’s receipt of such notice. Administrative Agent shall provide prompt written notice to Borrower of each Lender that disapproves a redetermined Conforming Borrowing Base or Borrowing Base, as applicable, proposed by Administrative Agent. Notwithstanding the procedures outlined above in this Section 4.5, Borrower may request an immediate redetermination to increase the Conforming Borrowing Base in January 2012, such redetermination to be made by Lenders within fifteen (15) days after Administrative Agent’s receipt of updated reserves and production information from Borrower.

4.6 Borrowing Base Deficiency. If a Borrowing Base Deficiency shall exist because of a periodic or special redetermination of the Conforming Borrowing Base or the Borrowing Base, as applicable, pursuant to Section 4.2 or Section 4.4, then Administrative Agent shall notify Borrower of the same, and Borrower shall within thirty (30) days following receipt of such notice elect in writing whether to (i) prepay an amount which will eliminate the Borrowing Base Deficiency, or (ii) execute and deliver to Administrative Agent instruments mortgaging such other collateral as is acceptable to the Majority Lenders, pursuant to security documents in form reasonably acceptable to Administrative Agent having present values which, in the opinion of Majority Lenders, based upon Majority Lenders’ evaluation of the engineering data provided them, taken in the aggregate are sufficient to increase the Borrowing Base to an amount at least equal to the Aggregate Credit Exposure, or (iii) do any combination of the foregoing. If Borrower elects to prepay such deficiency under clause (i) above, then such prepayment shall be made in six (6) equal consecutive monthly installments beginning on the Deficiency Payment

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Commencement Date and continuing on the same day of each month thereafter until paid. If Borrower so elects to mortgage additional Oil and Gas Properties, then clause (ii) above shall be accomplished within thirty (30) days from Administrative Agent’s date of notification. If Borrower fails to make an election among clauses (i) through (iii) above within thirty (30) days from Administrative Agent’s notification, then (x) Borrower shall be deemed to have selected the payment option specified in clause (i) above, and (y) Borrower shall make such payment in six (6) equal consecutive monthly installments beginning on the Deficiency Payment Commencement Date and continuing on the same day of each month thereafter until paid. “Deficiency Payment Commencement Date” means (a) a day not later than the thirtieth (30th) day from the date of Administrative Agent’s notification of the Borrowing Base Deficiency, in the case where Borrower elects the payment option for clause (i) above or fails to make an election, or (b) a day which is within ten (10) days after receipt of notice from Administrative Agent that such property submitted pursuant to clause (ii) are not acceptable or do not have sufficient present value to eliminate the Borrowing Base Deficiency, as applicable. If Borrower makes an election to mortgage additional Oil and Gas Properties but such Oil and Gas Properties are not reasonably acceptable to the Majority Lenders or do not have present values which in the aggregate are sufficient to eliminate the Borrowing Base Deficiency, then (x) Borrower shall be deemed to have selected the payment option specified in clause (i), and (y) Borrower shall make such payment in six (6) equal consecutive monthly installments beginning on the Deficiency Payment Commencement Date and continuing on the same day of each month thereafter until paid. Notwithstanding anything to the contrary contained herein, if the Aggregate Credit Exposure exceeds the Conforming Borrowing Base on the Borrowing Base Equalization Date, then the Borrower shall make an immediate prepayment to the Administrative Agent of the Advances in an amount equal to such excess.

4.7 Borrowing Base Increase Fee. A fee shall be paid for each incremental increase in the new Borrowing Base over the highest Borrowing Base previously in effect. The amount of each such fee shall be determined by the Administrative Agent in accordance with the current market conditions at such time and shall be shared among Lenders in accordance with their Revolving Credit Percentages. There shall be no obligation imposed upon Borrower to accept an increase of the Borrowing Base proposed by Administrative Agent. However, if Borrower accepts the increase in the Borrowing Base, the fee shall be due and payable within ten (10) Business Days after Borrower’s receipt of written notice from the Administrative Agent of such increase, and without regard as to whether Borrower ever borrows the increased amount available under such new Borrowing Base. Determinations of when a fee is due shall be made by Administrative Agent and shall be conclusive and binding on the parties absent manifest error.

ARTICLE 5. CONDITIONS.

The obligations of Lenders to make Advances pursuant to this Agreement and the obligation of Issuing Lender to issue Letters of Credit are subject to the following conditions:

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5.1 Conditions of Initial Advances. The obligations of Lenders to make initial Advances pursuant to this Agreement and the obligation of Issuing Lender to issue initial Letters of Credit, in each case, on the Effective Date only, are subject to the following conditions:

(a) Notes, this Agreement and the other Loan Documents.

(i) Borrower shall have executed and delivered to Administrative Agent this Agreement and the Notes (for the account of each Lender requesting Notes); and each Credit Party shall have executed and delivered the other Loan Documents to which such Credit Party is required to be a party (including all schedules and other documents to be delivered pursuant hereto); and this Agreement, the Notes (if any) and the other Loan Documents shall be in full force and effect.

(ii) The Parent shall have executed and delivered to Administrative Agent the Guaranty, and the Guaranty shall be in full force and effect.

(b) Corporate Authority. Administrative Agent shall have received, with a counterpart thereof for each Lender, from each Credit Party and the Parent, a certificate of its Secretary dated as of the Effective Date as to:

(i) corporate resolutions (or the equivalent) of the Parent and each Credit Party authorizing the transactions contemplated by this Agreement and the other Loan Documents, in each case to which the Parent or such Credit Party is party, and authorizing the execution and delivery of this Agreement and the other Loan Documents, and in the case of Borrower, authorizing the execution and delivery of requests for Advances and the issuance of Letters of Credit hereunder,

(ii) the incumbency and signature of the officers or other authorized persons of the Parent and such Credit Party executing any Loan Document and in the case of Borrower, the officers who are authorized to execute any Requests for Advance, or requests for the issuance of Letters of Credit,

(iii) a certificate of good standing or continued existence (or the equivalent thereof) from the state of its incorporation or formation, and from every state or other jurisdiction where the Parent and such Credit Party are qualified to do business, which jurisdictions are listed on Schedule 5.1(b)(iii) attached hereto (other than as disclosed on such schedule), and

(iv) copies of the Parent’s and such Credit Party’s Organizational Documents as in effect on the Effective Date.

(c) Collateral Documents, Guaranties and other Loan Documents. Administrative Agent shall have received the following documents, each in form and substance reasonably satisfactory to Administrative Agent and fully executed by each party thereto:

(i) The Guaranty fully executed by each party thereto and dated as of the Effective Date.

Second Amended and Restated Credit Agreement

(ii) Certified copies of Uniform Commercial Code requests for information, or a similar search report certified by a party reasonably acceptable to Administrative Agent, dated a date reasonably prior to the Effective Date, listing all effective financing statements in the jurisdictions required by Administrative Agent which name any Credit Party (under their present names or under any previous names used within five (5) years prior to the date hereof) as debtors, together with (x) copies of such financing statements, and (y) authorized Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 8.2).

(iii) Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) requested by Administrative Agent and reasonably required to be provided in connection with the Collateral Documents to create, in favor of Administrative Agent (for and on behalf of Lenders), a first priority (subject to Liens permitted by Section 8.2) perfected security interest in the Collateral thereunder shall have been filed, registered or recorded, or shall have been delivered to Administrative Agent in proper form for filing, registration or recordation.

(d) Insurance. Administrative Agent shall have received evidence reasonably satisfactory to it that the Credit Parties have obtained the insurance policies required by Section 7.5 and that such insurance policies are in full force and effect.

(e) Compliance with Certain Documents and Agreements. The Parent and each Credit Party shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents, to the extent required to be performed or complied with by such Credit Party prior to and on the Effective Date. No Person (other than Administrative Agent, Lenders and Issuing Lender) party to this Agreement or any other Loan Document shall be in material default in the performance or compliance with any of the terms or provisions of this Agreement or the other Loan Documents in each case to which such Person is a party prior to and on the Effective Date. On the Effective Date no Default or Event of Default shall exist.

(f) Opinions of Counsel. The Parent and the Credit Parties shall furnish Administrative Agent prior to the initial Advance under this Agreement, with signed copies for each Lender, opinions of counsel to the Parent and the Credit Parties, to the extent deemed necessary by Administrative Agent, in each case dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to Administrative Agent.

(g) Payment of Fees. Borrower shall have paid to Comerica Bank any fees due under the terms of the Fee Letter, along with any other reasonable fees, costs or expenses due and outstanding to Administrative Agent or Lenders as of the Effective Date (including reasonable and documented fees, disbursements and other charges of counsel to Administrative Agent).

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(h) Financial Statements. Borrower shall have delivered to Lenders and Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent: (a) audited financial statements of Borrower for the Fiscal Year ending December 31, 2010, and presented in accordance with GAAP, and the quarterly financial statements prepared by Borrower for September 30, 2011 and (b) monthly cash flow projections of Borrower through September 30, 2012, in form reasonably acceptable to Administrative Agent.

(i) Due Diligence. Administrative Agent and Lenders shall have received, in each case in form and substance reasonably satisfactory to Administrative Agent, (a) engineering reports and other reserve information covering the Oil and Gas Properties of the Credit Parties and (b) such other reports or due diligence materials as Administrative Agent and the Majority Lenders may reasonably request.

(j) Closing Certificate. Administrative Agent shall have received, with a signed counterpart for each Lender, a certificate (which may be combined with the certificate required under Section 5.1(b)) of a Responsible Officer of Borrower dated the Effective Date, stating that to the best of his or her respective knowledge, (a) the representations and warranties made by the Parent and the Credit Parties in this Agreement or any of the other Loan Documents, as applicable, are true and correct in all material respects; (b) no Default or Event of Default shall have occurred and be continuing; and (c) since September 30, 2011, nothing has occurred which has had, or would reasonably be expected to have, a Material Adverse Effect.

(k) Title Due Diligence. Administrative Agent shall have received title opinions and other title information and data reasonably acceptable to Administrative Agent covering not less than 80% of the value of those Mortgaged Properties included in the Borrowing Base, reflecting title to the Hydrocarbon Interests of the Credit Parties in such Mortgaged Properties which is reasonably acceptable to Administrative Agent.

(l) Customer Identification Forms. Administrative Agent shall have received completed customer identification forms (forms to be provided by Administrative Agent to Borrower) from Borrower and each Guarantor.

5.2 Continuing Conditions. The obligations of each Lender to make each Advance (including the initial Advance) under this Agreement and the obligation of Issuing Lender to issue or renew any Letter of Credit shall, in each case, be subject to the following conditions:

(a) No Default or Event of Default shall exist as of the date of the Advance or the request for the issuance or renewal of the Letter of Credit, as the case may be;

(b) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects (except to the extent such representation and warranty is already qualified by materiality or by a “Material Adverse Effect” clause, in which case such representation and warranty shall be true and correct in all respects) as of the date of the Advance or Letter of Credit (as the case may be) as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date); and

Second Amended and Restated Credit Agreement

(c) After giving effect to such Advance or Letter of Credit, the Aggregate Credit Exposure will not exceed the Revolving Credit Aggregate Commitment.

Each borrowing of an Advance by, and issuance of a Letter of Credit on behalf of, the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Administrative Agent, Lenders, the Swing Line Lender and Issuing Lender as follows:

6.1 Corporate Authority. Each Credit Party and the Parent (a) is a limited liability company, partnership or corporation duly organized, legally existing and in good standing under the laws of the state or jurisdiction of its incorporation, formation or organization, as applicable, (b) is duly qualified and authorized to do business as a foreign limited liability company, partnership or corporation (or other business entity) in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary except where failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect, (c) has all requisite partnership, limited liability company or corporate power, as applicable, and has all material governmental consents, approvals, licenses and authorizations necessary in all material respects to carry on its business and own its material assets as now being or as proposed to be conducted and (d) has all requisite partnership, limited liability company or corporate power, as applicable, and authority to own all its material property (whether real, personal, tangible or intangible or of any kind whatsoever).

6.2 Due Authorization.

(a) Each Credit Party and the Parent has all necessary partnership, limited liability company or corporate power, as applicable, to execute, deliver and perform its obligations under the Loan Documents to which it is a party,

(b) The execution, delivery and performance by the Parent and each Credit Party of the Loan Documents, to which it is a party, (i) have been duly authorized by all necessary organizational action, and (ii) are not in contravention in any material respect of any law applicable to the Parent or such Credit Party or the terms of the Parent’s or such Credit Party’s Organizational Documents.

6.3 Good Title; Leases; Assets; No Liens. On the Effective Date (except as disclosed in Schedule 6.3) and thereafter except as disclosed to Administrative Agent:

(a) Each Credit Party, to the extent applicable, has good and defensible title to the material Hydrocarbon Interests and Oil and Gas Properties evaluated in the Reserve Report most recently provided to Administrative Agent, in each case free and clear of all Liens except the Liens permitted by Section 8.2;

Second Amended and Restated Credit Agreement

(b) Each Credit Party has good title to, or valid leasehold interests in, all (i) real property that is not real property referenced in clause(a) preceding and that is material to its business and (ii) personal property that is material to its business, in each case of (i) and (ii) preceding, except for Liens permitted by Section 8.2;

(c) (i) On the Effective Date, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any owned or leased real property; and (ii) after the Effective Date, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any such owned or leased real property that could reasonably be expected to have a Material Adverse Effect; and

(d) There are no Liens on, and no financing statements on file, with respect to any of the assets owned by the Credit Parties, except for the Liens permitted by Section 8.2 of this Agreement.

6.4 Taxes. Except (a) taxes that are being contested in good faith by appropriate proceedings and for which Borrower or a Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) where the failure to do so would not result in a Material Adverse Effect.

(a) On the Effective Date, except as set forth on Schedule 6.4, each Credit Party and the Parent has filed on or before their respective due dates or within the applicable grace periods, all United States federal, state, local and other tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by the Parent or any such Credit Party, as the case may be, to the extent such taxes have become due, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of the Parent or such Credit Party as may be required by GAAP.

(b) After the Effective Date, the Parent and each Credit Party has filed on or before their respective due dates or within the applicable grace periods, all United States federal, state, local and other tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such Credit Party, as the case may be, to the extent such taxes have become due, except (i) to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of such Credit Party as may be required by GAAP, and (ii) where the failure to do so would not result in a Material Adverse Effect.

6.5 No Defaults. To Borrower’s knowledge, neither Borrower nor any Restricted Subsidiary is in default, nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, would constitute a default under any material agreement, instrument or undertaking to which it is a party or by which any of them or any of their property is bound, in each case which would reasonably be expected to cause a Material Adverse Effect.

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6.6 Enforceability. This Agreement and each of the other Loan Documents to which the Parent or any Credit Party is a party, have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of the Parent and such Credit Party, enforceable against the Parent or such Credit Party (as applicable) in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

6.7 Compliance with Laws.

(a) Each of the Credit Parties and the Parent is in compliance with (i) all Requirements of Law, and (ii) its Organizational Documents, except, in each case of clause (i) and (ii) preceding, to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect;

(b) On the Effective Date, no Credit Party is liable for any material refunds or interest thereon as a result of any order from the Federal Energy Regulatory Commission or any Governmental Authority with respect to any pipeline system,

(c) Except for such acts or failures to act as would not reasonably be expected to have a Material Adverse Effect, the Oil and Gas Properties (and properties unitized therewith) of the Credit Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Oil and Gas Properties and other contracts and agreements forming a part of the Oil and Gas Properties; and

(d) No Credit Party or the Parent, nor, any Related Party, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Advance, nor the proceeds from any Advance, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Administrative Agent, the Issuing Lender or the Swing Line Lender) of Sanctions.

Second Amended and Restated Credit Agreement

6.8 Non-contravention.

(a) The execution, delivery and performance of this Agreement and the other Loan Documents by the Parent and each Credit Party (as applicable)will not violate in any material respect any Requirement of Law.

(b) The Borrower represents that the execution, delivery and performance of this Agreement and the other Loan Documents (including each Request for Advance) to which the Parent and each Credit Party is a party are not in contravention of the terms of any material Contractual Obligation, indenture, agreement or undertaking to which the Parent or such Credit Party is a party or by which it or its properties are bound where such violation could reasonably be expected to have a Material Adverse Effect.

6.9 Litigation. Except as disclosed on Schedule 6.9 or to Administrative Agent hereafter in writing, there are no suits, actions or proceedings by or before any arbitrator or Governmental Authority, including, without limitation, any bankruptcy proceeding, or governmental investigations, pending against or, to the knowledge of Borrower, threatened against or affecting the Parent or any Credit Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect (taking into account insurance on other recoveries) or (ii) that involve this Agreement or any other Loan Documents or any of the transactions contemplated hereby or thereby.

6.10 Consents, Approvals and Filings, etc.

(a) No authorizations, permits, consents, approvals, licenses, qualifications or formal exemptions from, nor any filing, declaration or registration with, any court, Governmental Authority or any Person are necessary for the execution, delivery and performance: (i) by the Parent or any Credit Party of this Agreement and any of the other Loan Documents to which the Parent or such Credit Party is a party or (ii) by the Credit Parties of the grant of Liens granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, as applicable, except for the recording and filing of the Collateral Documents as required by this Agreement.

(b) The Borrower represents that no authorizations, permits, consents, approvals, licenses, qualifications or formal exemptions from, nor any filing, declaration or registration with, any court, Governmental Authority or any Person are necessary for the operation of any Credit Party’s business, except in each case (i) such matters which have been previously obtained, and (ii) those the failure of which to obtain could not reasonably be expected to result in a Material Adverse Effect.

6.11 No Investment Company or Margin Stock. No Credit Party is, nor is the Parent, engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB) or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by any Credit Party to purchase or carry margin stock. No Credit Party or the Parent is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Second Amended and Restated Credit Agreement

6.12 ERISA. No Credit Party or Parent maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.12 hereto or otherwise disclosed to Administrative Agent in writing. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) There is no accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or any outstanding liability with respect to any Pension Plans owed to the PBGC other than future premiums due and owing pursuant to Section 4007 of ERISA, and no “reportable event” as defined in Section 4043(c) of ERISA has occurred with respect to any Pension Plan, other than an event for which the notice requirement has been waived by the PBGC;

(b) Each Pension Plan is being maintained and funded in accordance with its terms and is in compliance with the requirements of the Internal Revenue Code and ERISA;

(c) None of the Credit Parties or Parent has engaged in a prohibited transaction with respect to any Pension Plan, other than a prohibited transaction for which an exemption is available and has been obtained, which could subject such Credit Parties or Parent to a material tax or penalty imposed by Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA; and

(d) No Credit Party or Parent has had a complete or partial withdrawal from any Multiemployer Plan.

6.13 Conditions Affecting Business or Properties. Neither the respective businesses nor the properties of any Credit Party is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty that could reasonably be expected to have a Material Adverse Effect.

6.14 Environmental and Safety Matters. Except (i) as set forth in Schedule 6.14 or as otherwise disclosed to the Lenders in writing or (ii) as would not have a Material Adverse Effect:

(a) all facilities and property owned or leased by the Credit Parties are in compliance with all Hazardous Material Laws;

(b) there have been no unresolved and outstanding past, and there are no pending or threatened:

(i) claims, complaints, notices or requests for information received by any Credit Party with respect to any alleged violation of any Hazardous Material Law, or

Second Amended and Restated Credit Agreement

(ii) written complaints, notices or inquiries to any Credit Party regarding potential liability of any Credit Parties under any Hazardous Material Law; and

(c) no conditions exist at, on or under any property now or previously owned or leased by any Credit Party which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law or create a significant adverse effect on the value of the property.

6.15 Subsidiaries. Except as disclosed on Schedule 6.15 hereto as of the Effective Date, and thereafter, except as disclosed to Administrative Agent in writing from time to time, no Credit Party or the Parent has any Subsidiaries. As of the Effective Date, each Subsidiary that is an Unrestricted Subsidiary is listed as such on Schedule 6.15 and is designated so in accordance with the terms of this Agreement. After the Effective Date, the Administrative Agent has received prompt written notice of the existence of each Unrestricted Subsidiary formed, acquired, created or converted after the Effective Date.

6.16 Capital Structure. Schedule 6.16 attached hereto sets forth all issued and outstanding Equity Interests of each Credit Party, including the number of authorized, issued and outstanding Equity Interests of each Credit Party, the par value of such Equity Interests and the holders of such Equity Interests, all on and as of the Effective Date. All issued and outstanding Equity Interests of each Credit Party are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (except for the benefit of Administrative Agent) and such Equity Interests were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. Except as disclosed on Schedule 6.16, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party, of any Equity Interests of any Credit Party.

6.17 Accuracy of Information.

(a) The audited financial statements for the Fiscal Year ended December 31, 2010, and the unaudited consolidated financial statements at September 30, 2011, furnished to Administrative Agent and Lenders prior to the Effective Date fairly present in all material respects the financial condition of Parent and its Subsidiaries and the results of their operations for the periods covered thereby, and have been prepared in accordance with GAAP (subject, in the case of the interim financial statements, to normal year-end adjustments, including tests for impairment of assets and lack of footnotes).

(b) Since September 30, 2011, there has been no change, circumstance or event that has had a Material Adverse Effect.

(c) Neither Borrower nor any Restricted Subsidiary has on the Effective Date any material Debt, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or unanticipated losses from any unfavorable commitments of a kind required under GAAP to be referred to or reflected in a consolidated balance sheet, except as referred to or reflected or provided for in the financial statements referred to in Section 6.17(a).

Second Amended and Restated Credit Agreement

6.18 Solvency. After giving effect to the transactions contemplated hereby, (a) the assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair market valuation, of the Parent and the Credit Parties on a consolidated basis will exceed the aggregate Debt of the Parent and the Credit Parties on a consolidated basis, as the Debt becomes absolute and matures, (b) the Parent and the Credit Parties on a consolidated basis will not have incurred or intended to incur Debt beyond their ability to pay such Debt (after taking into account the timing and amounts of cash to be received by Parent and each of the Credit Parties and the amounts to be payable on or in respect of their liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) the Parent and the Credit Parties on a consolidated basis will not have unreasonably small capital for the conduct of their business taken as a whole.

6.19 No Misrepresentation. The written information, statements, exhibits, certificates, documents and reports, taken as a whole, furnished to the Administrative Agent and the Lenders (or any of them) by Borrower, any other Credit Party or Parent in connection with the negotiation or administration of this Agreement or any other Loan Document, or any other transaction contemplated hereby, do not contain any material misstatement of fact and do not omit to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made and with respect to Borrower and its Restricted Subsidiaries taken as a whole. All projections and pro-forma financial information contained in the documents and materials referenced above are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by Administrative Agent and Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact, other than information known to the public generally, known to any Credit Party, that could reasonably be expected to have a Material Adverse Effect that has not expressly been disclosed to Administrative Agent in writing. Neither Borrower nor any Restricted Subsidiary or Parent is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any material agreement or instrument to which the Parent or any Credit Party is a party or by which the Parent or any Credit Party is bound which default could reasonably be expected to have a Material Adverse Effect.

6.20 Engineering Reports. Each Credit Party executing a Mortgage owns or will own (subject to Liens permitted by Section 8.2), the net interest and production attributable to the material Mortgaged Properties evaluated in the engineering reports it has most recently furnished to Administrative Agent. The ownership of such properties shall not in the aggregate in any material respect obligate such Credit Party to bear costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interests of such properties as shown in such engineering reports most recently furnished to Administrative Agent. Each Credit Party executing a Mortgage has paid all

Second Amended and Restated Credit Agreement

royalties payable under the oil and gas leases to which it is an operator, except (a) those contested in accordance with the terms of the applicable joint operating agreement or otherwise contested in good faith by appropriate proceedings, and (b) to the extent such failure would not reasonably be expected to cause or result in a Material Adverse Effect. Upon delivery of each Reserve Report furnished to Lenders pursuant to Section 7.15, the statements made in the preceding sentences of this Section 6.20 shall be true with respect to such Reserve Reports.

6.21 Gas Balancing Agreements and Advance Payment Contracts. Except as set forth on Schedule 6.21, as of the Effective Date, (a) there is no Material Gas Imbalance, and (b) the aggregate amount of all Advance Payments received by any Credit Party under Advance Payment Contracts which have not been satisfied by delivery of production does not exceed $1,000,000.

6.22 Commodity Hedging Agreements. Schedule 6.22 sets forth, as of the Effective Date, a true and complete list of all Commodity Hedging Agreements (other than Excluded Hedges) of the Credit Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof (as of November 30, 2011), all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

6.23 Corporate Documents and Corporate Existence. As to the Parent and each Credit Party, (a) it is an organization as described on Schedule 6.23 hereto and has provided Administrative Agent with complete and correct copies of its Organizational Documents in effect on the Effective Date, and, if applicable, a good standing certificate within 30 days of the Effective Date and (b) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers (i) as of the Effective Date are set forth on Schedule 6.23 hereto or (ii) after the Effective Date, as disclosed to Administrative Agent in writing.

ARTICLE 7. AFFIRMATIVE COVENANTS.

Borrower covenants and agrees, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid (excluding contingent reimbursement and indemnification obligations for which no claim has been made and Lender Hedging Obligations and Lender Product Obligations that it will, and, as applicable, it will cause each of its Restricted Subsidiaries to:

7.1 Financial Statements. Furnish to Administrative Agent, in form and detail reasonably satisfactory to Administrative Agent, with sufficient copies for each Lender, the following documents:

(a) as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year, a copy of the audited Consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Year and the related audited Consolidated statements of income, equity, and cash flows of Parent and its Subsidiaries for such Fiscal Year and underlying assumptions, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified by Grant Thornton or another independent, nationally recognized certified public accounting firm reasonably satisfactory to Administrative Agent; and

Second Amended and Restated Credit Agreement

(b) as soon as available, but in any event within sixty (60) days after the end of each Fiscal Quarter of the Credit Parties (excluding the last quarter of each Fiscal Year) subject to standard audit adjustments, Borrower prepared unaudited Consolidated balance sheet of Parent and its Subsidiaries as at the end of such quarter and the related unaudited statements of income, equity and cash flows of Parent and its Subsidiaries for the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, and certified by a Responsible Officer of Borrower as being fairly stated in all material respects.

All such financial statements shall be complete and correct in all material respects and be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Officer and disclosed therein), provided however that the financial statements delivered pursuant to clause (b) hereof will not be required to include footnotes and will be subject to change for audit and year-end adjustments.

Documents required to be delivered pursuant to this Section 7.1 or Section 7.2 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at http://www.matadorresources.com or (2) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and, upon request, each Lender (by telecopier or electronic mail) of the posting of any such documents and, upon request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.2(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the

Second Amended and Restated Credit Agreement

Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

7.2 Certificates; Other Information. Furnish to Administrative Agent, in form and detail reasonably acceptable to Administrative Agent, with sufficient copies for each Lender, the following documents:

(a) Concurrently with the delivery of the financial statements described in Sections 7.1(a) for each Fiscal Year end, and 7.1(b) for each Fiscal Quarter end, a Compliance Certificate duly executed by a Responsible Officer;

(b) As available and upon reasonable request from Administrative Agent, promptly upon receipt thereof, a copy of each other report or letter submitted to Parent or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of Parent and its Subsidiaries, and a copy of any response by Parent or any Subsidiary of Parent (or its board of directors or other governing body) to such letter or report;

(c) If at any time applicable, promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by Parent to its shareholders generally and each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by Parent with or received by Parent in connection therewith from any securities exchange or the SEC or any successor agency;

(d) Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this section;

Second Amended and Restated Credit Agreement

(e) Upon reasonable request of the Administrative Agent, within thirty (30) days after the end of each month (the “Reported Month”), a monthly report, in form and substance satisfactory to the Required Lenders, indicating the Reported Month’s production volumes for each well on the Oil and Gas Properties of the Credit Parties, sales volumes, sales revenues, production taxes, operating expenses and net operating income from production from such Oil and Gas Properties, with detailed calculations and worksheets;

(f) Such additional financial and/or other information regarding the Parent or any Credit Party, or any of their properties or assets as Administrative Agent or any Lender may from time to time reasonably request, promptly following such request.

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its obligations of whatever nature, including without limitation all assessments, governmental charges, claims for labor, supplies, rent or other obligations, except where (a) the failure to do so could not reasonably be expected to have a Material Adverse Effect or (b) the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.

7.4 Conduct of Business and Maintenance of Existence; Compliance with Laws.

(a) Preserve, renew and keep in full force and effect its existence except as otherwise permitted pursuant to Section 8.3 and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations and the failure to be so qualified would not be reasonably expected to result in a Material Adverse Effect;

(b) Take all action it deems necessary in its reasonable business judgment to maintain all rights, privileges, licenses and franchises necessary for the normal conduct of its business except where the failure to so maintain such rights, privileges or franchises could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c) Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(d) (i) Continue to be a Person whose property or interests in property is not blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Order”), (ii) not engage in the transactions prohibited by Section 2 of that Order or become associated with Persons such that a violation of Section 2 of the Order would arise, and (iii) not become a Person on the list of Specially Designated National and Blocked Persons, or (iv) otherwise not become subject to the limitation of any OFAC regulation or executive order.

Second Amended and Restated Credit Agreement

7.5	Maintenance of Property; Insurance.

(a) At its own expense, do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency all of its material Oil and Gas Properties and other material properties including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its material Oil and Gas Properties and other material properties will be fully preserved and maintained, except to the extent a portion of such properties is no longer capable of producing Hydrocarbons in economically reasonable amounts.

(b) (i) Pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its material Oil and Gas Properties, (ii) perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub leases, contracts and agreements affecting its material interests in its material Oil and Gas Properties and other material properties, (iii) cause each Subsidiary to do all other things necessary to keep unimpaired in all material respects, its rights with respect to its material Oil and Gas Properties and other material properties, and prevent any forfeiture thereof or a default thereunder, except in each case (A) for Liens permitted by the terms of Section 8.2, (B) to the extent a portion of such properties is no longer capable of producing Hydrocarbons in economically reasonable amounts and (C) for Dispositions permitted by Section 8.3.

(c) Operate its material Oil and Gas Properties and other material properties or cause or make reasonable and customary efforts to cause such material Oil and Gas Properties and other material properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

Notwithstanding the foregoing, with respect to those Mortgaged Properties which are being operated by operators other than a Credit Party, the Borrower and the other Credit Parties shall not be obligated to perform any undertakings contemplated by the covenants and agreements contained herein which are performable only by such operators and are beyond the control of the Borrower or such Credit Party, as applicable; provided, however, the Borrower and the other Credit Parties agree to promptly take all reasonable actions available under any operating agreements or otherwise to bring about the performance of any such undertakings required to be performed under this Section.

(d) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall name Administrative Agent as lender loss payee and such policies shall name the Administrative Agent and the Secured Parties as “additional insureds”; provided, that if no Default shall have occurred and be continuing, the Borrower or any Restricted Subsidiary may use the proceeds of casualty insurance to repair or replace assets or otherwise reinvest such proceeds in its business.

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7.6 Inspection of Property; Books and Records, Discussions. Permit Administrative Agent and each Lender, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, upon the request of Administrative Agent or such Lender, to examine the Parent’s and each Subsidiary’s books, accounts, records, ledgers and assets and properties; (b) from time to time, during normal business hours, upon the request of Administrative Agent, to conduct full or partial collateral audits of the accounts and inventory of the Credit Parties and appraisals of all or a portion of the fixed assets (including real property) of the Credit Parties, such audits and appraisals to be completed by an appraiser as may be selected by Administrative Agent and consented to by Borrower (such consent not to be unreasonably withheld); (c) during normal business hours and at their own risk, to enter onto the real property owned or leased by the Parent or any Subsidiary to conduct inspections, investigations or other reviews of such real property; and (d) at reasonable times during normal business hours and at reasonable intervals, to visit the Parent’s and all of the Subsidiaries’ offices, discuss the Parent’s and each Subsidiary’s respective financial matters with their respective officers, as applicable, and, by this provision, Borrower authorizes, and will cause the Parent and each of its Subsidiaries to authorize, its independent certified or chartered public accountants to discuss the finances and affairs of the Parent or any Subsidiary and examine any of the Parent’s or such Subsidiary’s books, reports or records held by such accountants. Reasonable costs and expenses of such inspections and examinations shall be paid by the Borrower, provided, however, prior to the occurrence and continuance of an Event of Default, such inspections and examinations shall be limited to once per Fiscal Year.

7.7 Notices. Promptly give written notice to Administrative Agent of:

(a) the occurrence of any Default or Event of Default of which any Credit Party has knowledge;

(b) any litigation or proceeding existing at any time between any Credit Party and any Governmental Authority or other third party, or any investigation of any Credit Party conducted by any Governmental Authority, of which Borrower has knowledge and which in any case if adversely determined would have a Material Adverse Effect;

(c) the occurrence of any event which any Credit Party believes could reasonably be expected to have a Material Adverse Effect, promptly after concluding that such event could reasonably be expected to have such a Material Adverse Effect;

(d) any damage to the Oil and Gas Properties in excess of Threshold Amount in aggregate per occurrence; and

(e) any event of which Borrower has knowledge giving rise to an obligation for Borrower to make a mandatory prepayment hereunder.

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Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and, in the case of notices referred to in clauses (a), (b), (c), (d), and (e) hereof stating what action the applicable Credit Party has taken or proposes to take with respect thereto.

7.8 Hazardous Material Laws.

(a) Use and operate (or cause to be operated) all of its facilities and properties in material compliance with applicable Hazardous Material Laws, keep all material required permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in compliance therewith, and handle Hazardous Materials in material compliance with all applicable Hazardous Material Laws except to the extent the failure to do any of the foregoing would not reasonably be expected to have a Material Adverse Effect; and

(b) To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect.

7.9 Financial Covenants.

(a) Total Debt to Consolidated EBITDA Ratio. Maintain as of the last day of each Fiscal Quarter a Total Debt to Consolidated EBITDA Ratio of not more than 4.00 to 1.00.

(b) Current Ratio. Maintain as of the last day of each Fiscal Quarter, commencing on March 31, 2012, a Current Ratio of not less than 1.00 to 1.00.

7.10 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, Governmental Authority, regulatory authority, securities exchange or otherwise) which are necessary or reasonably requested by Administrative Agent in connection with the execution, delivery and performance by the Parent or any Credit Party, as applicable, of this Agreement, the other Loan Documents, or any other documents or instruments to be executed and/or delivered by the Parent or any Credit Party, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.

7.11 Compliance with ERISA; ERISA Notices.

(a) Comply in all material respects with all material requirements imposed by ERISA and the Internal Revenue Code, including, but not limited to, the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b) Promptly notify Administrative Agent upon the occurrence of any of the following events of which Borrower has knowledge if any such event or events would reasonably be expected to have a Material Adverse Effect: (i) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of

Second Amended and Restated Credit Agreement

Title IV of ERISA by any Credit Party; (ii) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA; (iii) the commencement by the PBGC, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA; (iv) the failure of any Credit Party to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code or Section 302 of ERISA; (v) the withdrawal of any Credit Party from any Multiemployer Plan if any Credit Party reasonably believes that such withdrawal would give rise to the imposition of Withdrawal Liability with respect thereto; or (vi) the occurrence of (x) a “reportable event” which is required to be reported by a Credit Party under Section 4043 of ERISA other than any event for which the reporting requirement has been waived by the PBGC or (y) a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained.

7.12 Future Restricted Subsidiaries; Additional Collateral.

(a) Within thirty (30) days after the date any Person becomes a Restricted Subsidiary (or such longer time period as Administrative Agent may determine), whether by acquisition, an Unrestricted Subsidiary becoming a Restricted Subsidiary or otherwise, cause such new Restricted Subsidiary to execute and deliver to Administrative Agent, for and on behalf of each of Secured Parties (unless waived by Administrative Agent) a joinder agreement to the Guaranty whereby such Restricted Subsidiary shall become obligated as a Guarantor under the Guaranty; and

(b) Within thirty (30) days after the date any Person becomes a Restricted Subsidiary (or such longer time period as Administrative Agent may determine), whether by acquisition, an Unrestricted Subsidiary becoming a Restricted Subsidiary or otherwise, Borrower shall (i) in the event Borrower is the owner of the Equity Interests of such Restricted Subsidiary, pledge such Equity Interests to Administrative Agent, for the benefit of the Secured Parties pursuant to a Pledge Agreement, (ii) in the event that a Credit Party (other than Borrower) is the owner of such Equity Interests, cause such Credit Party to execute and deliver a joinder agreement to a Pledge Agreement pursuant to which such Credit Party shall become a party to a Pledge Agreement and pledge such Equity Interests to the Administrative Agent, for the benefit of the Secured Parties, and (iii) take, or cause to be taken, such action as may be necessary to perfect the Lien created pursuant to a Pledge Agreement on such Equity Interests.

Borrower will also deliver, or cause to be delivered, to Administrative Agent such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as may be reasonably required by Administrative Agent in connection with the actions required under this Section 7.12. Upon Administrative Agent’s reasonable request, Borrower shall take, or cause to be taken, such additional steps as are necessary under applicable law to perfect and ensure the validity and priority of the Liens granted under this Section 7.12.

7.13 Use of Proceeds. Use all Advances of the Revolving Credit as set forth in Section 2.12. Borrower shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.

Second Amended and Restated Credit Agreement

7.14 Further Assurances and Information.

(a) Take such actions and cause the Parent and each Restricted Subsidiary to take such actions as Administrative Agent or Majority Lenders may from time to time reasonably request to establish and maintain the guaranties by the Parent and the Restricted Subsidiaries, and a first priority perfected security interests in and Liens on all of the Collateral of the Credit Parties in favor of the Administrative Agent on behalf of the Secured Parties, subject only to those Liens permitted under Section 8.2, including, without limitation, (i) promptly curing any defects in the creation and issuance of the Notes, the execution and delivery of this Agreement and the other Loan Documents, and (ii) promptly executing and delivering such additional guaranties, pledges, assignments, mortgages, lien instruments, and security instruments as Administrative Agent may reasonably require to effectuate more fully the purposes and intent of this Agreement and the other Loan Documents, or to further evidence and more fully describe the collateral intended as security for the Indebtedness. For the avoidance of doubt, any requirement for any agreement or instrument granting or perfecting Liens in assets or properties of the Credit Parties shall (A) be specifically limited to the Credit Parties’ Mortgaged Properties and Equity Interests in Restricted Subsidiaries and not the assets and properties of the Parent and (B) not include Excluded Assets. In each case, such documentation shall be in form and substance reasonably acceptable to Administrative Agent, and prepared at the expense of Borrower.

(b) Promptly execute and deliver, and cause the Parent and each Restricted Subsidiary to promptly execute and deliver, to Administrative Agent upon reasonable request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Parent, the Borrower or any Restricted Subsidiary, as the case may be, in this Agreement and the other Loan Documents or to correct any omissions in the Loan Documents, or to state more fully the security obligations set out herein or in any of the Collateral Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Collateral Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith.

(c) Provide Administrative Agent and Lenders with any other information required by Section 326 of the USA Patriot Act or necessary for Administrative Agent and Lenders to verify the identity of any Credit Party as required by Section 326 of the USA Patriot Act.

Second Amended and Restated Credit Agreement

7.15 Reserve Reports.

(a) On March 1 and September 1 of each year commencing March 1, 2012, Borrower shall furnish to Administrative Agent and Lenders a Reserve Report dated as of the preceding January 1 of that year for the Reserve Report due March 1 and as of the preceding July 1 of that year for the Reserve Report due September 1. Each Reserve Report required to be delivered on March 1 of each year shall be prepared by or audited by Netherland, Sewell & Associates, Inc. or another independent petroleum consulting firm reasonably acceptable to Administrative Agent. Each other Reserve Report shall be prepared by Borrower’s in-house staff under the supervision of the appropriate officer who shall certify such Reserve Report to be true and accurate in all material respects and, except as disclosed therein, to have been prepared in accordance with the methodology and procedures used in the immediately preceding January 1 Reserve Report.

(b) In the event of any special determination of the Conforming Borrowing Base or the Borrowing Base under Section 4.4, Borrower shall furnish to Administrative Agent and Lenders a Reserve Report prepared by Borrower’s in-house staff under the supervision of the appropriate officer who shall certify such Reserve Report to be true and accurate in all material respects and, except as disclosed therein, and to have been prepared in accordance with the methodology and procedures used in the immediately preceding Reserve Report. Borrower shall provide such Reserve Report with an “as of” date as reasonably requested by Administrative Agent as soon as possible, but in any event no later than sixty (60) days following the receipt of the reasonably request by Administrative Agent. For any special determination requested by the Borrower pursuant to Section 4.4, the “as of” date shall be not more than 120 days preceding the date of delivery of the corresponding Reserve Report.

(c) With the delivery of each Reserve Report, Borrower shall provide to Administrative Agent and Lenders, a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Credit Parties own good and defensible title to the Mortgaged Properties evaluated in such Reserve Report (which shall note which Oil and Gas Properties are Mortgaged Properties) and such Mortgaged Properties are free of all Liens except for Liens permitted under Section 8.2, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no Material Gas Imbalances and the aggregate amount of all Advance Payments received by any Credit Party under Advance Payment Contracts that have not been satisfied by delivery of production does not exceed $1,000,000, and (iv) none of their Mortgaged Properties evaluated in the most recent previous Reserve Report have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list (A) all Mortgaged Properties sold, (B) all Mortgaged Properties added to and deleted from the immediately prior Reserve Report, showing any change in working interest or net revenue interest and the reason for such change, and (C) all Persons disbursing proceeds to the Credit Parties from their Mortgaged Properties.

7.16 Title Information and Mortgage Coverage.

(a) Delivery. On or before the delivery to Administrative Agent and Lenders of each Reserve Report required by Section 7.15, Borrower will deliver title information in form and substance reasonably acceptable to Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in

Second Amended and Restated Credit Agreement

the immediately preceding Reserve Report, so that Administrative Agent shall have received together with title information previously delivered to Administrative Agent, reasonably satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report and constituting Mortgaged Properties.

(b) Cure of Title Defects. Upon reasonable request by Administrative Agent, Borrower shall cure any title defects or exceptions which are not Liens permitted under Section 8.2 and which in the sole discretion of Administrative Agent render the title to the Mortgaged Properties not good and defensible (except for Liens permitted by Section 8.2), or substitute acceptable Mortgaged Properties with no title defects or exceptions except for Liens permitted under Section 8.2 covering Mortgaged Properties of an equivalent value, within ninety (90) days after a reasonable request by Administrative Agent or Lenders to cure such defects or exceptions.

(c) Failure to Cure Title Defects. If Borrower is unable to cure any title defect required to be cured under Section 7.16(b) above as reasonably requested by Administrative Agent or Lenders to be cured within the 90-day period or Borrower does not comply with the requirements to provide reasonably acceptable title information covering 80% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report and constituting Mortgaged Properties, such default shall not be a Default or an Event of Default, but instead Administrative Agent and Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by Administrative Agent or Lenders. To the extent that Administrative Agent or the Majority Lenders are not satisfied with title to any Mortgaged Property after the time period in Section 7.15(b) has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement, and Administrative Agent may send a notice to Borrower and Lenders that the then outstanding Borrowing Base shall be reduced by an amount as reasonably determined by Administrative Agent with the concurrence of the Majority Lenders to cause Borrower to be in compliance with the requirement to provide reasonably acceptable title information on 80% of the value of the Mortgaged Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.

7.17 Collateral.

(a) Collateral. The Indebtedness shall be secured by a perfected first priority Lien (subject only to Liens permitted under Section 8.2) granted to Administrative Agent for the benefit of Lenders in no less than 90% before the Borrowing Base Equalization Date and 80% after the Borrowing Base Equalization Date of the value of Oil and Gas Properties owned by the Credit Parties as of the Effective Date to which proved reserves of oil or gas are attributed in the most recent Reserve Report; and (B) all tangible and intangible personal property of the Credit Parties (other than Excluded Assets) located on or related to the Mortgaged Properties, all accounts receivable and other proceeds arising from the sale of Hydrocarbons produced from the Mortgaged Properties and the Equity Interests directly or indirectly owned by the Credit Parties in all the Restricted Subsidiaries (existing and future) to the extent a security interest therein can be obtained under the Uniform Commercial Code.

Second Amended and Restated Credit Agreement

(b) Title Information. Upon reasonable request by Administrative Agent in connection with the granting of the Lien on Oil and Gas Properties referred to in clause (a) above, Borrower will provide to Administrative Agent title information in form and substance reasonably satisfactory to Administrative Agent with respect to such Credit Party’s interests, provided that Borrower will not be required to provide title information for more than 80% of the value of the Mortgaged Properties of the Credit Parties to which proven reserves of oil or gas are attributed.

(c) Legal Opinions. Promptly after the filing of any new Collateral Document in any state, upon the reasonable request of Administrative Agent, Borrower will provide to Administrative Agent an opinion addressed to Administrative Agent for the benefit of Lenders in form and substance reasonably satisfactory to Administrative Agent in its sole discretion, from counsel reasonably acceptable to Administrative Agent, stating that the Collateral Document is valid, binding, and enforceable in accordance with its terms in legally sufficient form for such jurisdiction.

(d) ORCA Properties.

(i) The Mortgaged Properties described on Schedule 7.17(d) (“ORCA Properties”) shall continue to secure the Indebtedness until the Borrowing Base Equalization Date.

(ii) At any time after the Borrowing Base Equalization Date, so long as (A) Borrower has made all prepayments required hereunder, and (B) no Default or Borrowing Base Deficiency has occurred and is continuing, upon the written request of Borrower, the Administrative Agent will promptly release the Liens on any of the ORCA Properties that are not Borrowing Base Properties.

(e) Mortgages. Within 30 days after the Effective Date, Borrower will provide Mortgages (or supplements thereto) on at least 90% of the Oil and Gas Properties included in the Borrowing Base (as determined by value as reflected in the most recent Reserve Report) together with any related documentation necessary to perfect the Liens in favor of Administrative Agent for the ratable benefit of Secured Parties on the properties purported to be covered thereby.

ARTICLE 8. NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid (excluding contingent reimbursement and indemnification obligations for which no claim has been made and Lender Hedging Obligations and Lender Product Obligations), it will not, and, as applicable, it will not permit any of its Restricted Subsidiaries to:

Second Amended and Restated Credit Agreement

8.1 Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:

(a) Debt of any Credit Party to Administrative Agent and/or any Secured Party constituting Indebtedness;

(b) any Debt existing on the Effective Date and set forth in Schedule 8.1 attached hereto and any refinancing, refundings and renewals thereof (without increasing the principal amount thereof);

(c) Debt of any Credit Party to finance the acquisition of fixed or capital assets, including Capitalized Leases, provided that both at the time of and immediately after giving effect to the incurrence thereof the aggregate amount of all such Debt at any one time outstanding (including, without limitation, any Debt of the type described in this clause (c) which is set forth on Schedule 8.1) shall not exceed $5,000,000 and any renewals or refinancings of such Debt;

(d) Debt pursuant to any permitted Commodity Hedging Agreements and Interest Rate Agreements, provided that (i) each such transaction is entered into for risk management purposes and not for speculative purposes, and (ii) any such Commodity Hedging Agreement is entered into in accordance with the terms of Section 8.11;

(e) Debt arising from judgments that do not constitute a Default or Event of Default under Section 9.1(h);

(f) Debt of Borrower or any Restricted Subsidiary to Parent, and intercompany Debt among Borrower and its Subsidiaries;

(g) obligations to royalty, overriding and working interest owners, joint interest obligations, trade payables and other lease operating expenses incurred in the ordinary course of business which are not more than one hundred twenty (120) days past due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(h) Debt associated with bonds or sureties provided to any Governmental Authority or to any other Person in connection with the operation of Oil and Gas Properties;

(i) Debt under Advance Payment Contracts permitted by Section 8.10;

(j) Debt in connection with the endorsement of negotiable instruments, cash management and other similar obligations in respect of netting services, overdraft protection and similar arrangements, in each case in the ordinary course of business;

(k) Debt associated with or in respect of workers’ compensation claims, performance, bid, release, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries, in each case in the ordinary course of business;

Second Amended and Restated Credit Agreement

(l) Debt consisting of the financing of insurance premiums;

(m) Debt in respect of self-insurance obligations to the extent incurred in the ordinary course of business in accordance with customary industry practices in amounts customary in the Borrower’s and its Restricted Subsidiaries’ industry;

(n) to the extent constituting Debt, indemnification, deferred purchase price adjustments, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business or assets or any Investment permitted to be acquired or made hereunder or any Disposition permitted hereunder;

(o) Debt representing deferred compensation or similar obligations to employees of Parent and its Subsidiaries incurred in the ordinary course of business;

(p) Debt incurred in the ordinary course of business with respect to customer deposits and other unsecured current liabilities not the result of borrowing and not evidenced by any note or other evidence of Debt;

(q) guarantee obligations in respect of (i) Debt otherwise permitted pursuant to this Section 8.1, and (ii) Investments permitted by Section 8.6(e); and

(r) additional Debt not otherwise described above, provided the aggregate amount of all such Debt outstanding at any time shall not exceed 10% of the amount of the Borrowing Base then in effect.

8.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Permitted Encumbrances;

(b) Liens securing Debt permitted by Section 8.1(c), provided that (i) such Liens are created upon fixed or capital assets acquired by the applicable Credit Party after the date of this Agreement (including without limitation by virtue of a loan or a Capitalized Lease), (ii) any such Lien is created solely for the purpose of securing indebtedness representing or incurred to finance the cost of the acquisition of the item of property subject thereto, (iii) the principal amount of the Debt secured by any such Lien shall at no time exceed 100% of the sum of the purchase price or cost of the applicable property, equipment or improvements and the related costs and charges imposed by the vendors thereof and (iv) the Lien does not cover any property other than the fixed or capital asset acquired (and proceeds and accessions and additions to such property);

(c) Liens created pursuant to the Loan Documents;

(d) other Liens, existing on the Effective Date, set forth on Schedule 8.2 and renewals, refinancings and extensions thereof;

(e) Liens securing insurance premium financings, provided that no such Lien may extend to or cover any property other than the insurance being acquired with such financings, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

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(f) Liens on property not constituting a Borrowing Base Property.

Regardless of the provisions of this Section 8.2, no Lien over the Equity Interests of Borrower or any Restricted Subsidiary of Borrower (except for those Liens for the benefit of Administrative Agent and Lenders) shall be permitted under the terms of this Agreement.

8.3 Fundamental Changes. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or liquidate, wind up or dissolve, except that:

(a) any Restricted Subsidiary may merge into Borrower in a transaction in which the Borrower is the continuing or surviving entity;

(b) any Restricted Subsidiary may merge into any other Restricted Subsidiary or an Unrestricted Subsidiary, in each case only to the extent that the continuing or surviving entity is a Restricted Subsidiary;

(c) Borrower or any Restricted Subsidiary may merge with or into any other Person, provided that Borrower or a Restricted Subsidiary is the continuing or surviving entity;

(d) any Restricted Subsidiary may Dispose of its assets to Parent, Borrower or to another Restricted Subsidiary or any Unrestricted Subsidiary;

(e) Dispositions permitted by Section 8.4 may be made; and

(f) any Restricted Subsidiary may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower or such Restricted Subsidiary and any remaining assets are thereafter held by the Borrower or another Restricted Subsidiary.

8.4 Dispositions. Dispose of any of the Mortgaged Properties, whether now owned or hereafter acquired, except:

(a) Dispositions of Hydrocarbons in the ordinary course of business;

(b) farmouts of undeveloped acreage and assignments in connection with such farmouts;

(c) the Disposition of equipment and other property in the ordinary course of business, in each case that is obsolete or no longer necessary in the business of any of the Credit Parties or that is being replaced by equipment of comparable value and utility;

Second Amended and Restated Credit Agreement

(d) Liens permitted by Section 8.2, Investments permitted by Section 8.6 and Distributions permitted by Section 8.5;

(e) Dispositions permitted by Section 8.3;

(f) Dispositions of cash and Cash Equivalents in the ordinary course of business;

(g) the Borrower or any Restricted Subsidiary may Dispose of its Mortgaged Properties to any Restricted Subsidiary;

(h) sales or discounts of overdue accounts receivable in the ordinary course of business;

(i) Dispositions of owned or leased vehicles in the ordinary course of business;

(j) Dispositions consisting of any compulsory pooling or unitization ordered by a Governmental Authority with jurisdiction over the subject Oil and Gas Properties; and

(k) other Dispositions of Mortgaged Properties, provided that: (i) 100% of the consideration received in respect of such Disposition shall be cash, (ii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Mortgaged Property or interest therein (as reasonably determined by the Borrower and, if reasonably requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (iii) the Net Cash Proceeds thereof shall be applied as directed in Section 2.10 (e) and (f), (iv) if such Disposition of Mortgaged Property or Restricted Subsidiary owning Mortgaged Properties included in the Borrowing Base and in the most recently delivered Reserve Report during any period between two successive scheduled redeterminations has a fair market value in excess of $2,500,000 (as reasonably determined by the Administrative Agent), individually or in the aggregate, the Borrowing Base shall be reduced, effective immediately upon such Disposition, by an amount equal to the value, if any, assigned such Mortgaged Property in the most recently delivered Reserve Report (v) if, upon such reduction in the Borrowing Base, a Borrowing Base Deficiency exists, then the Borrower shall reduce the Aggregate Credit Exposure by an amount equal to such Borrowing Base Deficiency and (vi) immediately before and after giving effect thereto, no Default shall have occurred and been continuing.

Lenders hereby consent and agree to the release by Administrative Agent of any and all Liens on the property sold or otherwise Disposed of in compliance with this Section 8.4.

8.5 Restricted Payments. Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, as applicable, or purchase, redeem or otherwise acquire for value any of its Equity Interests, as applicable, or any warrants, rights or options to acquire any of its Equity Interests, now or hereafter outstanding (collectively, “Purchases”), except that:

Second Amended and Restated Credit Agreement

(a) each Credit Party may pay cash Distributions to Borrower or a Restricted Subsidiary;

(b) Borrower and each Credit Party may declare and make Distributions payable in the Equity Interests of such Person, provided that the issuance of such Equity Interests does not otherwise violate the terms of this Agreement and no Default has occurred and is continuing at the time of making such Distribution or would result from the making of such Distribution; and

(c) Borrower may declare and make Distributions to the Parent; provided, however, that if an Event of Default has occurred and is continuing, Distributions to the Parent during such period while an Event of Default exists must be used by the Parent only for operational purposes.

8.6 Limitation on Investments, Loans and Advances. Make or permit to remain outstanding any loans, or advances to, or investments in, (collectively, “Investments”), (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise), or any loans or advances to, any Person other than:

(a) Investments in cash and Cash Equivalents;

(b) Investments existing on the Effective Date and listed on Schedule 8.6;

(c) Investments (i) made by Borrower in any Restricted Subsidiary, any Unrestricted Subsidiary or Parent, or (ii) made by any Restricted Subsidiary in Borrower, any other Restricted Subsidiary or any Unrestricted Subsidiary or in Parent;

(d) Investments in respect of Commodity Hedging Agreements and Interest Rate Agreements permitted by Section 8.1(d);

(e) advances to employees of Parent and its Subsidiaries for travel, meals and entertainment expenses in the ordinary course of business and loans to employees for the purpose of exercise of stock options, all of which in the aggregate outstanding at any time shall not exceed 2% of the amount of the Borrowing Base;

(f) the creation or acquisition of additional Restricted Subsidiaries made in compliance with Section 7.12;

(g) demand deposits with financial institutions, prepaid expenses and extensions of trade credit in the ordinary course of business (and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss);

(h) guarantee obligations permitted by Section 8.1;

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(i) Investments by Borrower and its Restricted Subsidiaries that are (i) customary in the oil and gas business, and (ii) made in the form of, or pursuant to, Oil and Gas Properties, operating agreements, farm-in agreements, farm-out agreements, mutual interest agreements, development agreements, unitization agreements, joint bidding agreements, joint venture agreements, services contracts and other similar agreements;;

(j) the acquisition of Oil and Gas Properties, equipment and other property, and investments with respect to and relating to the production of oil, gas and other liquid or gaseous Hydrocarbons from Oil and Gas Properties;

(k) the entry into operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and investments and expenditures in connection therewith or pursuant thereto in the ordinary course of business;

(l) Investments representing the non-cash portion of the consideration received for any Disposition of any assets permitted under Section 8.4;

(m) Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities or joint ventures entered into by the Borrower or a Restricted Subsidiary;

(n) extensions of trade credit in the ordinary course of business; and

(o) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed the greater of (x) $5,000,000 or (y) two percent (2%) of the amount of the Borrowing Base then in effect.

8.7 Transactions with Affiliates and Unrestricted Subsidiaries. Except as set forth in Schedule 8.7, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Unrestricted Subsidiary or any Affiliates of the Credit Parties except: (a) transactions among Borrower, Parent or Subsidiaries of the Borrower that are Guarantors; (b) transactions otherwise specifically permitted under this Agreement; and (c) transactions in the ordinary course of a Credit Party’s business and upon fair and reasonable terms no less favorable to such Credit Party than it would obtain in a comparable arm’s length transaction from unrelated third parties.

8.8 Limitations on Other Restrictions. Enter into any agreement, document or instrument which would (a) restrict the ability of any Restricted Subsidiary of Borrower to pay or make dividends or distributions in cash or kind to Borrower or any other Restricted Subsidiary, to make loans, advances or other payments of whatever nature to any Credit Party, or to make transfers or distributions of all or any part of its assets to any Credit Party; or (b) restrict or prevent any Credit Party from granting Administrative Agent on behalf of Lenders Liens upon,

Second Amended and Restated Credit Agreement

security interests in and pledges of their respective assets, provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (i) this Agreement or the other Loan Documents, (ii) any leases or licenses or similar contracts as they affect any property or Lien subject to a lease or license that is not prohibited under the terms of this Agreement or any other Loan Document, (iii) any agreements governing any Debt permitted by Section 8.1(c) and any other purchase money Debt or Capitalized Leases otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed by or the subject of such Debt and the proceeds and products thereof and all accessions and attachments thereto), (iv) customary restrictions that arise in connection with any Disposition permitted by Section 8.4 and applicable solely to the assets subject to such Disposition, (v) customary provisions in joint venture agreements and similar agreements that restrict transfer of assets of, or Equity Interests in, joint ventures, (vi) prohibitions and limitations that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such prohibitions and limitations were not created in contemplation of such Person becoming a Restricted Subsidiary and apply only to such Restricted Subsidiary, (vii) restrictions with respect to Oil and Gas Properties that are not Borrowing Base Properties and are not included in the most recent Reserve Report delivered pursuant to Section 4.3, (viii) customary provisions contained in an agreement that restrict assignment of such agreement entered into in the ordinary course of business, (ix) customary provisions in leases, subleases, licenses and sublicenses that restrict the transfer thereof or the transfer of the assets subject thereto by the lessee, sublessee, licensee or sublicensee, and (x) prohibitions and limitations arising by operation of law.

8.9 Fiscal Year. Permit the Fiscal Year of any Credit Party or Parent to end on a day other than December 31.

8.10 Gas Balancing Agreements and Advance Payment Contracts. Allow (a) any Material Gas Imbalance and (b) the aggregate amount of all Advance Payments received by any Credit Party under Advance Payment Contracts which have not been satisfied by delivery of production to exceed $1,000,000.

8.11 Commodity Hedging Transactions. Enter into any Commodity Hedging Agreements; provided, however, Borrower and its Restricted Subsidiaries may enter into Commodity Hedging Agreements if:

(a) no more than 85% of Borrower’s monthly total anticipated production for the next 48 months;

(b) such agreements have maturities not exceeding forty-eight (48) months; and

(c) at the inception of the particular Commodity Hedging Agreement, the counterparty to each such agreement is either a Lender Counterparty or is a party that has an investment grade debt rating as rated by S&P or Moody’s.

Second Amended and Restated Credit Agreement

8.12 Nature of Business. Permit any material change to be made in the character of its business as an oil and gas exploration and production company and related businesses, including without limitation, the gas gathering business.

ARTICLE 9. DEFAULTS.

9.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) The Borrower shall fail to pay when due or declared due any part of the principal of or interest on any Advance (including Swing Line Advances) and any such payment default shall continue for more than one Business Day;

(b) The Borrower, any other Credit Party or the Parent shall fail to pay when due any fee or other Indebtedness (not included in clause (a) preceding) of the Borrower incurred pursuant to this Agreement or any other Loan Document (other than Lender Product Obligations and Lender Hedging Obligations) or any Reimbursement Obligation under any Letter of Credit, and any such payment default shall continue for more than five Business Days after the earlier of (A) notice of demand therefor or (B) Borrower’s, Parent’s or any Restricted Subsidiary’s knowledge that such payment is past due;

(c) non-payment of any other amounts due and owing by Borrower, any other Credit Party or the Parent under this Agreement or by any Credit Party or the Parent under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within five (5) Business Days after the same is due and payable;

(d) default in the observance or performance of any of the conditions, covenants or agreements (as applicable) of Borrower set forth in Sections 7.1, 7.2, 7.4(a), 7.5(d), 7.7(a), 7.9, 7.13, 7.15, or Article 8 in its entirety, provided that an Event of Default arising from a breach of Sections 7.1, 7.2 or 7.15 shall be deemed to have been cured upon delivery of the required item; and provided further that any Event of Default arising solely due to a breach of Section 7.7(a) shall be deemed cured upon the earlier of (x) the giving of the notice required by Section 7.7(a) and (y) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived;

(e) default in the observance or performance of any of the other conditions, covenants or agreements (as applicable) set forth in this Agreement or any other Loan Document by the Parent or any Credit Party and such default shall continue unremedied for a period of (i) forty-five (45) consecutive days after written notice thereof has been given to Borrower;

(f) any representation or warranty under the Loan Documents, including this Agreement, or in any certificate or statement furnished or made to the Administrative Agent or Lenders pursuant hereto, or in connection herewith, or in connection with any document furnished hereunder, shall prove to be untrue in any material respect as of the date on which such representation or warranty is made (or deemed made), or any representation, statement (including financial statements), certificate, report or other data furnished or made under any Loan Document, including this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified (except as such information shall have specifically been replaced or modified);

Second Amended and Restated Credit Agreement

(g) (i) default by the Parent or any Credit Party in the payment of any indebtedness for borrowed money, whether under a direct obligation or guaranty (other than Indebtedness hereunder) of any Credit Party having an aggregate principal amount in excess of the Threshold Amount (or the equivalent thereof in any currency other than Dollars) and continuance thereof beyond any applicable period of grace or cure, if any, provided in the instrument or agreement under which such indebtedness was created or (ii) failure by Parent or any Credit Party to observe or perform any other agreement contained in any instrument or agreement evidencing or securing such indebtedness which continues beyond any applicable period of grace or cure, if any, provided in the instrument or agreement under which such indebtedness was created, and the effect of which would permit the holder or holders thereof to accelerate such other indebtedness for borrowed money, or require the prepayment, repurchase, redemption or defeasance of such indebtedness; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (g) shall not at any time constitute an Event of Default if any such defaults, events or conditions are remedied or waived, prior to any termination of the Revolving Credit Aggregate Commitment or acceleration of the Indebtedness (other than Commodity Hedging Agreements and Interest Rate Agreements) pursuant to Section 9.2, by the requisite holders or beneficiaries of such indebtedness (or a trustee or agent on behalf of such holders or beneficiaries) and, after giving effect thereto, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (g) shall no longer be continuing with respect to indebtedness the outstanding principal amount of which exceeds in the aggregate the Threshold Amount;

(h) A judgment (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage in writing), for the payment of money in excess of the Threshold Amount is rendered by any court or other governmental body against Parent or any Credit Party and such Person does not discharge the judgment or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within sixty (60) days from the date of entry thereof, and within said period of sixty (60) days from the date of entry thereof or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal while providing such reserves therefor as may be required under GAAP;

(i) the occurrence of (i) a “reportable event”, as defined in ERISA, which is determined by the PBGC to constitute grounds for a distress termination of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of any Credit Party for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Administrative Agent’s or any Lender’s other rights or remedies hereunder), or (ii) the termination or the institution of proceedings by the PBGC

Second Amended and Restated Credit Agreement

to terminate any such Pension Plan, or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, or (iv) the reorganization (within the meaning of Section 4241 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan, or receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency, or the complete or partial withdrawal by any Credit Party from any Multiemployer Plan, which in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect;

(j) (i) except as expressly permitted under this Agreement, the Parent or any Credit Party shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered); or (ii) a creditors’ committee shall have been appointed for the business of the Parent or any Credit Party; or (iii) the Parent or any Credit Party (A) shall have made a general assignment for the benefit of creditors or (B) shall have been adjudicated bankrupt and if not an adjudication based on a filing by the Parent or any Credit Party, as applicable, it shall not have been dismissed within sixty (60) days, or (C) shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or (D) shall fail to pay its debts generally as such debts become due (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or (E) shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or (F) shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or (iv) such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of the Parent or any Credit Party, as applicable) and shall not have been removed within sixty (60) days; or (v) if an order shall be entered approving any petition for reorganization of the Parent or any Credit Party and shall not have been reversed or dismissed within sixty (60) days;

(k) a Change of Control;

(l) the Borrower, any other Credit Party or the Parent shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(m) the Collateral Documents after delivery thereof shall for any reason, except to the extent permitted by the terms hereof or thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms (other than in accordance with the terms hereof or thereof), or cease to create a valid and perfected Lien of the priority required thereby on any material portion of the Collateral, except to the extent permitted by the terms of this Agreement or any of the other Loan Documents, or the Borrower, the Parent or any Credit Party shall so state in writing.

9.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) Administrative Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the Revolving Credit Aggregate Commitment terminated; (b) Administrative Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the entire unpaid principal Indebtedness, including the Notes (but excepting Indebtedness under Lender Hedging Obligations and Lender Product Obligations), immediately due and

Second Amended and Restated Credit Agreement

payable, without presentment, notice or demand, all of which are hereby expressly waived by Borrower; (c) upon the occurrence of any Event of Default specified in Section 9.1(j) and notwithstanding the lack of any declaration by Administrative Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness (excepting Indebtedness under Lender Hedging Obligations and Lender Product Obligations) shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment shall be automatically and immediately terminated; (d) Administrative Agent shall, upon being directed to do so by the Majority Lenders, demand immediate delivery of cash collateral, and Borrower agrees to deliver such cash collateral upon demand, in an amount equal to 100% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, for deposit into an account controlled by Administrative Agent; (e) Administrative Agent may, and shall, upon being directed to do so by the Majority Lenders, notify Borrower or any Credit Party that interest shall be payable on demand on all Indebtedness (other than (1) Revolving Credit Advances and Swing Line Advances with respect to which Section 2.6 shall govern and (2) Lender Hedging Obligations and Lender Product Obligations) owing from time to time to Administrative Agent or any Lender, at a per annum rate equal to the then applicable Base Rate plus 2%; and (f) Administrative Agent may, and shall, upon being directed to do so by the Majority Lenders or Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

9.3 Rights Cumulative. No delay or failure of Administrative Agent and/or Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Administrative Agent and Lenders under this Agreement are cumulative and not exclusive of any right or remedies which Lenders would otherwise have.

9.4 Waiver by Borrower of Certain Laws. To the extent permitted by applicable law, Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

9.5 Waiver of Defaults. No Event of Default shall be waived by Lenders except in a writing signed by an officer of Administrative Agent in accordance with Section 13.9. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Administrative Agent or Lenders. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of Administrative Agent or Lenders in enforcing any of their rights shall constitute a waiver of any of their rights. Borrower expressly agrees that this Section may not be waived or modified by Lenders or Administrative Agent by course of performance, estoppel or otherwise.

Second Amended and Restated Credit Agreement

9.6 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender may at any time and from time to time, without notice to Borrower but subject to the provisions of Section 10.3 (any requirement for such notice being expressly waived by Borrower), setoff and apply against any and all of the obligations of Borrower now or hereafter existing under this Agreement, whether owing to such Lender, any Affiliate of such Lender or any other Lender or Administrative Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrower and any property of Borrower from time to time in possession of such Lender, irrespective of whether or not such deposits held or indebtedness owing by such Lender may be contingent and unmatured and regardless of whether any Collateral then held by Administrative Agent or any Lender is adequate to cover the Indebtedness. Promptly following any such setoff, such Lender shall give written notice to Administrative Agent and Borrower of the occurrence thereof. The rights of each Lender under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

ARTICLE 10. PAYMENTS, RECOVERIES AND COLLECTIONS.

10.1 Payment Procedure.

(a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise provided herein, all payments made by Borrower of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this Agreement and must be received by Administrative Agent not later than 1:00 p.m. (Detroit time) on the date such payment is required or intended to be made in Dollars in immediately available funds to Administrative Agent at Administrative Agent’s office located at One Detroit Center, Detroit, Michigan 48226-3289, for the ratable benefit of the Revolving Credit Lenders in the case of payments in respect of the Revolving Credit and any Letter of Credit Obligations. Any payment received by Administrative Agent after 1:00 p.m. (Detroit time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Upon receipt of each such payment, Administrative Agent shall make prompt payment to each applicable Lender, or, in respect of Eurodollar-based Advances, such Lender’s Eurodollar Lending Office, in like funds and currencies, of all amounts received by it for the account of such Lender.

(b) Unless Administrative Agent shall have been notified in writing by Borrower at least two (2) Business Days prior to the date on which any payment to be made by Borrower is due that Borrower does not intend to remit such payment, Administrative Agent may, in its sole discretion and without obligation to do so, assume that Borrower has remitted such payment when so due and Administrative Agent may, in reliance upon such assumption, make available to each Revolving Credit Lender on such payment date an amount equal to such Lender’s share of such assumed payment. If Borrower has not in fact remitted such payment to Administrative Agent, each Lender shall forthwith on demand repay to Administrative Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon,

Second Amended and Restated Credit Agreement

in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent at a rate per annum equal to the Federal Funds Effective Rate for the first two (2) Business Days that such amount remains unpaid, and thereafter at a rate of interest then applicable to such Revolving Credit Advances.

(c) Subject to the definition of “Interest Period” in Section 1 of this Agreement, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

(d) All payments to be made by Borrower under this Agreement or any of the Notes (including without limitation payments under the Swing Line and/or Swing Line Note) shall be made without setoff or counterclaim, as aforesaid, and, subject to full compliance by each Lender (and each assignee and participant pursuant to Section 13.7) with Section 13.12, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any Governmental Authority or of any political subdivision thereof or any federation or organization of which such Governmental Authority may at the time of payment be a member (other than any taxes on the overall income, net income, net profits or net receipts or similar taxes (or any franchise taxes imposed in lieu of such taxes) on Administrative Agent or any Lender (or any branch maintained by Administrative Agent or a Lender) as a result of a present or former connection between Administrative Agent or such Lender and the Governmental Authority, political subdivision, federation or organization imposing such taxes), unless Borrower is compelled by law to make payment subject to such tax. In such event, Borrower shall:

(i) pay to Administrative Agent for Administrative Agent’s own account and/or, as the case may be, for the account of Lenders such additional amounts as may be necessary to ensure that Administrative Agent and/or such Lender or Lenders (including the Swing Line Lender) receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

(ii) remit such tax to the relevant taxing authorities according to applicable law, and send to Administrative Agent or the applicable Lender or Lenders (including the Swing Line Lender), as the case may be, such certificates or certified copy receipts as Administrative Agent or such Lender or Lenders shall reasonably require as proof of the payment by Borrower of any such taxes payable by Borrower.

As used herein, the terms “tax”, “taxes” and “taxation” include all taxes, levies, imposts, duties, fees, deductions and withholdings or similar charges together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 10.1) thereon. Borrower shall be reimbursed by the applicable Lender for any payment made by Borrower under this Section 10.1 if the applicable Lender is not in compliance with its obligations under Section 13.12 at the time of Borrower’s payment.

Second Amended and Restated Credit Agreement

10.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, (a) in the case of any Event of Default under Section 9.1(j), immediately following the occurrence and during the continuance thereof, (b) on and after the Revolving Credit Maturity Date, and (c) in the case of any other Event of Default that is continuing:

(i) upon the termination of the Revolving Credit Aggregate Commitment, or

(ii) the acceleration of any Indebtedness arising under this Agreement (other than Commodity Hedging Agreements and Interest Rate Agreements), or

(iii) at Administrative Agent’s option, or

(iv) upon the request of the Majority Lenders after the commencement of any remedies hereunder,

all proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Indebtedness, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Indebtedness constituting reasonable fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting reasonable fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on Advances;

(iv) fourth, pro rata to payment of principal outstanding on Advances, and Indebtedness under the Lender Hedging Obligations and Lender Product Obligations owing to a Lender or an Affiliate of a Lender;

(v) fifth, pro rata to any other Indebtedness;

(vi) sixth, to serve as cash collateral to be held by the Agent to secure Reimbursement Obligations; and

(vii) seventh, any excess, after all of the Indebtedness shall have been paid in full in cash, shall be paid to the Borrower or as otherwise required by law.

10.3 Pro-rata Recovery. Subject to Section 10.4(c), if any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Advances made by it, or the participations in Letter of Credit Obligations or Swing Line Advances held by it in excess of its

Second Amended and Restated Credit Agreement

pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all such Indebtedness, such Lender shall purchase from the other Lenders such participations in the Revolving Credit and/or the Letter of Credit Obligation held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with the applicable Revolving Credit Percentages of Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

10.4 Treatment of a Defaulting Lender; Reallocation of Defaulting Lender’s Fronting Exposure.

(a) The obligation of any Lender to make any Advance hereunder shall not be affected by the failure of any other Lender to make any Advance under this Agreement, and no Lender shall have any liability to Borrower or any of their Subsidiaries, Administrative Agent, any other Lender, or any other Person for another Lender’s failure to make any loan or Advance hereunder.

(b) If any Lender shall become a Defaulting Lender, then such Defaulting Lender’s right to vote in respect of any amendment, consent or waiver of the terms of this Agreement or such other Loan Documents, or to approve or consent to any redetermination of the Conforming Borrowing Base or the Borrowing Base or to direct or approve any action or inaction by Administrative Agent shall be subject to the restrictions set forth in Section 13.9.

(c) To the extent and for so long as a Lender remains a Defaulting Lender and notwithstanding the provisions of Section 10.3 hereof, Administrative Agent shall be entitled, without limitation, (i) to withhold or setoff and to apply in satisfaction of those obligations for payment (and any related interest) in respect of which the Defaulting Lender shall be delinquent or otherwise in default to Administrative Agent or any Lender (or to hold as cash collateral for such delinquent obligations or any future defaults) the amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document, (ii) if the amount of Advances made by such Defaulting Lender is less than its Revolving Credit Percentage requires, apply payments of principal made by Borrower amongst the Non-Defaulting Lenders on a pro rata basis until all outstanding Advances are held by all Lenders according to their respective Revolving Credit Percentages and (iii) to bring an action or other proceeding, in law or equity, against such Defaulting Lender in a court of competent jurisdiction to recover the delinquent amounts, and any related interest. Furthermore, the rights and remedies of Borrower, Administrative Agent, Issuing Lender, the Swing Line Lender and the other Lenders against a Defaulting Lender under this Section shall be in addition to any other rights and remedies such parties may have against the Defaulting Lender under this Agreement or any of the other Loan Documents, applicable law or otherwise, and Borrower waives no rights or remedies against any Defaulting Lender.

(d) If any Lender shall become a Defaulting Lender, then, for so long as such Lender remains a Defaulting Lender, any Fronting Exposure shall be reallocated by Administrative Agent at the request of the Swing Line Lender and/or Issuing Lender among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Percentages of the Revolving

Second Amended and Restated Credit Agreement

Credit, but only to the extent that the sum of the aggregate principal amount of all Revolving Credit Advances made by each Non-Defaulting Lender, plus such Non-Defaulting Lender’s Revolving Credit Percentage of the aggregate outstanding principal amount of Swing Line Advances and Letter of Credit Obligations prior to giving effect to such reallocation plus such Non-Defaulting Lender’s Revolving Credit Percentage of the Fronting Exposure to be reallocated does not exceed such Non- Defaulting Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment, and only so long as no Default or Event of Default has occurred and is continuing on the date of such reallocation.

ARTICLE 11. CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.

11.1 Reimbursement of Prepayment Costs. If (i) Borrower makes any prepayment of principal with respect to any Eurodollar-based Advance or Quoted Rate Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, pursuant to any mandatory provisions hereof, by acceleration, or otherwise); (ii) Borrower converts or continues (or attempts to convert or continue) any such Advance on any day other than the last day of the Interest Period applicable thereto (except as described in Section 2.5(e)); (iii) Borrower fails to borrow, continue, refund or convert any Eurodollar-based Advance or Quoted Rate Advance after notice has been given by Borrower to Administrative Agent in accordance with the terms hereof requesting such Advance; or (iv) or if Borrower fails to make any payment of principal in respect of a Eurodollar-based Advance or Quoted Rate Advance when due, Borrower shall reimburse Administrative Agent for itself and/or on behalf of any Lender, as the case may be, within ten (10) Business Days of written demand therefor for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by Administrative Agent and Lenders, as the case may be, as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Administrative Agent and Lenders, as the case may be, shall have funded or committed to fund such Advance. The amount payable under this Section by Borrower to Administrative Agent for itself and/or on behalf of any Lender, as the case may be, shall be deemed to equal an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded, continued or converted, for the period from the date of such prepayment or of such failure to borrow, continue, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement (excluding, however, the Applicable Margin included therein, if any), over (b) the amount of interest (as reasonably determined by Administrative Agent and Lenders, as the case may be) which would have accrued to Administrative Agent and Lenders, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market. Calculation of any amounts payable to any Lender under this paragraph shall be made as though such Lender shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Lender may fund any Eurodollar-based Advance or Quoted Rate Advance, as the case may be, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Administrative Agent and Lenders shall deliver to Borrower a certificate setting forth in reasonable detail the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

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11.2 Eurodollar Lending Office. For any Eurodollar Advance, if Administrative Agent or a Lender, as applicable, shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Administrative Agent or such Lender, Administrative Agent or such Lender, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

11.3 Circumstances Affecting LIBOR Rate Availability. If Administrative Agent or the Majority Lenders (after consultation with Administrative Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being offered to Administrative Agent or such Lenders at the applicable LIBOR Rate, then Administrative Agent shall forthwith give notice thereof to Borrower. Thereafter, until Administrative Agent notifies Borrower that such circumstances no longer exist, (i) the obligation of Lenders to make Advances which bear interest at or by reference to the LIBOR Rate, and the right of Borrower to convert an Advance to or continue or refund an Advance as an Advance which bear interest at or by reference to the LIBOR Rate shall be suspended, (ii) effective upon the last day of each Eurodollar-Interest Period related to any existing Eurodollar-based Advance, each such Eurodollar-based Advance shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein), and (iii) effective immediately following such notice, each Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein).

11.4 Laws Affecting LIBOR Rate Availability. If any Change in Law shall make it unlawful or impossible for any of Lenders (or any of their respective Eurodollar Lending Offices) to honor its obligations hereunder to make or maintain any Advance which bears interest at or by reference to the LIBOR Rate, such Lender shall forthwith give notice thereof to Borrower and to Administrative Agent. Thereafter, (a) the obligations of the applicable Lenders to make Advances which bear interest at or by reference to the LIBOR Rate and the right of Borrower to convert an Advance into or continue or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate shall be suspended and thereafter only the Base Rate shall be available, and (b) if any of Lenders may not lawfully continue to maintain an Advance which bears interest at or by reference to the LIBOR Rate, the applicable Advance shall immediately be converted to an Advance which bears interest at or by reference to the Base Rate.

11.5 Increased Cost of Advances Carried at the LIBOR Rate. If any Change in Law shall:

(a) subject any of Lenders (or any of their respective Eurodollar Lending Offices) to any tax, duty or other charge with respect to any Eurodollar-based Advance or shall change the basis of taxation of payments to any of Lenders (or any of their respective Eurodollar Lending Offices) of the principal of or interest on any

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Eurodollar-based Advance or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of Lenders or any of their respective Eurodollar Lending Offices and taxes covered by Section 13.12 or Section 13.13); or

(b) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of Lenders (or any of their respective Eurodollar Lending Offices) (except any reserve requirement reflected in the Eurodollar-based rate) or shall impose on any of Lenders (or any of their respective Eurodollar Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Eurodollar-based Advance;

and the result of any of the foregoing matters is to increase the costs to any of Lenders by an amount that any such Lender in its sole and absolute discretion deems material, of maintaining any part of the Indebtedness hereunder as an Advance which bears interest at or by reference to the LIBOR Rate to reduce the amount of any sum received or receivable by any of Lenders under this Agreement in respect of an Advance which bears interest at or by reference to the LIBOR Rate, then such Lender shall promptly notify Administrative Agent, and Administrative Agent shall promptly notify Borrower of such fact and demand compensation therefor and, within thirty (30) Business Days after such notice, Borrower agrees to pay to such Lender or Lenders such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction, provided that each Lender agrees to take any reasonable action, to the extent such action could be taken without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or reduction, within a reasonable time after becoming aware of the foregoing matters. Administrative Agent will promptly notify Borrower of any event of which it has knowledge which will entitle Lenders to compensation pursuant to this Section, or which will cause Borrower to incur additional liability under Section 11.1, provided that Administrative Agent shall incur no liability whatsoever to Lenders or Borrower in the event it fails to do so. A certificate of Administrative Agent (or such Lender, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall accompany such demand and shall be conclusively presumed to be correct absent manifest error.

Notwithstanding anything to the contrary contained in this Section 11.5, Borrower shall not be required to reimburse or pay any costs or expenses to any Lender as required by such sections which have accrued more than 180 days prior to such Lender’s giving notice to the Borrower that such Lender has suffered or incurred such costs or expenses, and none of the Lenders shall be permitted to pass through to the Borrower costs and expenses under this Section 11.5 which are not also passed through by such Lender to other customers of such Lender similarly situated when such customer is subject to documents containing substantively similar provisions as those contained in such Section.

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11.6 Capital Adequacy and Other Increased Costs. If, after the Effective Date, the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender or Administrative Agent, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender or Administrative Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required to be maintained by such Lender or Administrative Agent (or any corporation controlling such Lender or Administrative Agent) and such Lender or Administrative Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Lender’s or Administrative Agent’s obligations or Advances hereunder, the effect of such Change in Law to result in such an increase, and such increase has the effect of reducing the rate of return on such Lender’s or Administrative Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Lender or Administrative Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender or Administrative Agent to be material (collectively, “Increased Costs”), then Administrative Agent or such Lender shall notify Borrower, and thereafter Borrower shall pay to such Lender or Administrative Agent, as the case may be, within ten (10) Business Days of written demand therefor from such Lender or Administrative Agent, additional amounts sufficient to compensate such Lender or Administrative Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Lender or Administrative Agent reasonably determines to be allocable to the existence of such Lender’s or Administrative Agent’s obligations or Advances hereunder. A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Lender or Administrative Agent, as the case may be, shall be submitted by such Lender or by Administrative Agent to Borrower, reasonably promptly after becoming aware of any event described in this Section 11.6 and shall be conclusively presumed to be correct, absent manifest error.

Notwithstanding anything to the contrary contained in this Section 11.6, Borrower shall not be required to reimburse or pay any costs or expenses to any Lender as required by this Section which have accrued more than 180 days prior to such Lender’s giving notice to the Borrower that such Lender has suffered or incurred such costs or expenses, and none of the Lenders shall be permitted to pass through to the Borrower costs and expenses under this Section 11.6 which are not also passed through by such Lender to other customers of such Lender similarly situated when such customer is subject to documents containing substantively similar provisions as those contained in this Section.

11.7 Right of Lenders to Fund through Branches and Affiliates. Each Lender (including without limitation the Swing Line Lender) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Lender to make such Advance; provided that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to Borrower.

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11.8 Margin Adjustment. Adjustments to the Applicable Margins and the Applicable Fee Percentages, based on Schedule 1.1, shall be implemented on a quarterly basis as follows:

(a) Such adjustments shall be calculated by Administrative Agent, shall be based on Borrowing Base Utilization and shall be given prospective effect only, effective as to all Advances outstanding hereunder, the Applicable Fee Percentage and the Letter of Credit Fee The Applicable Margins and Applicable Fee Percentages shall be at the highest level on the Applicable Margin Grid attached to this Agreement as Schedule 1.1 if any Reserve Report is not delivered within five (5) days of when due hereunder (but without affecting any Event of Default resulting therefrom) until such Reserve Report is delivered.

(b) From the Effective Date until the Borrowing Base Equalization Date, the Applicable Margins and Applicable Fee Percentages shall be those set forth under the Level VI column of the Applicable Margin Grid attached to this Agreement as Schedule 1.1. Thereafter, Applicable Margins and Applicable Fee Percentages shall be based upon the quarterly financial statements and Compliance Certificates, subject to recalculation as provided in Section 11.8(a) above.

ARTICLE 12. AGENT.

12.1 Appointment of Administrative Agent. Each Lender and the holder of each Note (if issued) irrevocably appoints and authorizes Administrative Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party.

12.2 Deposit Account with Administrative Agent or any Lender. Unless such authorization is revoked by written notice to Administrative Agent, Borrower authorizes Administrative Agent, in Administrative Agent’s sole discretion, upon notice to Borrower to charge its general deposit account(s), if any, maintained with Administrative Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

12.3 Scope of Administrative Agent’s Duties. Administrative Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against Administrative Agent). None of Administrative Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Lenders (or all of

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Lenders for those acts requiring consent of all of Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Credit Parties or any Affiliate of the Credit Parties, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Credit Parties of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Advance or the issuance of any Letter of Credit. Administrative Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Administrative Agent may treat the payee of any Note as the holder thereof. Administrative Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

12.4 Successor Administrative Agent. Administrative Agent may resign as such at any time upon at least thirty (30) days prior notice to Borrower and each of Lenders. If Administrative Agent at any time shall resign or if the office of Administrative Agent shall become vacant for any other reason, Majority Lenders shall, by written instrument, appoint successor agent(s) (“Successor Administrative Agent”) satisfactory to such Majority Lenders and, so long as no Default or Event of Default has occurred and is continuing, to Borrower (which approval shall not be unreasonably withheld or delayed); provided, however that any such Successor Administrative Agent shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States or any state thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, and shall have a combined capital and surplus of at least $500,000,000. Such Successor Administrative Agent shall thereupon become Administrative Agent hereunder, as applicable, and Administrative Agent shall deliver or cause to be delivered to any successor agent such documents of transfer and assignment as such Successor Administrative Agent may reasonably request. If a Successor Administrative Agent is not so appointed or does not accept such appointment before the resigning Administrative Agent’s resignation becomes effective, the resigning Administrative Agent may appoint a temporary successor to act until such appointment by the Majority Lenders and, if applicable, Borrower, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Administrative Agent, the Majority Lenders shall thereafter perform all of the duties of the resigning Administrative Agent hereunder until such appointment by the Majority Lenders and, if applicable, Borrower, is made and accepted. Such Successor Administrative Agent shall succeed to all of the rights and obligations of the resigning Administrative Agent as if originally named. The resigning Administrative Agent shall duly assign, transfer and deliver to such Successor Administrative Agent all moneys at the time held by the resigning Administrative Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and

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obligations, in its capacity as Administrative Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

12.5 Credit Decisions. Each Lender acknowledges that it has, independently of Administrative Agent and each other Lender and based on the financial statements of Borrower and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of Administrative Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Loan Document or any other document executed pursuant hereto.

12.6 Authority of Administrative Agent to Enforce This Agreement. Each Lender, subject to the terms and conditions of this Agreement, grants Administrative Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of Lenders allowed in any proceeding relative to any Credit Party, or their respective creditors or affecting their respective properties, and to take such other actions which Administrative Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

12.7 Indemnification of Administrative Agent. Lenders agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify Administrative Agent and its Affiliates (to the extent not reimbursed by Borrower, but without limiting any obligation of Borrower to make such reimbursement), ratably according to their respective Revolving Credit Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of house and outside counsel) which may be imposed on, incurred by, or asserted against Administrative Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by Administrative Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from Administrative Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Administrative Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of house and outside counsel) incurred by Administrative Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that Administrative Agent and its Affiliates are not reimbursed for such expenses by Borrower, but without limiting the obligation of Borrower to make such reimbursement. Each Lender agrees to reimburse Administrative Agent and its Affiliates

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promptly upon demand for its ratable share of any amounts owing to Administrative Agent and its Affiliates by Lenders pursuant to this Section, provided that, if Administrative Agent or its Affiliates are subsequently reimbursed by Borrower for such amounts, they shall refund to Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to Administrative Agent and its Affiliates under this Section shall become impaired as determined in Administrative Agent’s reasonable judgment or Administrative Agent shall elect in its sole discretion to have such indemnity confirmed by Lenders (as to specific matters or otherwise), Administrative Agent shall give notice thereof to each Lender and, until such additional indemnity is provided or such existing indemnity is confirmed, Administrative Agent may cease, or not commence, to take any action.

12.8 Knowledge of Default. It is expressly understood and agreed that Administrative Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of Administrative Agent immediately responsible for matters concerning this Agreement shall have received a written notice from a Lender or a Borrower specifying such Default or Event of Default and stating that such notice is a “notice of default”. Upon receiving such a notice, Administrative Agent shall promptly notify each Lender of such Default or Event of Default and provide each Lender with a copy of such notice and shall endeavor to provide such notice to Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). Administrative Agent shall also furnish Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by Borrower hereunder.

12.9 Administrative Agent’s Authorization; Action by Lenders. Except as otherwise expressly provided herein, whenever Administrative Agent is authorized and empowered hereunder on behalf of Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), Administrative Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Lenders or Lenders, as applicable hereunder. Action that may be taken by the Majority Lenders, any other specified Revolving Credit Percentage of Lenders or all of Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote of the requisite percentages of Lenders as required hereunder at a meeting (which may be held by telephone conference call), provided that Administrative Agent exercises good faith, diligent efforts to give all of Lenders reasonable advance notice of the meeting, or (ii) pursuant to the written consent of the requisite percentages of Lenders as required hereunder, provided that all of Lenders are given reasonable advance notice of the requests for such consent.

12.10 Enforcement Actions by Administrative Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Administrative Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Lenders or all of Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that Administrative Agent shall not be required to act or omit to act if, in the reasonable judgment of Administrative Agent, such action or omission may expose Administrative Agent to personal liability for which Administrative Agent has not been satisfactorily indemnified hereunder or is

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contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than Administrative Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Loan Documents.

12.11 Collateral Matters. Administrative Agent is authorized on behalf of all Lenders, without the necessity of any notice to or further consent from Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

12.12 Administrative Agent in its Individual Capacity. Comerica Bank and its Affiliates, successors and assigns shall each have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though such Lender were not Administrative Agent. Comerica Bank and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties as if such Lender were not acting as Administrative Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to Lenders.

12.13 Administrative Agent’s Fees. Borrower shall pay to the Administrative Agent the administrative agency fee set forth in the Fee Letter until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit hereunder is outstanding. The agency fees referred to in this Section 12.13 shall not be refundable under any circumstances.

12.14 Documentation Administrative Agent or other Titles. Any Lender identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of Administrative Agent in any assignment agreement as Lead Arranger, Documentation Administrative Agent, Syndications Administrative Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.15 No Reliance on Administrative Agent’s Customer Identification Program.

(a) Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identity verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.

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(b) Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the USA Patriot Act.

ARTICLE 13. MISCELLANEOUS.

13.1 Accounting Principles. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

13.2 Consent to Jurisdiction. Borrower, Administrative Agent and Lenders hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Texas state court sitting in Dallas, Texas in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and the parties hereto irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Texas state court. Each of the parties irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Texas by the delivery of copies of such process to it at the applicable addresses specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by it in a notice to the other parties that complies as to delivery with the terms of Section 13.6. Nothing in this Section shall affect the right of any party to serve process in any other manner permitted by law or limit the right of Lenders or Administrative Agent (or any of them) to bring any such action or proceeding against any party hereto, or any of their property in the courts with subject matter jurisdiction of any other jurisdiction. Each of the parties irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

13.3 Law of Texas. This Agreement, the Notes and, except where otherwise expressly specified therein to be governed by local law, the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the State of Texas (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Second Amended and Restated Credit Agreement

13.4 Interest. It is the intent of Borrower and each Lender in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of Texas, if any, and the United States of America from time to time in effect. In furtherance thereof, Lenders and Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum nonusurious interest rate under applicable law (the “Maximum Rate”) and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the outstanding principal of the Indebtedness (other than Lender Hedging Obligations and Lender Product Obligations) owing to such Lender (or if such Indebtedness shall have been paid in full, refund said excess to Borrower). In the event that the maturity of the Indebtedness (other than Lender Hedging Obligations and Lender Product Obligations) are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on such Indebtedness (or, if such Indebtedness shall have been paid in full, refunded to Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, Borrower and Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Indebtedness all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Indebtedness. The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith. For purposes of determining the Maximum Rate under the law of the State of Texas, the applicable interest rate ceiling shall be the “weekly ceiling” from time to time in effect under Chapter 303 of the Texas Finance Code, as amended.

13.5 Closing Costs and Other Costs; Indemnification.

(a) Borrower shall pay or reimburse (i) Administrative Agent and its Affiliates for payment of, on demand, all reasonable and documented out-of-pocket costs and expenses, including, by way of description and not limitation, reasonable outside attorney fees and advisor fees and advances, appraisal and accounting fees, lien search fees, and required travel costs, incurred by Administrative Agent and its Affiliates in connection with the commitment, syndication, negotiation, consummation, closing and funding of the loans contemplated hereby, or in connection with the preparation, administration or enforcement of this Agreement or the other Loan Documents (including the obtaining of legal advice regarding the rights and responsibilities of the parties

Second Amended and Restated Credit Agreement

hereto) or any refinancing or restructuring of the loans or Advances provided under this Agreement or the other Loan Documents, or any amendment, revision, modification, consent or waiver thereof requested by Borrower, and (ii) Administrative Agent and its Affiliates and each of Lenders, as the case may be, for all stamp and other taxes and duties payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby (other than taxes excluded by Section 13.12 or Section 13.13), and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties. Furthermore, Borrower shall pay or reimburse all reasonable and documented out-of pocket costs and expenses, including without limitation reasonable attorney fees and advisor fees, incurred by Administrative Agent and its Affiliates and, after the occurrence and during the continuance of an Event of Default, by Lenders in revising, preserving, protecting, exercising or enforcing any of its or any of Lenders’ rights against Borrower or any other Credit Party, or otherwise incurred by Administrative Agent and its Affiliates and Lenders in connection with any Event of Default or the enforcement of the Advances (whether incurred through negotiations, legal proceedings or otherwise), including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Administrative Agent, its Affiliates, or any Lender which would not have been asserted were it not for Administrative Agent’s or such Affiliate’s or Lender’s relationship with Borrower hereunder or otherwise, shall also be paid by Borrower. Borrower shall pay any amounts due under this Section 13.5 within thirty (30) days of the receipt by Borrower of notice of the amount due.

(b) BORROWER AGREES TO INDEMNIFY AND HOLD ADMINISTRATIVE AGENT AND EACH OF LENDERS (AND THEIR RESPECTIVE AFFILIATES) HARMLESS FROM ALL LOSS, COST, DAMAGE, LIABILITY OR EXPENSES, INCLUDING REASONABLE DOCUMENTED OUTSIDE ATTORNEYS’ FEES AND DISBURSEMENTS (BUT WITHOUT DUPLICATION OF SUCH FEES AND DISBURSEMENTS FOR THE SAME SERVICES), INCURRED BY ADMINISTRATIVE AGENT AND EACH OF LENDERS BY REASON OF AN EVENT OF DEFAULT, OR ENFORCING THE OBLIGATIONS OF ANY CREDIT PARTY UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AS APPLICABLE, OR IN THE PROSECUTION OR DEFENSE OF ANY ACTION OR PROCEEDING CONCERNING ANY MATTER GROWING OUT OF OR CONNECTED WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS, EXCLUDING, HOWEVER, (1) ANY LOSS, COST, DAMAGE, LIABILITY OR EXPENSES TO THE EXTENT ARISING AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF, OR BREACH OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY, THE PARTY SEEKING TO BE INDEMNIFIED UNDER THIS SECTION 13.5(b); OR (2) MATTERS ARISING SOLELY BY REASON OF CLAIMS BETWEEN LENDERS OR ANY LENDER OR ADMINISTRATIVE AGENT OR A LENDER’S SHAREHOLDERS AGAINST ADMINISTRATIVE AGENT OR A LENDER.

Second Amended and Restated Credit Agreement

(c) BORROWER AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER (AND THEIR RESPECTIVE AFFILIATES), AND THEIR RESPECTIVE EMPLOYEES, AGENTS, OFFICERS AND DIRECTORS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, PENALTIES, FINES, LIABILITIES, SETTLEMENTS, DAMAGES, COSTS OR EXPENSES OF WHATEVER KIND OR NATURE (INCLUDING WITHOUT LIMITATION, REASONABLE AND DOCUMENTED ATTORNEYS AND CONSULTANTS FEES, INVESTIGATION AND LABORATORY FEES, ENVIRONMENTAL STUDIES REQUIRED BY ADMINISTRATIVE AGENT OR ANY LENDER IN CONNECTION WITH THE VIOLATION OF HAZARDOUS MATERIAL LAWS), COURT COSTS AND LITIGATION EXPENSES, ARISING OUT OF OR RELATED TO (I) THE PRESENCE, USE, DISPOSAL, RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS MATERIALS ON, FROM OR AFFECTING ANY PREMISES OWNED OR OCCUPIED BY ANY CREDIT PARTY IN VIOLATION OF OR THE NON-COMPLIANCE WITH APPLICABLE HAZARDOUS MATERIAL LAWS, (II) ANY PERSONAL INJURY (INCLUDING WRONGFUL DEATH) OR PROPERTY DAMAGE (REAL OR PERSONAL) ARISING OUT OF OR RELATED TO SUCH HAZARDOUS MATERIALS, (III) ANY LAWSUIT OR OTHER PROCEEDING BROUGHT OR THREATENED, SETTLEMENT REACHED OR GOVERNMENTAL ORDER OR DECREE RELATING TO SUCH HAZARDOUS MATERIALS, AND/OR (IV) COMPLYING OR COMING INTO COMPLIANCE WITH ALL HAZARDOUS MATERIAL LAWS (INCLUDING THE COST OF ANY REMEDIATION OR MONITORING REQUIRED IN CONNECTION THEREWITH) OR ANY OTHER REQUIREMENT OF LAW; PROVIDED, HOWEVER, THAT BORROWER SHALL HAVE NO OBLIGATIONS UNDER THIS SECTION 13.5(c) WITH RESPECT TO CLAIMS, DEMANDS, PENALTIES, FINES, LIABILITIES, SETTLEMENTS, DAMAGES, COSTS OR EXPENSES TO THE EXTENT ARISING (A) AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ADMINISTRATIVE AGENT OR SUCH LENDER, AS THE CASE MAY BE, OR (B) ARISING AFTER THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE THEREOF TAKES POSSESSION OR CONTROL OF THE RELEVANT PROPERTY. THE OBLIGATIONS OF BORROWER UNDER THIS SECTION 13.5(C) SHALL BE IN ADDITION TO ANY AND ALL OTHER OBLIGATIONS AND LIABILITIES BORROWER MAY HAVE TO ADMINISTRATIVE AGENT OR ANY OF LENDERS AT COMMON LAW OR PURSUANT TO ANY OTHER AGREEMENT.

13.6 Notices.

(a) Except as expressly provided otherwise in this Agreement (and except as provided in clause (b) below), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by facsimile and addressed or delivered to it at its address set forth on Schedule 13.6 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.6 or posted to an E-System set

Second Amended and Restated Credit Agreement

up by or at the direction of Administrative Agent (as set forth below). Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received. Administrative Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Any notice given by Administrative Agent or any Lender to Borrower shall be deemed to be a notice to all of the Credit Parties.

(b) Notices and other communications provided to Administrative Agent and Lenders party hereto under this Agreement or any other Loan Document may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by Administrative Agent. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications (including email and any E-System) pursuant to procedures approved by it. Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return email, or other written acknowledgment) and (ii) notices and other communications posted to any E-System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or other communication is available and identifying the website address therefore.

(c) Each of the Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

Second Amended and Restated Credit Agreement

13.7 Successors and Assigns; Participations; Assignments.

(a) This Agreement shall be binding upon and shall inure to the benefit of Borrower and Lenders and their respective successors and assigns.

(b) The foregoing shall not authorize any assignment by Borrower of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without the prior written approval of Lenders.

(c) No Lenders may at any time assign or grant participations in such Lender’s rights and obligations hereunder and under the other Loan Documents except (i) by way of assignment to any Eligible Assignee in accordance with clause (d) of this Section, (ii) by way of a participation in accordance with the provisions of clause (e) of this Section or (iii) by way of a pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any Lender shall be deemed to be null and void).

(d) Each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents may only be made to an Eligible Assignee, shall be subject to the following additional terms and conditions:

(i) each such assignment shall be made on a pro rata basis, and shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as Administrative Agent shall agree and (y) the entire remaining amount of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit); provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) be less than $5,000,000; and

(ii) the parties to any assignment shall execute and deliver to Administrative Agent an Assignment Agreement substantially (as determined by Administrative Agent) in the form attached hereto as Exhibit G (with appropriate insertions acceptable to Administrative Agent), together with a processing and recordation fee in the amount, if any, required as set forth in the Assignment Agreement.

Until the Assignment Agreement becomes effective in accordance with its terms, and Administrative Agent has confirmed that the assignment satisfies the requirements of this Section 13.7, Borrower and Administrative Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned. From and after the effective date of each Assignment Agreement that satisfies the requirements of this Section 13.7, the assignee thereunder shall be deemed to be a party to this Agreement, such

Second Amended and Restated Credit Agreement

assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment) and the assigning Lender shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

Upon request, Borrower shall execute and deliver to Administrative Agent, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to the assigning Lender pursuant to such Assignment Agreement, and with respect to the portion of the Indebtedness retained by the assigning Lender, to the extent applicable, new Note(s) payable to the order of the assigning Lender in an amount equal to the amount retained by such Lender hereunder. Administrative Agent, Lenders and Borrower acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the Notes issued to the assigning lender prior to such assignment and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by such prior Note, and each such new Note may contain a provision confirming such agreement.

(e) Borrower and Administrative Agent acknowledge that each of Lenders may at any time and from time to time, subject to the terms and conditions hereof, grant participations in such Lender’s rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any Person (other than a natural person or to Borrower or any of Borrower’s Affiliates or Subsidiaries or to a Defaulting Lender); provided that any participation permitted hereunder shall comply with all applicable laws and shall be subject to a participation agreement that incorporates the following restrictions:

(i) such Lender shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

(ii) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof;

(iii) such Lender shall retain the sole right and responsibility to enforce the obligations of the Credit Parties and the Parent relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause Administrative Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (unless such participant is an Affiliate of such Lender), except for those matters requiring the consent of each of Lenders under Section 13.9(b) (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender, and the Credit Parties, Administrative Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender’s rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Lender hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents against Administrative Agent, any other Lender or any Credit Party; provided, however that the participant may have rights against

Second Amended and Restated Credit Agreement

such Lender in respect of such participation as may be set forth in the applicable participation agreement and all amounts payable by the Credit Parties hereunder shall be determined as if such Lender had not sold such participation. Each such participant shall be entitled to the benefits of Article 11 of this Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (d) of this Section, provided that no participant shall be entitled to receive any greater amount pursuant to such the provisions of Article 11 than Issuing Lender would have been entitled to receive in respect of the amount of the participation transferred by such issuing Lender to such participant had no such transfer occurred and each such participant shall also be entitled to the benefits of Section 9.6 as though it were a Lender, provided that such participant agrees to be subject to Section 10.3 as though it were a Lender; and

(iv) each participant shall provide the relevant tax form required under Section 13.12.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(g) Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of Lenders, the Revolving Credit Percentages of such Lenders and the principal amount of each type of Advance owing to each such Lender from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and Borrower, Administrative Agent, and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time upon reasonable notice.

(h) Borrower authorizes each Lender to disclose to any prospective assignee or participant which has satisfied the requirements hereunder, any and all financial information in such Lender’s possession concerning the Credit Parties which has been delivered to such Lender pursuant to this Agreement, provided that each such prospective assignee or participant shall execute a confidentiality agreement consistent with the terms of Section 13.10 or shall otherwise agree to be bound by the terms thereof.

(i) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

Second Amended and Restated Credit Agreement

13.8 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be as effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document, as applicable.

13.9 Amendment and Waiver.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Administrative Agent and the Majority Lenders (or by Administrative Agent at the written request of the Majority Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by the Parent, or any Credit Party or the Guarantors that are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. All references in this Agreement to “Lenders” shall refer to all Lenders, unless expressly stated to refer to Majority Lenders (or the like).

(b) Notwithstanding anything to the contrary herein,

(i) no amendment, waiver or consent shall increase the stated amount of any Lender’s Revolving Credit Commitment Amount hereunder without such Lender’s consent;

(ii) no amendment, waiver or consent shall, unless in writing and signed by each Lender holding Indebtedness directly affected thereby, do any of the following:

(A) reduce the principal of, or interest on, any outstanding Advance or Letter of Credit Obligation or any Fees or other amounts payable hereunder,

(B) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness (other than Lender Hedging Obligations and Lender Product Obligations) or any Fees or other amounts payable hereunder (except with respect to the payments required under Section 2.10),

(C) change any of the provisions of this Section 13.9 or the definitions of “Majority Lenders”, “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided that changes to the definition of “Majority Lenders” may be made with the consent of only the Majority Lenders to include Lenders holding any additional credit facilities that are added to this Agreement with the approval of the appropriate Lenders, and,

Second Amended and Restated Credit Agreement

(D) modify the definitions of “Borrowing Base”;

(iii) no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following:

(A) except as expressly permitted hereunder or under the Collateral Documents, release all or substantially all of the Collateral (provided that neither Administrative Agent nor any Lender shall be prohibited thereby from proposing or participating in a consensual or nonconsensual debtor-in-possession or similar financing), or release any material guaranty provided by any Person in favor of Administrative Agent and Lenders, provided however that Administrative Agent shall be entitled, without notice to or any further action or consent of Lenders, to release any Collateral which any Credit Party is permitted to sell, assign or otherwise transfer in compliance with this Agreement or the other Loan Documents or release any guaranty to the extent expressly permitted in this Agreement or any of the other Loan Documents (whether in connection with the sale, transfer or other disposition of the applicable Guarantor or otherwise),

(B) increase the maximum duration of Interest Periods permitted hereunder; or

(C) modify Sections 10.2 or 10.3;

(iv) any amendment, waiver or consent that will (A) reduce the principal of, or interest on, the Swing Line Note, (B) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note or (C) amend Section 2.5 or otherwise affect the rights and duties of the Swing Line Lender under this Agreement or any other Loan Document, shall require the written concurrence of the Swing Line Lender;

(v) any amendment, waiver or consent that will (A) amend any provision in Article 3 or (B) otherwise affect the rights or duties of Issuing Lender under this Agreement or any of the other Loan Documents, shall require the written concurrence of Issuing Lender; and

(vi) any amendment, waiver, or consent that will affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document, shall require the written concurrence of Administrative Agent.

Second Amended and Restated Credit Agreement

(c) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove of any amendment, consent, waiver or any other modification to any Loan Document (and all amendments, consents, waivers and other modifications may be effected without the consent of the Defaulting Lenders), except that the foregoing shall not permit, in each case without such Defaulting Lender’s consent, (i) an increase in such Defaulting Lender’s Revolving Credit Commitment Amount, (ii) the waiver, forgiveness or reduction of the principal amount of any Advance or Letter of Credit Obligations owing to such Defaulting Lender (unless all other Lenders affected thereby are treated similarly), (iii) the extension of the final maturity date(s) of such Defaulting Lenders’ portion of any of the Indebtedness or the extension of any commitment to extend credit of such Defaulting Lender, or (iv) any other modification which requires the consent of all Lenders or Lender(s) affected thereby which affects such Defaulting Lender more adversely than the other affected Lenders (other than a modification which results in a reduction of such Defaulting Lender’s Revolving Credit Percentage of any Commitments or repayment of any amounts owing to such Defaulting Lender on a non pro-rata basis). For the avoidance of doubt, a Defaulting Lender shall not have the right to approve or disapprove any redetermination of the Borrowing Base.

(d) Notwithstanding anything to the contrary herein, nothing in this Agreement shall be interpreted to require that any waiver, amendment, modification or consent to any Commodity Hedging Agreement, Interest Rate Agreement, Letter of Credit Document or any document executed or delivered in connection with any Lender Product require the consent of any Lender.

(e) Notwithstanding anything to the contrary herein Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

13.10 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, or any Eligible Assignee, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any Rating Agency in connection with rating the Parent, the Borrower or the Restricted Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to

Second Amended and Restated Credit Agreement

the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means (i) all information received from the Parent, the Borrower or any Subsidiary relating to the Parent, the Borrower or any Subsidiary, or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Parent, the Borrower or any Subsidiary, provided that, in the case of information received from the Parent, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, any Reserve Report, engineering report, geologic data, financial statements or financial information furnished by Parent or any Credit Party to Administrative Agent or any Lender shall constitute Information and be treated as “confidential” for the purposes of this Section.

Each of the Administrative Agent, the Lenders and the Issuing Lender acknowledges that (a) the Information may include material non-public information concerning the Parent, the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities laws.

13.11 Substitution or Removal of Lenders.

(a) With respect to any Lender (i) whose obligation to make Eurodollar-based Advances has been suspended pursuant to Section 11.3 or 11.4, (ii) that has demanded compensation under Sections 3.4(c), 11.1, 11.5 or 11.6, (iii) that has become a Defaulting Lender, (iv) that has not approved an increase in the Conforming Borrowing Base or a Borrowing Base, as applicable, that has been approved by the Supermajority Lenders or, (v) that has failed to consent to a requested amendment, waiver or modification to any Loan Document as to which the Majority Lenders have already consented (in each case, an “Affected Lender”), then Borrower may, at Borrower’s sole expense, require the Affected Lender to sell and assign all of its interests, rights and obligations under this Agreement, including, without limitation, its Commitments, to an Eligible Assignee (which may be one or more of Lenders) (such assignee shall be referred to herein as the “Purchasing Lender” or “Purchasing Lenders”) within two (2) Business Days after receiving notice from Borrower requiring it to do so, for an aggregate price equal to the sum of the portion of all Advances made by it, interest and fees accrued for its account through but excluding the date of such payment, and all other amounts payable to it hereunder, from the Purchasing Lender(s) (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts, including without limitation, if demanded by the Affected Lender, the amount of any compensation

Second Amended and Restated Credit Agreement

that due to the Affected Lender under Sections 3.4(c), 11.1, 11.5 and 11.6 to but excluding said date), payable (in immediately available funds) in cash. The Affected Lender, as assignor, such Purchasing Lender, as assignee, Borrower and Administrative Agent, shall enter into an Assignment Agreement pursuant to Section 13.7, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment of the Affected Lender, provided, however, that if the Affected Lender does not execute such Assignment Agreement within (2) Business Days of receipt thereof, Administrative Agent may execute the Assignment Agreement as the Affected Lender’s attorney-in-fact. Each of Lenders hereby irrevocably constitutes and appoints Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of such Lender or in its own name to execute and deliver the Assignment Agreement while such Lender is an Affected Lender hereunder (such power of attorney to be deemed coupled with an interest and irrevocable). In connection with any assignment pursuant to this Section 13.11, Purchasing Lender shall pay to Administrative Agent the administrative fee for processing such assignment referred to in Section 13.7.

(b) If any Lender is an Affected Lender of the type described in Section 13.11(a)(iii) and (iv) (any such Lender, a “Non-Compliant Lender”), Borrower may, with the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), and notwithstanding Section 10.3 of this Agreement or any other provisions requiring pro rata payments to Lenders, elect to reduce any Commitments by an amount equal to the Non-Compliant Lender’s Revolving Credit Percentage of the Commitment of such Non-Compliant Lender and repay such Non-Compliant Lender an amount equal the principal amount of all Advances owing to it, all interest and fees accrued for its account through but excluding the date of such repayment, and all other amounts payable to it hereunder (including without limitation, if demanded by the Non-Compliant Lender, the amount of any compensation that due to the Non-Compliant Lender under Sections 3.4(c), 11.1, 11.5 and 11.6 to but excluding said date), payable (in immediately available funds) in cash, so long as, after giving effect to the termination of Commitments and the repayments described in this clause (b), any Fronting Exposure of such Non-Compliant Lender shall be reallocated among Lenders that are not Non-Compliant Lenders in accordance with their respective Revolving Credit Percentages, but only to the extent that the sum of the aggregate principal amount of all Revolving Credit Advances made by each such Lender, plus such Lender’s Revolving Credit Percentage of the aggregate outstanding principal amount of Swing Line Advances and Letter of Credit Obligations prior to giving effect to such reallocation plus such Lender’s Revolving Credit Percentage of the Fronting Exposure to be reallocated does not exceed such Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment, and with respect to any portion of the Fronting Exposure that may not be reallocated, Borrower shall deliver to Administrative Agent, for the benefit of Issuing Lender and/or Swing Line Lender, as applicable, cash collateral or other security satisfactory to Administrative Agent, with respect any such remaining Fronting Exposure.

Second Amended and Restated Credit Agreement

13.12 Withholding Taxes.

(a) If any Lender is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, such Lender shall promptly (but in any event prior to the initial payment of interest hereunder or prior to its accepting any assignment under Section 13.7, as applicable) deliver to Administrative Agent two original executed copies of (i) Internal Revenue Service Form W-8BEN or any successor form specifying the applicable tax treaty between the United States and the jurisdiction of such Lender’s domicile which provides for the exemption from withholding on interest payments to such Lender, (ii) Internal Revenue Service Form W-8ECI or any successor form evidencing that the income to be received by such Lender hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to Administrative Agent that such Lender is exempt from United States income tax withholding with respect to such income; provided, however, that such Lender shall not be required to deliver to Administrative Agent the aforesaid forms or other evidence with respect to Advances to Borrower, if such Lender has assigned its entire interest hereunder (including its Revolving Credit Commitment Amount, any outstanding Advances hereunder and participations in Letters of Credit issued hereunder and any Notes issued to it by Borrower), to an Affiliate which is incorporated under the laws of the United States or a state thereof, and so notifies Administrative Agent. Such Lender shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from Administrative Agent of any determination by the Internal Revenue Service that any payments previously made to such Lender hereunder were subject to United States income tax withholding when made, such Lender shall pay to Administrative Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by Administrative Agent. In addition, from time to time upon the reasonable request and the sole expense of Borrower, each Lender and Administrative Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide Borrower with such forms, certificates or other documents as may be reasonably necessary to allow Borrower, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 10.1(d) (or with such withholding at a reduced rate), provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the rights and benefits (including without limitation economic benefits) available to such Lender or Administrative Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.

(b) Any Lender (or assignee or participant permitted under Section 13.7) that is a “united states person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall promptly (but in any event prior to the initial payment of interest hereunder or prior to its accepting any assignment under Section 13.7, as applicable) deliver to Administrative Agent and Borrower two properly completed and duly executed originals of Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto.

Second Amended and Restated Credit Agreement

(c) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

13.13 Taxes and Fees. Should any tax (other than as a result of a Lender’s failure to comply with Section 13.12 or a tax based upon the net income or capitalization of any Lender or Administrative Agent by any jurisdiction where a Lender or Administrative Agent is or has been located), or recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, Borrower agrees to pay the same, together with any interest or penalties thereon arising from Borrower’s actions or omissions, and agrees to hold Administrative Agent and Lenders harmless with respect thereto provided, however, that Borrower shall not be responsible for any such interest or penalties which were incurred prior to the date that notice is given to the Credit Parties of such tax or fees. Notwithstanding the foregoing, nothing contained in this Section 13.13 shall affect or reduce the rights of any Lender or Administrative Agent under Section 11.5.

13.14 WAIVER OF JURY TRIAL. LENDERS, ADMINISTRATIVE AGENT AND BORROWER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER LENDERS, ADMINISTRATIVE AGENT NOR BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY LENDERS AND ADMINISTRATIVE AGENT OR BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

13.15 USA Patriot Act Notice. Pursuant to Section 326 of the USA Patriot Act, Administrative Agent and Lenders hereby notify the Credit Parties that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with Administrative Agent or any Lender, Administrative Agent or the applicable Lender will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for Administrative Agent and the applicable Lender to comply with the USA Patriot Act.

Second Amended and Restated Credit Agreement

13.16 Complete Agreement; Conflicts. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

13.17 Severability. In case any one or more of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Credit Parties shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

13.18 Table of Contents and Headings; Section References. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof and references herein to “sections,” “subsections,” “clauses,” “paragraphs,” “subparagraphs,” “exhibits” and “schedules” shall be to sections, subsections, clauses, paragraphs, subparagraphs, exhibits and schedules, respectively, of this Agreement unless otherwise specifically provided herein or unless the context otherwise clearly indicates.

13.19 Electronic Transmissions.

(a) Each of Administrative Agent, the Credit Parties, Lenders, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Borrower and each other Credit Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) All uses of an E-System shall be governed by and subject to, in addition to Section 13.6 and this Section 13.19, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by Administrative Agent, the Credit Parties and Lenders in connection with the use of such E-System.

(c) All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of Administrative Agent or any of its Affiliates, nor Borrower or any of its respective Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or

Second Amended and Restated Credit Agreement

omissions therein. No warranty of any kind is made by Administrative Agent or any of its Affiliates, or Borrower or any of its respective Affiliates in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. Administrative Agent, Borrower and its Subsidiaries, and Lenders agree that Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System. Administrative Agent and Lenders agree that Borrower has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

13.20 Reliance on and Survival of Provisions. All terms, covenants, agreements, representations and warranties of the Credit Parties and the Parent to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Credit Party or the Parent in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender’s behalf, and those covenants and agreements of Borrower set forth in Section 13.5 (together with any other indemnities of any Credit Party or Parent contained elsewhere in this Agreement or in any of the other Loan Documents) and of Lenders set forth in Section 12.7 shall survive the repayment in full of the Indebtedness and the termination of any commitment to extend credit.

13.21 Concerning Lender Hedging Obligations and Lender Product Obligations. The benefit of the Collateral Documents and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to the Lender Hedging Obligations and the Lender Product Obligations, and be available to those Lender Counterparties and to Lenders and their Affiliates which are parties to any Lender Product, in each case with the Parent or any Credit Party on a pro rata basis in respect of any obligations of the Parent or any Credit Party which arise under any such Commodity Hedging Agreements, Interest Rate Agreements and agreements relating to Lender Products, while such Person or its Affiliate is a Lender, but only while such Person or its Affiliate is a Lender, including all Existing Commodity Hedging Agreements. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document or with respect to any Collateral, as a result of the existence of obligations owed to it under any such Commodity Hedging Agreements, Interest Rate Agreements or agreements relating to Lender Products. All Commodity Hedging Agreements, Interest Rate Agreements and agreements relating to Lender Products, if any, are independent agreements governed by the written provisions of such agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Advances or this Agreement, except as otherwise expressly provided in such agreements, and any payoff statement from any Lender relating to this Agreement shall not apply to such agreements except as otherwise expressly provided in such payoff statement.

Second Amended and Restated Credit Agreement

13.22 Release of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized (but not required) by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 13.9) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 13.9 or (ii) under the circumstances described in paragraph (b), (c) or (d) below.

(b) At such time as the Advances and the other obligations under the Loan Documents (other than contingent indemnification and reimbursement obligations for which no claim has been made and Lender Hedging Obligations) shall have been paid in full, the Revolving Credit Aggregate Commitment has been terminated and no Letters of Credit shall be outstanding (other than Letters of Credit that have been cash collateralized or otherwise backstopped in a manner satisfactory to the Issuing Lender), the Collateral shall be released from the Liens created by the Collateral Documents, and the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of each Credit Party under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. Administrative Agent agrees, upon the request of Borrower, to promptly execute and deliver to Borrower any and Lien releases as may be required to effectuate the foregoing.

(c) If any of the Collateral shall be sold, transferred or otherwise Disposed of by any Credit Party in a transaction permitted by this Agreement or any other Loan Document, then the Administrative Agent, at the request and sole expense of the Borrower, shall execute and deliver to the relevant Credit Party all releases or other documents reasonably necessary or desirable for the release of the Liens created by the Collateral Documents on such Collateral. At the request and sole expense of the Borrower, a Guarantor that is a Restricted Subsidiary shall be released from its obligations hereunder, under the Guaranty and under the Collateral Documents in the event that any of the Equity Interests issued by such Guarantor shall be Disposed of in a transaction permitted by this Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release, a written request for release identifying the relevant Guarantor and the terms of the Disposition in reasonable detail, including the price thereof and any anticipated expenses in connection therewith.

(d) If any Restricted Subsidiary shall become an Unrestricted Subsidiary in accordance with this Agreement, then so long as there exists no (x) Default or Event of Default, or (y) Borrowing Base Deficiency, in each case both prior to and/or immediately after taking such action, all obligations of such Unrestricted Subsidiary under the Loan Documents shall automatically terminate, and the Administrative Agent, at the request and sole expense of Borrower, shall (i) release all Liens created by the Collateral Documents on (A) any and all property of such Unrestricted Subsidiary, and (B) any and all Equity Interests issued by such Unrestricted Subsidiary, and (ii) deliver to Borrower any and all certificates representing such Equity Interests that were pledged to the Administrative Agent pursuant to the Security Documents.

Second Amended and Restated Credit Agreement

(e) Administrative Agent shall promptly release its Lien on any property of a Credit Party that is not Collateral upon the written request of such Credit Party.

13.23 Existing Credit Agreement. On the Effective Date, this Agreement shall supersede and replace in its entirety the Existing Credit Agreement; provided, however, that (a) all loans, letters of credit, interest periods, and other indebtedness, obligations and liabilities outstanding under the Existing Credit Agreement on such date shall continue to constitute Advances, Letters of Credit, Interest Periods and other Indebtedness, obligations and liabilities under this Agreement, (b) the execution and delivery of this Agreement or any of the Loan Documents hereunder shall not constitute a novation or refinancing or any other fundamental change in the relationship among the parties, (c) the Advances, Letters of Credit, Interest Periods and other Indebtedness, obligations and liabilities outstanding hereunder, to the extent outstanding under the Existing Credit Agreement immediately prior to the date hereof, shall constitute the same loans, letters of credit, interest periods and other indebtedness, obligations and liabilities as were outstanding under the Existing Credit Agreement, and (d) the Lenders shall make such allocations of the Advances, Letter of Credit Obligations and Interest Periods among themselves as is required to effectuate the foregoing. Administrative Agent, Lenders and Issuing Lender hereby agree to (i) terminate the Pledge and Security Agreement dated August 9, 2011 (the “Parent Pledge Agreement”), executed by Parent in favor of Administrative Agent, Lenders and Issuing Lender, and Administrative Agent, (ii) release Parent from all of its liabilities and obligations under the Parent Pledge Agreement, and (iii) release all Liens created pursuant to the Parent Pledge Agreement. Administrative Agent agrees to promptly deliver to the Parent all possessory collateral delivered to Administrative Agent pursuant to the Parent Pledge Agreement.

PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A LOAN AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE LOAN AGREEMENT EXCEEDS $50,000.00 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY’S AUTHORIZED REPRESENTATIVE.

THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN LOAN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN AGREEMENT. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[Signatures Follow On Succeeding Pages]

Second Amended and Restated Credit Agreement

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Administrative Agent

By:	/s/ James A. Morgan
Name:	James A. Morgan
Title:	VP

COMERICA BANK, as a Lender, as Issuing Lender and as Swing Line Lender

By:	/s/ James A. Morgan
Name:	James A. Morgan
Title:	VP

Signature Page to Second Amended and Restated Credit Agreement

MRC ENERGY COMPANY, as Borrower

By:	/s/ Joseph Wm. Foran
Name:	Joseph Wm. Foran
Title:	Chairman & CEO

Signature Page to Second Amended and Restated Credit Agreement

CITIBANK, N.A., as a Lender

By:	/s/ John F. Miller
Name:	JOHN F. MILLER
Title:	ATTORNEY-IN-FACT

Signature Page to Second Amended and Restated Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Jay Sartain
Name:	Jay Sartain
Title:	Authorized Signatory

Signature Page to Second Amended and Restated Credit Agreement

EXHIBIT A

FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE

No.	Dated: , 20

TO:	Comerica Bank, as Administrative Agent

RE:	Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of December , 2011, among the Lenders from time to time party thereto, Comerica Bank, as administrative agent for the Lenders, and MRC Energy Company, a Texas corporation (the “Borrower”).

Pursuant to the Credit Agreement, the Borrower hereby requests an Advance from the Lenders, as described herein:

(A)	Date of Advance:

(B)	☐ (check if applicable):

This Advance is or includes a whole or partial continuation/conversion of:

Advance No(s).

(C)	Type of Advance (check only one):

☐ Base Rate Advance

☐ Eurodollar-based Advance

(D)	Amount of Advance:

$

(E)	Interest Period (applicable to Eurodollar-based Advances):

                    months (insert 1, 2, 3, or 6)

(F)	Disbursement Instructions:

☐ Comerica Bank Account No.

☐ Other:

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Borrower hereby represents and warrants that the conditions specified in Section 5.2 of the Credit Agreement will be satisfied on and as of the date of the Advance requested hereunder.

MRC ENERGY COMPANY, as the Borrower
By:
Name:
Title:

Administrative Agent Approval:

EXHIBIT B

FORM OF REVOLVING CREDIT NOTE

[$ ]	, 20

FOR VALUE RECEIVED, MRC Energy Company (the “Borrower”) promises to pay to the order of [Insert name of applicable financial institution] (the “Payee”), in accordance with the Credit Agreement (as defined below), the principal amount of (a)              DOLLARS ($    ), or, if less, (b) the aggregate unpaid principal amount of all Revolving Credit Advances made by the Payee to the Borrower pursuant to the Credit Agreement, on the dates and in the amounts specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Advance until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.

This Note is one of the Revolving Credit Notes referred to in the Second Amended and Restated Credit Agreement, dated as of December     , 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Payee, the other Lenders from time to time party thereto, and Comerica Bank, as Administrative Agent for the Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

This Note is entitled to the benefits of the Credit Agreement and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and the Collateral Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

This Note shall be governed by and construed in accordance with the laws of the State of Texas.

The Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note.

* * *

[SIGNATURE FOLLOWS ON SUCCEEDING PAGE]

MRC ENERGY COMPANY, as the Borrower

By:

Its:

2

EXHIBIT C

FORM OF SWING LINE NOTE

[$ ]	, 20

FOR VALUE RECEIVED, MRC Energy Company (the “Borrower”) promises to pay to the order of Comerica Bank (the “Swing Line Lender”), in accordance with the Credit Agreement (as defined below), the principal amount of (a)            Dollars [($            )], or, if less, (b) the aggregate unpaid principal amount of all Swing Line Advances made to the Borrower by the Swing Line Lender pursuant to the Credit Agreement, on the dates and in the amounts specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Advance from the date of such Advance until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.

This Note is a Swing Line Note referred to in the Second Amended and Restated Credit Agreement, dated as of December    , 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Swing Line Lender, the other Lenders from time to time party thereto, and Comerica Bank, as Administrative Agent for the Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

This Note is entitled to the benefits of the Credit Agreement and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and the Collateral Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.

This Note shall be governed by and construed in accordance with the laws of the State of Texas.

The Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note.

* * *

[SIGNATURE FOLLOWS ON SUCCEEDING PAGE]

MRC ENERGY COMPANY,

as the Borrower

By:

Its:

2

EXHIBIT D

FORM OF REQUEST FOR SWING LINE ADVANCE

No.	Dated:

TO:	Comerica Bank, as Swing Line Lender

RE:	Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of December , 2011, among the Lenders from time to time party thereto, Comerica Bank, as administrative agent for the Lenders, and MRC Energy Company, a Texas corporation (the “Borrower”).

Pursuant to the Credit Agreement, the Borrower hereby requests an Advance from the Swing Line Lender under the Swing Line, as described herein:

(A)	Date of Advance:

(B)	☐ (check if applicable):

This Advance is or includes a whole or partial continuation/conversion of:

Advance No(s).

(C)	Type of Advance (check only one):

☐ Base Rate Advance

☐ Quoted Rate Advance

(D)	Amount of Advance:

$

(E)	Interest Period (applicable to Quoted Rate Advances):

            days

(F)	Disbursement Instructions:

☐ Comerica Bank Account No.

☐ Other:

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Borrower hereby represents and warrants that the conditions specified in Section 5.2 of the Credit Agreement will be satisfied on and as of the date of the Advance requested hereunder.

MRC ENERGY COMPANY,

as the Borrower

By:

Its:

2

EXHIBIT E

FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT

TO:	Revolving Credit Lenders

RE:	Issuance of Letter of Credit pursuant to Article 3 of the Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of December , 2011, among the Lenders from time to time party thereto, Comerica Bank, as administrative agent for the Lenders, and MRC Energy Company, a Texas corporation (the “Borrower”).

On            , 20    ,1 the Issuing Lender, in accordance with Article 3 of the Credit Agreement, issued its Letter of Credit number             , in favor of             2 for the account of Borrower. The face amount of such Letter of Credit is $            . The amount of each Revolving Credit Lender’s participation in such Letter of Credit is as follows:3

___________________                             $_________________

___________________                             $_________________

___________________                             $_________________

___________________                             $_________________

This notification is delivered this    day of            , 20    , pursuant to Section 3.3 of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

COMERICA BANK, as the Administrative Agent

By:
Its:

[1]	Date of Issuance.
[2]	Beneficiary.
[3]	Amounts based on Revolving Credit Percentages.

[This form of Letter of Credit Notice (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]

EXHIBIT F

FORM OF ASSIGNMENT AGREEMENT

Date:

To:	Borrower

                and

Comerica Bank, as Administrative Agent

Re:	Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of December , 2011, among the Lenders from time to time party thereto, Comerica Bank, as administrative agent for the Lenders, and MRC Energy Company, a Texas corporation (the “Borrower”)

Ladies and Gentlemen:

Reference is made to Section 13.7 of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

This Assignment Agreement (this “Agreement”) constitutes notice to each of you of the proposed assignment and delegation by [insert name of assignor] (the “Assignor”) to [insert name of assignee] (the “Assignee”), and, subject to the terms and conditions of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, effective on the “Effective Date” (as hereafter defined) that undivided interest in each of Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents in the amounts as set forth on the attached Schedule 1, such that, after giving effect to the foregoing assignment and assumption, and the concurrent assignment by Assignor to Assignee on the date hereof, the Assignee’s interest in the Revolving Credit (and participations in any outstanding Letters of Credit and Swing Line Advances) will be as set forth in the attached Schedule 2 with respect to the Assignee.

The Assignor hereby instructs the Administrative Agent to make all payments from and including the Effective Date hereof in respect of the interest assigned hereby, directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date of the assignment and delegation being made hereby are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees accrued up to the Effective Date, the Assignee will promptly remit the same to the Assignor.

The Assignee hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder. The Assignee acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had the Assignee’s percentage referred to in the second paragraph of this Agreement been granted and its loans been made directly by such Assignee to the Borrower without the intervention of the Administrative Agent, the Assignor or any other Lender; and (b) has made and will continue to make, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The Assignee further acknowledges and agrees that neither the Administrative Agent, nor the Assignor has made any representations or warranties about the creditworthiness of the Borrower or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents. This assignment shall be made without recourse to or warranty by the Assignor, except as set forth herein.

Assignee represents and warrants that it is a Person to which assignments are permitted pursuant to Section 13.7 of the Credit Agreement.

Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:

(a)	the Assignee: (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, to have assumed all of the Assignor’s obligations thereunder to the extent of the Assignee’s percentage referred to in the second paragraph of this Agreement, and to have all the rights and obligations of a party to the Credit Agreement and the other Loan Documents, as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

(b)	the Assignor’s obligations under the Credit Agreement and the other Loan Documents shall be reduced by the percentage referred to in the second paragraph of this Agreement.

As used herein, the term “Effective Date” means the date on which all of the following have occurred or have been completed, as reasonably determined by the Administrative Agent:

(1)	the delivery to the Administrative Agent of an original of this Agreement executed by the Assignor and the Assignee;

(2)	the payment to the Administrative Agent, of all accrued fees, expenses and other items for which reimbursement is then owing under the Credit Agreement;

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(3)	the payment to the Administrative Agent of the processing fee referred to in Section 13.7(d)(ii) of the Credit Agreement; and

(4)	all other restrictions and items noted in Section 13.7 of the Credit Agreement have been completed.

The Administrative Agent shall notify the Assignor and the Assignee, along with the Borrower, of the Effective Date.

The Assignee hereby advises each of you of the following administrative details with respect to the assigned loans:

(A)	Address for Notices:

Institution Name:

Address:

Attention:

Telephone:

Facsimile:

(B)	Payment Instructions:

(C)	Proposed effective date of assignment: .

The Assignee has delivered to the Administrative Agent (or is delivering to the Administrative Agent concurrently herewith) the tax forms referred to in Section 13.12 of the Credit Agreement to the extent required thereunder, and other forms reasonably requested by the Administrative Agent. The Assignor has delivered to the Administrative Agent (or shall promptly deliver to the Administrative Agent following the execution hereof), the original of each Note held by the Assignor under the Credit Agreement.

The laws of the State of Texas shall govern the validity, interpretation and enforcement of this Agreement.

* * *

[SIGNATURES FOLLOW ON SUCCEEDING PAGES]

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Please evidence your consent to and acceptance of the proposed assignment and delegation set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

[ASSIGNOR]

By:

Its:

[ASSIGNEE]

By:

Its:

4

ASSIGNMENT AGREEMENT ACCEPTED AND CONSENTED TO

this     day of            , 20     BY:

COMERICA BANK, as the Administrative Agent

By:

Its:

MRC ENERGY COMPANY, as the Borrower*

By:

Its:

[*The Borrower’s consent will be required except as specified in Section 13.7 of the Credit Agreement.]

[This form of Assignment Agreement (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]

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EXHIBIT G

FORM OF GUARANTY

AMENDED, RESTATED AND CONSOLIDATED

UNCONDITIONAL GUARANTY

1. Pursuant to this Amended, Restated and Consolidated Unconditional Guaranty (this agreement, together with all amendments, restatements, supplements, other modifications and Guaranty Supplements, this “Guaranty”), the undersigned, MRC Permian Company, a Texas corporation, MRC Rockies Company, a Texas corporation, Matador Production Company, a Texas corporation, Longwood Gathering and Disposal Systems GP, Inc., a Texas corporation, Longwood Gathering and Disposal Systems, LP, a Texas limited partnership, and Matador Resources Company (formerly known as Matador Holdco, Inc.), a Texas corporation, and each other Person who becomes a party hereto pursuant to Section 17 (each, a “Guarantor,” and collectively, the “Guarantors”), whose address is 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240, hereby jointly and severally, irrevocably, unconditionally and absolutely guarantee in favor of (i) Comerica Bank, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and Issuing Lender from time to time parties to that certain Second Amended and Restated Credit Agreement, dated as of December 30, 2011, among MRC Energy Company, a Texas corporation formerly known as Matador Resources Company (the “Borrower”), the Lenders named therein, and Comerica Bank, as Administrative Agent for such Lenders (as the same may be amended, restated, renewed, extended, supplemented, or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement) and (ii) the other Secured Parties, their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance when due, after the expiration of any applicable cure period under the Credit Agreement, if any, of all Guaranteed Obligations (as herein defined).

As used herein, “Guaranteed Obligations” means all Indebtedness and interest (including any interest which, but for the application of the provisions of the United States Bankruptcy Code, would have accrued on amounts owed by the Borrower) under the Credit Agreement. This is a joint and several, irrevocable, unconditional and continuing guaranty of payment, and not a guaranty of collection, and the Administrative Agent, on behalf of Secured Parties, may enforce each Guarantor’s obligations hereunder without first suing or enforcing its rights or remedies against the Borrower or any other Guarantor or obligor or enforcing or collecting any present or future collateral security for the Guaranteed Obligations. Notwithstanding anything herein or in any other Loan Document to the contrary, in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if, as a result of applicable law relating to fraudulent conveyance or fraudulent transfer, including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law (collectively, “Fraudulent Transfer Laws”), the obligations of any Guarantor under this Section 1 would otherwise, after giving effect to (y) all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany Debt to the Borrower to the extent that such Debt would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and (z) the value as assets of such Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights of subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to (i) applicable requirements of law, (ii) Section 10 hereof or (iii) any other contractual obligations providing for an equitable allocation among such Guarantor and other Subsidiaries or Affiliates of the Borrower of obligations arising under this Guaranty or other guaranties of the Guaranteed Obligations by such parties, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Section 1, then the amount of such liability shall, without any further action by such Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

2. Payment of any sum or sums due to the Secured Parties hereunder will be made by each Guarantor immediately upon demand by Administrative Agent. Each Guarantor agrees that its obligation hereunder shall not be discharged or impaired in any respect by reason of any failure by Administrative Agent to perfect, or continue perfection of, any Lien or security interest in any security or any delay by Administrative Agent in perfecting any such Lien or security interest.

3. Each Guarantor hereby waives (a) notice of acceptance of this Guaranty, (b) notice of the extension of credit by the Lenders or Issuing Lender to the Borrower, (c) notice of the occurrence of any breach or default by the Borrower in respect of the Guaranteed Obligations, (d) notice of the sale or foreclosure on any collateral for the Guaranteed Obligations, (e) notice of the transfer of any part or all of the Guaranteed Obligations to any third party, (f) demand for payment, presentment, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate, and (e) all other notices other than notices required by the Loan Documents.

4. Each Guarantor hereby consents, agrees and acknowledges that its obligations hereunder shall not be released or discharged by, the following: (a) the renewal, extension, modification, increase, amendment or alteration of the Credit Agreement, the Guaranteed Obligations or any related document or instrument; (b) any forbearance, waiver, extension or compromise granted to the Borrower by the Secured Parties; (c) the insolvency, bankruptcy, liquidation or dissolution of the Borrower or any other Guarantor or obligor; (d) the invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations; (e) the full or partial release of the Borrower, any other Guarantor or obligor; (f) the release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful; unreasonable or unjustifiable impairment) of any collateral for the Guaranteed Obligations; (g) the failure of the Secured Parties to properly obtain, perfect or preserve any security interest or Lien in any such collateral; (h) the failure of the Secured Parties to exercise diligence, commercial reasonableness or reasonable care in the preservation, enforcement or sale of any such collateral; (i) the time for the Borrower’s performance of or compliance with any covenant or agreement contained in the Credit Agreement or any other Loan Document may be extended or such performance or compliance may be

2

waived; and (j) any other act or omission of the Secured Parties, the Borrower or any other Person or any other circumstance which would otherwise constitute or create a legal or equitable defense in favor of any Guarantor (other than the defenses of final payment and performance).

5. Until all of the Guaranteed Obligations have been paid in full in cash, each Guarantor hereby waives any rights of subrogation, reimbursement, indemnity, or contribution which it may have as a result of paying the Guaranteed Obligations.

6. Each Guarantor represents and warrants that (a) it has received or will receive direct or indirect benefit from the making of this Guaranty and the creation of the Guaranteed Obligations; (b) each Guarantor is familiar with the financial condition of the Borrower and the value of any collateral security for the Guaranteed Obligations; (c) none of the Secured Parties has made any representations to any Guarantor in order to induce such Guarantor to execute this Guaranty; (d) to the best of its knowledge and belief, the execution, delivery and performance by each Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not, and will not, contravene or conflict in any material respect with any law, statute or regulation whatsoever to which such Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any indenture, mortgage, deed of trust, charge, Lien, or any contract, agreement or other instrument to which such Guarantor is a party or which may be applicable to such Guarantor or any of its assets, except where such contravention, default or breach could not reasonably be expected to have a Material Adverse Effect; (e) this Guaranty is a legal and binding obligation of each Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and general equitable principles; and (f) all representations and warranties made by each Guarantor herein shall survive the execution hereof.

7. Each Guarantor hereby acknowledges that any Guarantor’s termination or disposition of any ownership interest in the Borrower shall not alter, affect or in any way limit the obligations of such Guarantor hereunder.

8. In the event the Borrower is not liable because the act of creating the obligation is ultra vires, or the officers or persons creating same acted in excess of their authority, and for these reasons any part of the Guaranteed Obligations cannot be enforced against the Borrower, such fact shall in no manner affect any Guarantor’s liability hereunder; but each Guarantor shall be liable hereunder, notwithstanding any finding that the Borrower is not liable for part or all of the Guaranteed Obligations, and to the same extent as such Guarantor would have been if the Guaranteed Obligations had been enforceable against the Borrower.

9. In the event of a default in the payment or performance of all or any part of the Guaranteed Obligations when such Guaranteed Obligations become due, whether by its terms, by acceleration or otherwise, each Guarantor shall, upon demand, promptly pay the amount due thereon to Administrative Agent, in lawful money of the United

3

States, at Administrative Agent’s address set forth in the Credit Agreement. One or more successive or concurrent actions may be brought against any Guarantor, either in the same action in which the Borrower is sued or in separate actions, as often as Administrative Agent deems advisable. Suit may be brought or demand may be made against all parties who have signed this Guaranty or any other guaranty in favor of Administrative Agent covering all or any part of the Guaranteed Obligations, or against any one or more of them, separately or together, without impairing the rights of Administrative Agent against any party hereto. The exercise by Administrative Agent of any right or remedy under this Guaranty or under any other agreement or instrument, at law, in equity or otherwise, shall not preclude concurrent or subsequent exercise of any other right or remedy. No delay on the part of Administrative Agent in exercising any right hereunder or failure to exercise the same shall operate as a waiver of such right. In no event shall any waiver of the provisions of this Guaranty be effective unless the same be in writing and signed by Administrative Agent, and then only in the specific instance and for the purpose given.

10. To the extent that any Guarantor shall be required hereunder to pay a portion of the Guaranteed Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor from the Advances and the Letters of Credit and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors at the date enforcement is sought hereunder, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worths of such other Guarantors at the date enforcement hereunder is sought. Notwithstanding anything to the contrary, each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing its guaranty herein or affecting the rights and remedies of the Guarantors hereunder. This Section 10 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 10 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay to the Lenders the Guaranteed Obligations as and when the same shall become due and payable in accordance with the terms hereof.

11. If the Secured Parties must rescind or restore any payment, or any part thereof, received by Administrative Agent or any other Secured Party in satisfaction of any part of the Guaranteed Obligations, any prior release or discharge from the terms of this Guaranty given to any Guarantor by Administrative Agent shall be without effect, and this Guaranty shall be reinstated and remain in full force and effect. It is the intention of the Borrower and each Guarantor that such Guarantor’s obligations hereunder shall not be discharged except by Guarantors’ final payment in full of such obligations and then only to the extent of such performance.

12. All notices shall be given as provided by the terms of the Credit Agreement and to the addresses for notices set forth in the Credit Agreement.

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13. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, transferees, and endorsees.

14. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

15. This Guaranty embodies the entire agreement between the parties hereto, and supersedes all prior agreements, conditions and understandings, if any, related to the subject matter hereof. This Guaranty may be amended only by a written instrument executed by Guarantors and Administrative Agent. The substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Guaranty. For purposes of litigation pertaining to this Guaranty, each Guarantor, Administrative Agent, and each Secured Party by its acceptance of the benefits of this Guaranty, hereby irrevocably consent and submit to the non-exclusive personal jurisdiction of state and federal courts located in the State of Texas. The Guarantors, Administrative Agent, and each Secured Party by its acceptance of the benefits of this Guaranty agree that Dallas County, Texas, is a convenient forum in which to decide any dispute related to this Guaranty or the Credit Agreement and agrees that all actions pertaining to this Guaranty and the Credit Agreement may be brought in Dallas County, Texas. In addition to the obligation of each Guarantor set forth in Section 1 hereof, such Guarantor shall pay to the Secured Parties all reasonable and documented costs and expenses (including court costs and reasonable attorneys’ fees) incurred by any of the Secured Parties in the preservation or enforcement of its rights and remedies hereunder.

16. This Guaranty is an amendment, restatement, and consolidation, but not an extinguishment, novation, or release of (a) that Unconditional Guaranty dated March 20, 2008 executed by MRC Permian Company, Matador Production Company, Longwood Gathering and Disposal Systems GP, Inc., and Longwood Gathering and Disposal Systems, LP (the “Subsidiary Guaranty”) and (b) that Unconditional Guaranty dated August 9, 2011 executed by Matador Resources Company (formerly known as Matador Holdco, Inc.) (the “Parent Guaranty”). Each Guarantor who is a party to the Subsidiary Guaranty or the Parent Guaranty hereby restates and confirms its obligations pursuant to the Subsidiary Guaranty or the Parent Guaranty, as applicable, as amended and restated by this Guaranty. This Guaranty, as it relates to any Guarantor, shall be released and/or terminated in accordance with Section 13.24 of the Credit Agreement.

17. Upon the execution and delivery by any other Person of a Guaranty Supplement in substantially the form of Exhibit A (each, a “Guaranty Supplement”), such Person shall become a “Guarantor” hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any Guaranty Supplement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

18. This Guaranty may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may

5

execute this Guaranty by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Guaranty by facsimile or by other electronic transmission shall be effective as delivery of a manually executed counterpart of this Guaranty.

19. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

20. EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS GUARANTY OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF PARTY HERETO. NONE OF THE PARTIES HERETO SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY ANY PARTY HERETO EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL THE PARTIES HERETO. EACH REFERENCE TO A “PARTY” OR THE “PARTIES” IN THIS SECTION 20 SHALL INCLUDE EACH PERSON WHO EXECUTES AND DELIVERS A GUARANTY SUPPLEMENT.

[Signature page follows]

6

EXECUTED this December 30, 2011.

GUARANTORS:

MRC PERMIAN COMPANY

By:________________________________________

Name: Joseph Wm. Foran

Title:   Chief Executive Officer

MRC ROCKIES COMPANY

By:________________________________________

Name: Joseph Wm. Foran

Title:   Chief Executive Officer

MATADOR PRODUCTION COMPANY

By:________________________________________

Name: Joseph Wm. Foran

Title:   Chief Executive Officer

LONGWOOD GATHERING AND

DISPOSAL SYSTEMS GP, INC.

By:________________________________________

Name: Joseph Wm. Foran

Title:   Chief Executive Officer

LONGWOOD GATHERING AND

DISPOSAL SYSTEMS, LP

By:    Longwood Gathering and Disposal

          Systems GP, Inc., its General Partner

By:________________________________________

Name: Joseph Wm. Foran

Title:   Chief Executive Officer

Amended and Restated Guaranty – Signature Page

MATADOR RESOURCES COMPANY

By:
Name: Joseph Wm. Foran Title: Chief Executive Officer

Amended and Restated Guaranty – Signature Page

ACCEPTED AND AGREED TO BY:

COMERICA BANK,

as Administrative Agent

By:
Name:
Title:

9

Exhibit A

Form of Guaranty Supplement

GUARANTY SUPPLEMENT NO.

THIS GUARANTY SUPPLEMENT NO.     (this “Guaranty Supplement”) is made as of             , to the Amended, Restated and Consolidated Guaranty dated as of December 30, 2011 (such agreement, together with all amendments, restatements, other modifications and Guaranty Supplements (as such term is defined therein), the “Guaranty”), among the initial signatories thereto and each other Person which from time to time thereafter became a party thereto pursuant to Section 17 thereof (each, individually, a “Guarantor” and, collectively, the “Guarantors”), in favor of Administrative Agent (as defined in the Guaranty) for the benefit of the Secured Parties (as defined in the Guaranty).

BACKGROUND.

Capitalized terms not otherwise defined herein have the meaning specified in the Guaranty. The Guaranty provides that additional parties may become Guarantors under the Guaranty by execution and delivery of this Guaranty Supplement. Pursuant to the provisions of Section 17 of the Guaranty, the undersigned is becoming a Guarantor under the Guaranty. The undersigned desires to become a Guarantor under the Guaranty in order to induce the Secured Parties to continue to make credit extensions and accommodations under the Loan Documents.

AGREEMENT.

NOW, THEREFORE, the undersigned agrees with Administrative Agent and each other Secured Party as follows:

SECTION 1. In accordance with the Guaranty, the undersigned hereby becomes a Guarantor under the Guaranty with the same force and effect as if it were an original signatory thereto as a Guarantor, and the undersigned hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof, except for any such representations and warranties that were made as of a specified date. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the undersigned.

SECTION 2. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect in accordance with its terms.

SECTION 3. The substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Guaranty Supplement.

SECTION 4. This Guaranty Supplement hereby incorporates by reference the provisions of the Guaranty, which provisions are deemed to be a part hereof, and this Guaranty Supplement shall be deemed to be a part of the Guaranty.

Exhibit A – Guaranty Supplement

SECTION 5. This Guaranty Supplement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Guaranty Supplement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Guaranty Supplement by facsimile or by other electronic transmission shall be effective as delivery of a manually executed counterpart of this Guaranty Supplement.

[Signature page follows]

Exhibit A – Guaranty Supplement

EXECUTED as of the date above first written.

ADDRESS:	[ADDITIONAL GUARANTOR]

By:
Print Name:
Attention:	Print Title:

ACCEPTED BY:

COMERICA BANK, as Administrative Agent

By:
Print Name:
Print Title:

Exhibit A – Guaranty Supplement

EXHIBIT H

FORM OF COVENANT COMPLIANCE REPORT

Financial Statement Date:

To:	Comerica Bank, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of December     , 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among MRC Energy Company (the “Borrower”), the Lenders from time to time party thereto, and Comerica Bank, as Administrative Agent (the “Administrative Agent”).

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the             of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate (this “Certificate”) to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited Consolidated financial statements of Parent and its Subsidiaries required by Section 7.1(a) of the Agreement for the Fiscal Year ended as of the above date certified by an independent, nationally recognized certified public accounting firm required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited Consolidated financial statements of Parent and its Subsidiaries required by Section 7.1(b) of the Agreement for the Fiscal Quarter ended as of the above date.

Such financial statements fairly present the consolidated financial condition and results of operations of the Parent and its Subsidiaries in accordance with GAAP (except as disclosed on Annex 1 hereto) throughout the periods reflected therein and with prior periods, provided that financial statements delivered pursuant to Section 7.1(b) are not required to include footnotes and will be subject to change for audit and year-end adjustments, including tests for impairment of assets.

[select one:]

[to the best knowledge of the undersigned during such fiscal period, no Default has occurred and is continuing.]

or—

[the following is a list of each such Default and its nature and status:]

2. The representations and warranties of the Borrower contained in Article 6 of the Agreement or in any other Loan Document are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Certificate, the representations and warranties contained in Section 6.17 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1(a) and Section 7.1(b) of the Agreement, including the statements in connection with which this Certificate is delivered.

3. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of            ,     .

MRC ENERGY COMPANY

By:
Name:
Title:

FORM OF COMPLIANCE CERTIFICATE – Page 2

ANNEX 1

The attached financial statements are in accordance with GAAP, except:

FORM OF COMPLIANCE CERTIFICATE – Page 3

[TO BE DETERMINED]

For the Month/Quarter/Year ended                     (“Statement Date”)

SCHEDULE 2

TO THE COMPLIANCE CERTIFICATE

($ IN 000’S)

I. Total Debt to Consolidated EBITDA Ratio (Section 7.9(a))
A. total Debt of Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP:
1. All obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, but excluding interest, fees and charges):	$	_______________
2. All obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments:	$	_______________

3. All obligations of such Person to pay the deferred purchase price of property or services (other than for borrowed money and other than accounts payable (for the deferred purchase price of property or services) from time to time incurred in the ordinary course of business which, if greater than ninety (90) days past the invoice or billing date, are being contested in good faith by appropriate proceedings if reserves adequate under GAAP shall have been established therefor):

	$	_______________

4. All obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise including principal but excluding interest, fees and charges):

	$	_______________

FORM OF COMPLIANCE CERTIFICATE – Page 4

5. All obligations under operating leases which require such Person or its Affiliate to make payments over the term of such lease, including payments at termination, based on the purchase price or appraisal value of the Property subject to such lease plus a marginal interest rate, and used primarily as a financing vehicle for, or to monetize, such Property:

	$	_______________
6. All Debt (as described in the other clauses of this certificate) of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person:	$	_______________

7. All Debt (as described in the other clauses of this certificate) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or obligations of others:

	$	_______________
8. All obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others:	$	_______________
9. Obligations to deliver or sell Hydrocarbons in consideration of advance payments, as disclosed by Section 7.17(c) of the Agreement:	$	_______________
10. Any Disqualified Equity Interests:	$	_______________
11. The undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment:	$	_______________
12. Total of Lines A.2 + A.3 + A.4 + A.5 + A.6 + A.7 + A.8 + A.9 + A.10 + A.11, minus $1,000,000, but not less than zero:	$	_______________
13. Total Debt of Borrower and its Subsidiaries (Lines A.1 + A.12):	$	_______________

FORM OF COMPLIANCE CERTIFICATE – Page 5

000000000000
B. Consolidated EBITDA (for the four Fiscal Quarters then last ended)
1. Consolidated Net Income (the aggregate of the net income (or loss) of Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP1)	$	_______________

2. Interest, taxes, depreciation, depletion, amortization, and accretion of asset retirement obligations (to the extent such expenses or charges have been deducted from Consolidated Net Income for the applicable period):

	$	_______________

3. Any non-cash revenue or expense associated with hedging contracts resulting from ASC 815 and any non-cash income, gain, loss or expense arising from the issuance of stock options or restricted stock, to the extent such items are included in Consolidated Net Income:

	$	_______________
4. Consolidated EBITDA (Line B.1 + Line B.2 and + or – Line B.3 (as appropriate)):	$	_______________
C. Total Debt to Consolidated EBITDA Ratio (Line A.13 / Line B.4)		:
D. Required ratio for compliance:		Less than or equal to 4.00 to 1.00
E. Compliance:		Yes/No

[1]

Provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which Parent or any Subsidiary has an interest which interest does not cause the net income of such other Person to be consolidated with the net income of Parent and its Subsidiaries in accordance with GAAP, except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to Parent or to a Subsidiary, as the case may be; (b) any extraordinary gains or losses, including gains or losses attributable to property sales not in the ordinary course of business; and (c) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or write downs of assets.

FORM OF COMPLIANCE CERTIFICATE – Page 6

II. Current Ratio (Section 7.9(b)).
A. Consolidated Current Assets of Parent and its Subsidiaries determined in accordance with GAAP:

1. The total current assets of Parent and its Subsidiaries, determined in accordance with GAAP (except as provided with respect to ASC 815), at the time of any determination thereof, which shall not include any non-cash items resulting from the application of ASC 815 or the fair value of any Commodity Hedging Agreement or any non-hedge derivative contract (whether deemed effective or non-effective):

	$	_______________
2. The excess, if any, of (a) the lesser of (i) the Maximum Facility Amount or (ii) the Borrowing Base minus (b) the Aggregate Credit Exposure then outstanding:	$	_______________
3. Consolidated Current Assets (Line A.1 + Line A.2):	$	_______________
B. Consolidated Current Liabilities of Parent and its Subsidiaries determined in accordance with GAAP:

1. The total current liabilities of Parent and its Subsidiaries, determined in accordance with GAAP (except as provided herein with respect to ASC 815), at the time of any determination thereof, less current maturities under the Agreement at such time, which shall not include any non-cash items resulting from the requirements of ASC 815 or the fair value of any Commodity Hedging Agreement or any non-hedge derivative contract (whether deemed effective or non-effective), or any liability resulting from the accounting for stock option expense:

	$	_______________
2. Total Consolidated Current Liabilities (Line B.1):	$	_______________
C. Current Ratio (Line A.3 / Line B.2):		_____ : 1.0
D. Required ratio for compliance:		Greater than or equal to 1.0 to 1.0
E. Compliance:		Yes/No

FORM OF COMPLIANCE CERTIFICATE – Page 7

Schedule 1.1

Applicable Margin Grid

Revolving Credit Facility

(basis points per annum)

Basis for Pricing	Level I	Level II	Level III	Level IV	Level V	Level VI
Borrowing Base Utilization*	< 25%	> 25% but < 50%	> 50% but < 75%	> 75% but < 90%	> 90% but < 100%	> 100
Revolving Credit Eurodollar Margin	137.5	162.5	175	200	225	275
Revolving Credit Base Rate Margin	37.5	62.5	75	100	125	175
Facility Fee	37.5	37.5	50	50	50	50
Letter of Credit Fees (exclusive of facing fees)	137.5	162.5	175	200	225	275

*	Definitions as set forth in the Credit Agreement.

**	Level VI pricing shall be in effect until the Borrowing Base Equalization Date, after which time the Applicable Margin Grid shall govern.

Second Amended and Restated Credit Agreement

Schedule 1.2

Percentages and Allocations

Revolving Credit

LENDERS	REVOLVING CREDIT PERCENTAGE	REVOLVING CREDIT ALLOCATIONS
Comerica Bank	$45,000,000.00	36.00000%
Citibank , N.A.	$40,000,000.00	32.00000%
Royal Bank of Canada	$40,000,000.00	32.00000%

TOTALS	$125,000,000.00	100.00000000%

Second Amended and Restated Credit Agreement

Schedule 1.4

Existing Letters of Credit

LOC #	Amount	In Favor Of
4249-30	$50,000.00	Railroad Commission of Texas
4348-30	$50,000.00	New Mexico Energy, Minerals and Natural Resources Dept., Oil Conservation Division
4350-30	$125,000.00	Louisiana Office of Conservation
4353-30	$25,000.00	Bureau of Land Management - New Mexico (Statewide)
4355-30	$25,000.00	New Mexico Commissioner of Public Lands (surface damage megabond)
4699-30	$50,000.00	Mary Dalrymple Bradway
5909-30	$25,000.00	Bureau of Land Management - Wyoming (Statewide)
5229-30	$25,000.00	Bureau of Land Management - Louisiana (Statewide)
5515-30	$887,934.00	Railroad Commission of Texas
	$1,262,934.00

Schedule 1.5

EXISTING MORTGAGES

See attached.

Eagle Ford Mortgages

Jurisdiction	Recording Date	Recording Data
DeWitt County, Texas	May 26, 2011	Document No. 76916, Vol. 353, Page 851
Gonzalez County, Texas	May 26, 2011	Document No. 251233, Vol. 1054, Page 183
Karnes County, Texas	May 26, 2011	Document No. 0009922, BK OR, Vol. 980, Page 107
Wilson County, Texas	May 26, 2011	Document No. 00003656, BK OP Vol. 1608, Page 130

Texas Mortgages

Part I

Jurisdiction	Recording Date	Recording Data
Harrison County, Texas:
2008 Deed of Trust	March 24, 2008	Document No. 8004168, Vol. 3845, Page 1
First Amendment	May 26, 2011	Document No. 2011-000005973
Upshur County, Texas:
2008 Deed of Trust	March 24, 2008	Document No. 200802601, Vol. 794, Page 18
First Amendment	May 26, 2011	Document No. 201103417, Vol. 980, Page 72

Part II

Jurisdiction	Recording Date	Recording Data
Harrison County, Texas:
2011 Deed of Trust	April 8, 2011	Document No. 2011-000004013
First Amendment	May 26, 2011	Document No. 2011-000005973
Orange County, Texas:
2011 Deed of Trust	April 7, 2011	Document No. 367199
First Amendment	May 26, 2011	Document No. 369051
Upshur County, Texas:
2011 Deed of Trust	April 4, 2011	Document No. 201102281, Vol. 973, Page 1
First Amendment	May 26, 2011	Document No. 201103417, Vol. 980, Page 72

Louisiana Mortgages

Part I:

Jurisdiction	Recording Date	Recording Data
Caddo Parish, Louisiana
2008 Mortgage	March 24, 2008	#2146623
First Amendment	May 26, 2011	#2348853
DeSoto Parish, Louisiana
2008 Mortgage	March 24, 2008	File No. 646646, Book 382, Page 451
First Amendment	May 26, 2011	File No. 696944, Book 447, Page 301
Red River Parish, Louisiana
2008 Mortgage	March 24, 2008	Instrument No. 212331
First Amendment	May 27, 2011	Instrument No. 227307, Book 192, Page 957

Part II:

Jurisdiction	Recording Date	Recording Data
Bossier Parish, Louisiana
2011 Mortgage	April 11, 2011	Document No. 1017150, Vol. 2076
First Amendment	May 26, 2011	Document No. 1020075 Mortgages Volume 2077
Caddo Parish, Louisiana
2011 Mortgage	April 12, 2011	Registry No. 2342688
First Amendment	May 26, 2011	#2348853
DeSoto Parish, Louisiana
2011 Mortgage	April 11, 2011	File No. 695116, Book 444, Page 692
First Amendment	May 26, 2011	File No. 696944, Book 447, Page 301
Red River Parish, Louisiana
2011 Mortgage	April 12, 2011	Instrument No. 226793, Vol. 192, Page 275
First Amendment	May 27, 2011	Instrument No. 227307, Book 192, Page 957

New Mexico Mortgages

Jurisdiction	Recording Date	Recording Data
Eddy County, New Mexico
2008 Mortgage	March 21, 2008	Reception No. 0803270, Book 732, Page 217
First Amendment	May 27, 2011	Reception No. 1105529, Book 855, Page 138
Lea County, New Mexico
2008 Mortgage	March 21, 2008	Document No. 53212, Book 1570, Page 672
First Amendment	May 26, 2011	Document No. 31245, Book 1730, Page 247

SCHEDULE 5.1(b)(iii)

QUALIFICATION JURISDICTIONS

Matador Resources Company

Texas

MRC Energy Company

Louisiana

New Mexico (1)

Texas

Matador Production Company

Louisiana

New Mexico

Texas

Wyoming

MRC Permian Company

New Mexico

Texas

MRC Rockies Company

Idaho

Texas

Utah

Wyoming

Longwood Gathering and Disposal Systems GP, Inc.

Louisiana

Texas

Longwood Gathering and Disposal Systems, LP

Louisiana

Texas

(1) Please see New Mexico Public Regulations Commission website indicating good standing for “Matador Resources Company” which is now known as MRC Energy Company. The name change process has not yet been completed by the Public Regulations Commission.

Schedule 6.3

Good Title; Leases; Assets; No Liens

None.

SCHEDULE 6.4

TAXES

As of December 30, 2011, the Company’s 2007, 2008 and 2009 income and franchise tax returns are under examination by the state of Louisiana. As a result of preliminary findings received by the Company from the state of Louisiana, the Company has recorded an income tax refund of $45,636, a franchise tax assessment of $91,995 and an associated interest expense of $12,429 to its financial statements for the three and nine months ended September 30, 2011.

SCHEDULE 6.9

LITIGATION

Weatherford Artificial Lift Systems, Inc. v. Matador Production Company, Cause No. 07-0808, 71st Judicial District, Harrison County, Texas

James Tigner Walker, et al. v. J-W Operating Company, et al., Cause No. 555-247, Division 8, 19th Judicial District, East Baton Rouge Parish, Louisiana

William Anthony Donnell v. Matador Resources Company, 1st District Court for Parish of Caddo, Docket No. 544214-Division A

Cynthia Fry Peironnet, et al. v. Matador Resources Company, et al., 1st Judicial District Court, Caddo Parish, Louisiana, Docket No. 521390-Division B

Callon Petroleum Operating Company v. State of Louisiana, et al: 26th Judicial District Court, Bossier Parish, Louisiana, Docket No. C-136424

SCHEDULE 6.12

ERISA

MRC Energy Company 401k Plan

SCHEDULE 6.14

ENVIRONMENTAL & SAFETY MATTERS

None.

SCHEDULE 6.15

SUBSIDIARIES

1.	Matador Production Company

2.	MRC Permian Company

3.	Longwood Gathering and Disposal Systems GP, Inc.

4.	Longwood Gathering and Disposal Systems, LP

5.	MRC Rockies Company

SCHEDULE 6.16

CAPITAL STRUCTURE

Credit Party	Shares Authorized, Issued and Oustanding	Par Value	Holder
MRC Energy Company	1,000 Class A Common	$0.01	Matador Resources Company

Matador Production Company	1,000 Class A Common	$0.01	MRC Energy Company

MRC Permian Company	1,000 Class A Common	$0.01	MRC Energy Company

MRC Rockies Company	1,000 Class A Common	$0.01	MRC Energy Company

Longwood Gathering and Disposal Systems GP, Inc.	1,000 Class A Common	$0.01	MRC Energy Company

Longwood Gathering and Disposal Systems, LP	100% Interest	99.99% (LP) - MRC Energy Company 0.01% (GP) - Longwood Gathering and Disposal Systems GP, Inc.

SCHEDULE 6.21

GAS BALANCING AGREEMENTS AND ADVANCE PAYMENT CONTRACTS

As of September 30, 2011 production (latest CHK info available)

MRC’s share of CHK overproduced volumes (MCF)
Zimmerman 30-15-11 H-1	2,356
Blount 2-14-12 H-1	27,809
Legrande 35-15-12 H-1	10,396

Total	40,562

SCHEDULE 6.22

COMMODITY HEDGING AGREEMENTS

The following is a summary of the Company’s open natural gas costless collar contracts as of November 30, 2011, the last date for which mark-to-market information is currently available. Comerica Bank is the counterparty on all of the Company’s natural gas hedging transactions.

Commodity	Calculation Period	Notional Quantity	Price Floor	Price Ceiling	Fair Value of Asset
		(MMBtu/month)	($/MMBtu)	($/MMBtu)	(thousands)
Natural Gas	01/01/2010 — 12/31/2011	50,000	5.25	8.10	$94
Natural Gas	01/01/2010 — 12/31/2011	50,000	5.50	7.65	107
Natural Gas	01/01/2010 — 12/31/2011	50,000	5.00	8.65	82
Natural Gas	01/01/2010 — 12/31/2011	50,000	5.50	7.70	107
Natural Gas	01/01/2011 — 12/31/2011	90,000	5.50	7.85	192
Natural Gas	07/01/2011 — 12/31/2012	300,000	4.50	5.60	3,392
Natural Gas	07/01/2011 — 07/31/2013	150,000	4.50	5.75	2,210
Natural Gas	01/01/2012 — 12/31/2012	150,000	4.25	6.17	1,200

Total					$7,384

In November and December 2011, the Company entered into various costless collar transactions to mitigate its exposure to oil price volatility. The following is a summary of our open oil costless collar contracts at November 30, 2011, the last date for which mark-to-market information is currently available. Note, the oil costless collar transaction appearing after Total in the table below was entered into on December 27, 2011 and no mark-to-market information is currently available. Comerica Bank is the counterparty on all of the Company’s oil hedging transactions.

Commodity	Calculation Period	Notional Quantity	Price Floor	Price Ceiling	Fair Value of Asset
		(Bbl/month)	($/Bbl)	($/Bbl)	(thousands)
Oil	12/01/2011 — 12/31/2012	20,000	90.00	104.20	$(346)
Oil	01/01/2013 — 12/31/2013	20,000	85.00	102.25	(220)

Total					$(566)
Oil	01/01/2012 — 12/31/2012	10,000	90.00	108.00	N/A

SCHEDULE 6.23

COMPLIANCE INFORMATION

Correct Legal Name	Address	Type of Organization	Jurisdiction of Organization	Tax identification number and other identification numbers

Matador Resources Company	5400 LBJ Freeway, Suite 1500 Dallas, Texas 75240	Corporation	Texas	27-4662601; TX File # 0801346526

MRC Energy Company	5400 LBJ Freeway, Suite 1500 Dallas, Texas 75240	Corporation	Texas	36-4535752; TX File # 0800220939

Matador Production Company	5400 LBJ Freeway, Suite 1500 Dallas, Texas 75240	Corporation	Texas	75-3131373: TX File # 0800246895

MRC Permian Company	5400 LBJ Freeway, Suite 1500 Dallas, Texas 75240	Corporation	Texas	20-4090232; TX File # 0800596124

Longwood Gathering and Disposal Systems GP, Inc.	5400 LBJ Freeway, Suite 1500 Dallas, Texas 75240	Corporation	Texas	20-5668672; TX File # 0800611913

Longwood Gathering and Disposal Systems, LP	5400 LBJ Freeway, Suite 1500 Dallas, Texas 75240	Limited Partnership	Texas	20-5668690; TX File # 0800711888

Matador Rockies Company	5400 LBJ Freeway, Suite 1500 Dallas, Texas 75240	Corporation	Texas	26-4001290; TX File # 0801070946

SCHEDULE 7.17(d)

ORCA PROPERTIES

See attached.

Eagle Ford Mortgages

Jurisdiction	Recording Date	Recording Data
DeWitt County, Texas	May 26, 2011	Document No. 76916, Vol. 353, Page 851
Gonzalez County, Texas	May 26, 2011	Document No. 251233, Vol. 1054, Page 183
Karnes County, Texas	May 26, 2011	Document No. 0009922, BK OR, Vol. 980, Page 107
Wilson County, Texas	May 26, 2011	Document No. 00003656, BK OP Vol. 1608, Page 130

SCHEDULE 8.1

EXISTING DEBT

Guaranties by Borrower for loans made to certain employees in connection with the exercise of stock options in the amount of $1,326,000.

SCHEDULE 8.2

EXISTING LIENS

Lien in favor of Weatherford Artificial Lift Systems, Inc. on the oil and gas leasehold estate and working interest attributable to: Cindy Gas Unit #3, Woodlawn (Cotton Valley) Field, API NO. 42-203-33549, situated in the H. Martin Survey, Abstract NO. 431, Harrison County, Texas, in the amount of $314,034.83

SCHEDULE 8.6

EXISTING INVESTMENTS

Financial Institution	Company	Description	Approx. Current Balance
Comerica Securities	MRC Energy Company	CD Placement account – laddered CD portfolio	$1,335,000

SCHEDULE 8.7

TRANSACTIONS WITH AFFILIATES

None.

SCHEDULE 13.6

NOTICES

If to Borrower:

MRC Energy Company

Attention: David E. Lancaster

5400 LBJ Freeway

Suite 1500

Dallas, Texas 75240

Fax: (972) 371-5201

If to Agent:

Comerica Bank, as Agent

411 West Lafayette St., MC 3289

Detroit, Michigan 48226

Telephone: (313) 222-4280

Fax: (313) 222-9434

Attn: Corporate Finance

For advance requests and/or paydowns: corpfinadmin@comerica.com

For reporting requirements: reportingcorpfin@comerica.com